As filed with the Securities and Exchange Commission on August 28, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANNER CORPORATION

(Exact name of registrant as specified in its charter)

Washington	6022	91-1691604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 South First Avenue

Walla Walla, Washington 99362

(509) 527-3636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig Miller

Executive Vice President & General Counsel

Banner Corporation

10 South First Avenue

Walla Walla, Washington 99632

(509) 527-3636

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. York, Esq. Davis Wright Tremaine, LLP 929 108th Avenue, Suite 1500 Bellevue, Washington 98004 (425) 646-6100	Charles O. Hall Chief Executive Officer AltaPacific Bancorp 4845 Old Redwood Highway Santa Rosa , California 95403 (707) 236-1500	Keith Holmes, Esq. King, Holmes, Paterno & Soriano, LLP Avenue of the Stars, 25th Floor Los Angeles, California 90067 (310) 282-8989

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	1,684,690 shares(1)	N/A	$59,200,187.89(2)	$7,175.06(3)

(1)

Represents the maximum number of shares of Banner common stock, par value $0.01 per share, of the registrant (“Banner common stock”) to be issued upon completion of the merger described in the proxy statement/prospectus contained herein (the “merger”), calculated as the product of (i) the sum of (A) 5,765,373 shares of common stock, without par value per share, of AltaPacific Bancorp, a California corporation (“AltaPacific common stock”), outstanding as of August 27, 2019, and (B) 446,608.94 shares of AltaPacific common stock that may be issuable in respect of AltaPacific stock options outstanding as of August 27, 2019, multiplied by (ii) 0.2712, the exchange ratio under the merger agreement.

(2)

Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is equal to the product of (x) $9.53, the book value per share of AltaPacific common stock as of August 27, 2019, and (y) 6,211,981.94 the estimated maximum number of shares of AltaPacific common stock that may be exchanged for the merger consideration.

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $7,175.06, which is equal to 0.0001212 multiplied by the proposed maximum aggregate offering price of $59,200,187.89.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Banner Corporation may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Banner Corporation is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED AUGUST 28, 2019

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of AltaPacific Bancorp:

On July 24, 2019, AltaPacific Bancorp, or “AltaPacific,” and Banner Corporation, or “Banner,” entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” under which AltaPacific will merge with and into Banner, which we refer to as the “merger.” Immediately following the completion of the merger, AltaPacific Bank, the wholly owned subsidiary of AltaPacific, will merge with and into Banner Bank, a wholly owned bank subsidiary of Banner, with Banner Bank continuing as the surviving bank (which we refer to as the “bank merger”).

In the merger, each share of AltaPacific common stock will be converted into the right to receive 0.2712 shares (which we refer to as the “exchange ratio”) of Banner common stock, subject to adjustment as provided in the merger agreement (which we refer to as the “merger consideration”). The value of the merger consideration will fluctuate based on the market price of Banner common stock. Consequently, the value of the merger consideration you will receive in exchange for your shares of AltaPacific will not be known at the time you vote on the merger agreement.

Based on the closing price of $54.19 per share of Banner common stock on July 23, 2019, the last trading day before the announcement of the merger agreement, the merger consideration represented approximately $14.70 for each share of AltaPacific common stock and aggregate consideration of approximately $84.7 million, subject to adjustment as provided in the merger agreement, not including payments of approximately $2.6 million to holders of options to purchase AltaPacific common stock based on such closing price. Based on Banner’s closing price of $[*] per share on [*], 2019 the last practicable trading day before the date of the enclosed proxy statement/prospectus, and the number of shares of AltaPacific common stock outstanding as of such date, the merger consideration represented approximately $[*] for each share of AltaPacific common stock and aggregate consideration of approximately $[*] million, subject to adjustment as provided in the merger agreement, not including payments of approximately $[*] million to holders of options to purchase AltaPacific common stock based on such closing price. We encourage you to obtain current market quotations for the common stock of Banner before you vote. Banner common stock is currently quoted on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) under the symbol “BANR.”

The number of shares of Banner common stock to be delivered to holders of shares of AltaPacific common stock upon completion of the merger is approximately 1,563,569 shares, based on the number of shares of AltaPacific common stock outstanding as of [*], 2019.

AltaPacific has the right to terminate the merger agreement prior to the scheduled closing date of the merger if the average closing price of Banner’s common stock is less than $40.64 for the twenty consecutive trading days before the fifth business day prior to the closing of the merger and if the percentage decrease in Banner’s share price is more than 25% greater than the corresponding percentage decrease in the NASDAQ Bank Index during the same period. However, if AltaPacific elects to exercise its termination right, Banner has the right to prevent AltaPacific’s termination under those circumstances by agreeing to increase the exchange ratio pursuant to the formula specified in the merger agreement.

Banner has the right to terminate the merger agreement prior to the scheduled closing date of the merger if the average closing price of Banner’s common stock is greater than $67.74 for the twenty consecutive trading days before the fifth business day prior to the closing of the merger and if the percentage increase in Banner’s share price is more than 25% greater than the corresponding percentage increase in the NASDAQ Bank Index during the same period. However, if Banner elects to exercise its termination right, AltaPacific has the right to prevent Banner’s termination under those circumstances by agreeing to reduce the exchange ratio pursuant to the formula specified in the merger agreement.

The merger cannot be completed unless AltaPacific shareholders holding at least a majority of the outstanding shares of AltaPacific common stock as of the close of business on [*], 2019, the record date for the special meeting, vote in favor of the approval of the merger agreement at the special meeting.

The special meeting of AltaPacific shareholders will be held on [*], 2019, at [*] [*].m., Pacific Time, at AltaPacific’s offices located at 4845 Old Redwood Highway, Santa Rosa, California 95403.

Your vote is very important, regardless of the number of shares of AltaPacific common stock you own. To ensure your representation at the special meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

AltaPacific’s board of directors unanimously recommends that AltaPacific shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the other matters to be considered at the special meeting.

This proxy statement/prospectus describes the special meeting of AltaPacific shareholders, the merger, the documents relating to the merger and other related matters. Please read carefully the entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page [*], for a discussion of the risks relating to the proposed merger, and the Annexes and documents incorporated by reference into the proxy statement/prospectus.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Allen R. Christensen, Executive Vice President and Chief Financial Officer, at 4845 Old Redwood Highway, Santa Rosa, California 95403, or by telephone at (707) 236-1500. We look forward to seeing you at the meeting.

Sincerely,

Charles O. Hall
Chief Executive Officer

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS, THE CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT, OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The accompanying proxy statement/prospectus is dated [*], 2019 and is first being mailed to AltaPacific shareholders on or about [*], 2019.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held [*], 2019

TO THE SHAREHOLDERS OF ALTAPACIFIC BANCORP:

AltaPacific Bancorp will hold a special meeting of shareholders at [*] [*].m. Pacific Time on [*], 2019, at AltaPacific’s offices located at 4845 Old Redwood Highway, Santa Rosa, California 95403. At the special meeting, you will be asked to consider and vote on the following matters:

1. a proposal to approve the Agreement and Plan of Merger, dated as of July 24, 2019, by and between Banner and AltaPacific, pursuant to which AltaPacific will be merged with and into Banner, as more fully described in the attached proxy statement/prospectus, and

2. a proposal to grant discretionary authority to adjourn the special meeting on one or more occasions, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or any adjournment of that meeting, to approve the principal terms of the merger agreement and the merger.

We have fixed the close of business on [*], 2019 as the record date for the special meeting. Only AltaPacific shareholders of record on that date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the merger agreement and merger to be approved, the holders of a majority of the shares of AltaPacific Bancorp common stock outstanding and entitled to vote must vote in favor of approval of the merger agreement and the merger.

Your vote is very important. We cannot complete the merger unless AltaPacific Bancorp’s common shareholders approve the merger agreement. Failure to vote will have the same effect as voting against the merger.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, please follow the voting instructions furnished by the record holder.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger agreement and the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, please contact Allen R. Christensen, Executive Vice President and Chief Financial Officer of AltaPacific Bancorp, at (707) 236-1500.

AltaPacific Bancorp’s Board of Directors has unanimously approved the merger agreement and merger and recommends that AltaPacific Bancorp shareholders vote “FOR” the approval of the merger agreement and merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approval.

DATED: [*], 2019	By Order of the Board of Directors

Sheila T. Moran
Secretary

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Shareholders to be held on [*], 2019

This proxy statement/prospectus is available electronically at [*]

REFERENCES TO ADDITIONAL INFORMATION

Banner Bancorp

This proxy statement/prospectus incorporates important business and financial information about Banner from other documents that Banner has filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of Banner documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page [*] of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Banner, without charge, by telephone or written request directed to:

Banner Corporation

Attn: Investor Relations

10 South First Avenue

Walla Walla, Washington 99362

(509) 527-3636

In order for you to receive timely delivery of the documents in advance of the special meeting of AltaPacific shareholders to be held on [*], 2019, you must request the information no later than five business days prior to the date of the special meeting, or by [*], 2019.

Alta Pacific Bancorp

AltaPacific Bancorp does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), nor is it subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file document and reports with the SEC.

AltaPacific Bank files call reports with the FDIC, all of which are available electronically at the FDIC’s web site at http://www.fdic.gov.

If you have questions about the merger or the special meeting, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Allen Christensen, Executive Vice President and Chief Financial Officer of AltaPacific Bancorp, at 4845 Old Redwood Highway, Santa Rosa, California 95403, or by telephone at (707) 236-1500.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Banner, constitutes a prospectus of Banner under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $0.01 per share, of Banner, which we refer to as “Banner common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of July 24, 2019, by and between Banner and AltaPacific, as it may be amended from time to time, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of AltaPacific and a notice of meeting with respect to the special meeting, at which AltaPacific shareholders will be asked to consider and vote upon the approval of the merger agreement.

Banner has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Banner, and AltaPacific has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to AltaPacific.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Banner and AltaPacific have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [*], 2019, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to AltaPacific shareholders nor the issuance by Banner of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ALTAPACIFIC	103

EXPERTS	105

LEGAL MATTERS	106

SHAREHOLDER PROPOSALS	107

WHERE YOU CAN FIND MORE INFORMATION	108

Annex A	Agreement and Plan of Merger, dated as of July 24, 2019, by and between Banner Corporation and AltaPacific Bancorp

Annex B	Form of Voting and Support Agreement

Annex C	Opinion of Vining Sparks IBG, L.P.

Annex D	Dissenters’ Rights Under Chapter 13 of the California Corporations Code

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q: Why am I receiving this proxy statement/prospectus and proxy card?

A: AltaPacific has agreed to be acquired by Banner under the terms of the merger agreement that are described in this proxy statement/prospectus. Immediately following the merger, AltaPacific Bank, AltaPacific’s banking subsidiary, will merge with and into Banner’s banking subsidiary, Banner Bank, with Banner Bank being the surviving entity, which transaction is referred to as the “bank merger.” In order for us to complete the transactions contemplated by the merger agreement, we need, among other things, certain approvals and/or waivers from the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Washington State Department of Financial Institutions, Division of Banks (which we refer to as the “DFI”), as described in the section entitled “The Merger—Regulatory Approvals” beginning on page [*] of this proxy statement/prospectus, and the approval of the merger agreement by AltaPacific shareholders.

This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. AltaPacific shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the special meeting in person.

Q: What am I being asked to vote on at the special meeting?

A: AltaPacific is holding the special meeting to ask its shareholders to consider and vote upon a proposal to approve the merger agreement. AltaPacific shareholders are also being asked to consider and vote upon a proposal to approve adjournment of the special meeting on one or more occasions, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q: Does my vote matter?

A: Yes. The merger cannot be completed unless the merger agreement is approved by the AltaPacific shareholders. The AltaPacific board of directors, which we refer to as the “AltaPacific board,” unanimously recommends that shareholders vote “FOR” the proposal to approve the merger agreement.

Q: What is the vote required to approve each proposal at the special meeting?

A: The approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of AltaPacific common stock entitled to vote at the special meeting. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the approval of the merger agreement.

The approval of adjournment of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the majority of the shares represented at the meeting and entitled to vote. If your shares of AltaPacific common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, your vote will be considered “AGAINST” the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If you fail to submit a proxy or vote in person at the special meeting or if your shares of AltaPacific common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of AltaPacific common stock, your shares of AltaPacific common stock will not be voted, and this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

See the section entitled “Information About the Special Meeting—Record Date and Quorum” beginning on page [*] of this proxy statement/prospectus.

Q: How does the AltaPacific board recommend that I vote at the special meeting?

A: The AltaPacific board unanimously recommends that AltaPacific shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled “The Merger—AltaPacific’s Reasons for the Merger; Recommendation of the AltaPacific Board of Directors” beginning on page [*] of this proxy statement/prospectus.

Q: Am I entitled to dissenters’ or appraisal rights?

A: Under California law, holders of record of AltaPacific common stock at the record date who do not vote in favor of the approval of the merger agreement have the right to dissent from the merger and obtain payment for the fair value of their shares if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by Chapter 13 of the California Corporations Code, which we refer to as the “California Code.” A copy of the applicable statutes regarding dissenters’ rights is attached as Annex D to this proxy statement/prospectus. For an explanation of your dissenters’ rights and how to exercise them, please see the discussion under the heading “The Merger—Dissenters’ Rights.”

Q: What will I receive if the merger is completed?

A: If the merger is completed, each share of AltaPacific common stock outstanding immediately prior to the effective time of the merger, except for certain shares held by Banner or AltaPacific (in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) or by an AltaPacific shareholder who properly exercises dissenters’ right when and in the manner required under Chapter 13 of the California Code, will be converted into the right to receive 0.2712 shares of Banner common stock, subject to adjustment as provided in the merger agreement, which we refer to as the “merger consideration.”

The merger consideration may be adjusted, via an adjustment to the exchange ratio, as follows:

•

if prior to the effective time of the merger, Banner changes the number of shares of Banner common stock outstanding by way of a stock split, stock dividend, or similar transaction, the exchange ratio will be adjusted accordingly so that each AltaPacific shareholder receives at the effective time, in the aggregate, the number of shares of Banner common stock representing the same percentage of the outstanding shares of Banner common stock that they would have received if such change had not occurred;

•

if AltaPacific elects to terminate the merger agreement because the average closing price of Banner’s common stock is less than $40.64 for the twenty consecutive trading days before the fifth business day prior to the closing of the merger and if the percentage decrease in Banner’s share price is more than 25% greater than the corresponding percentage decrease in the NASDAQ Bank Index, Banner may elect to negate AltaPacific’s termination by exercising Banner’s option to increase the exchange ratio pursuant to the formula specified in the merger agreement; or

•

if Banner elects to terminate the merger agreement because the average closing price of Banner’s common stock is more than $67.74 for the twenty consecutive trading days before the fifth business day prior to the closing of the merger and if the percentage increase in Banner’s share price is more than 25% greater than the corresponding percentage increase in the NASDAQ Bank Index, AltaPacific may elect to negate Banner’s termination by exercising AltaPacific’s option to decrease the exchange ratio pursuant to the formula specified in the merger agreement.

Throughout this proxy statement/prospectus, unless specifically stated otherwise, references to the “merger consideration” and the “exchange ratio,” and all calculations related thereto, assume an exchange ratio of 0.2712, without any adjustment.

Banner will not issue any fractional shares of Banner common stock in the merger. In lieu of the issuance of any such fractional share, Banner will pay to each AltaPacific shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average closing price of Banner common stock on the NASDAQ for the consecutive period of the five (5) full trading days immediately preceding (but not including) the date that is the second (2nd) business day prior to the closing date, which we refer to as the “Banner average closing price,” by (ii) the fraction of a share (after taking into account all shares of AltaPacific common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of Banner common stock to which such holder would otherwise be entitled to receive pursuant to the merger agreement.

See the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Termination of the Merger Agreement” beginning on pages [*] and [*], respectively, of this proxy statement/prospectus.

Q: What is the exchange ratio?

A: The exchange ratio is used to determine the number of shares of Banner common stock that AltaPacific shareholders will be entitled to receive for each share of AltaPacific common stock they hold. The exchange ratio is 0.2712, as set forth in the merger agreement, subject to adjustment as provided in the merger agreement as described above.

Q: What is the value of the per share merger consideration?

A: The value of the merger consideration will fluctuate as the market price of Banner common stock fluctuates before the completion of the merger. This price will not be known at the time of the special meeting and may be more or less than the current price of Banner common stock or the price of Banner common stock at the time of the special meeting. Based on the closing price of $54.19 per share of Banner common stock on July 23, 2019, the last trading day before the announcement of the merger agreement, the value of the merger consideration was approximately $14.70 per share of AltaPacific common stock. Based on Banner’s closing price of $[*] per share on [*], 2019, the last practicable trading day before the date of the enclosed proxy statement/prospectus, the value of the merger consideration was approximately $[*]. We urge you to obtain current market quotations for shares of Banner common stock. See the section entitled “The Merger Agreement—Merger Consideration” beginning on page [*].

Q: What will happen to AltaPacific as a result of the merger?

A: If the merger is completed, AltaPacific will be merged with and into Banner, with Banner surviving the merger as the surviving corporation.

Q: What equity stake will AltaPacific shareholders hold in Banner immediately following the merger?

A: Based on the number of issued and outstanding shares of Banner common stock and AltaPacific common stock as of [*], 2019, we expect that AltaPacific shareholders as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 4.3% of the issued and outstanding shares of Banner common stock immediately following the closing of the merger (without giving effect to any shares of Banner common stock held by AltaPacific shareholders prior to the merger or any potential adjustment to the exchange ratio).

Q: When do you expect the merger to be completed?

A: Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [*] of this proxy statement/prospectus, including the approval of the merger agreement by AltaPacific shareholders at the special meeting, Banner and AltaPacific expect that the merger will be completed in the fourth quarter of 2019. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all.

Q: What are the material U.S. federal income tax consequences of the merger to AltaPacific shareholders?

A: The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and it is a condition to the respective obligations of AltaPacific and Banner to complete the merger that each of AltaPacific and Banner receives an opinion of counsel to that effect. Accordingly, holders of AltaPacific common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of AltaPacific common stock for shares of Banner common stock in the merger, except with respect to any cash received in lieu of fractional shares of Banner common stock.

For further information, please refer to “Material U.S. Federal Income Tax Consequences” beginning on page [*]. The U.S. federal income tax consequences described above may not apply to all holders of AltaPacific common stock. The particular tax consequences to a holder of AltaPacific common stock will depend on his or her individual situation. Accordingly, holders of AltaPacific common stock should consult their tax advisors for a full understanding of the particular U.S. federal, state, local, foreign or other tax consequences of the merger to them.

Q: Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A: Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [*] of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Banner contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [*] of this proxy statement/prospectus.

Q: Who can vote at the special meeting?

A: All holders of record of AltaPacific common stock as of the close of business on [*], 2019, the record date for the special meeting, which we refer to as the “record date,” are entitled to receive notice of, and to vote at, the special meeting, or any postponement or adjournment of the special meeting scheduled in accordance with California law.

Q: When and where is the special meeting?

A: The special meeting will be held on [*], 2019, at [*] [*].m., Pacific Time, at AltaPacific’s offices located at 4845 Old Redwood Highway, Santa Rosa, California 95403. For additional information about the special meeting, see the section entitled “Information About the Special Meeting” beginning on page [*] of this proxy statement/prospectus.

Q: How will I receive the merger consideration to which I am entitled?

A: After the effective time of the merger, each record holder, as of immediately prior to the effective time of the merger, of shares of AltaPacific common stock that are converted into the right to receive the merger consideration will receive a letter of transmittal and instructions from the exchange agent describing the procedures for surrendering their certificate or certificates representing shares of AltaPacific common stock (which we refer to as a “AltaPacific certificate,” which is deemed to include reference to book-entry accounts relating to the ownership of shares of AltaPacific common stock).

When you properly surrender your AltaPacific certificates, and return the letter of transmittal duly executed and completed in accordance with its instructions, the exchange agent will promptly cancel the surrendered stock certificates and deliver to you a notice specifying, among other things, the number of shares of Banner common stock, which will be solely in uncertificated book-entry form credited to the account of the holder of record, and cash for fractional shares, if any, to which you are entitled under the merger agreement.

More information on the documentation AltaPacific shareholders are required to deliver to the exchange agent may be found under the captions “The Merger Agreement—Exchange and Payment Procedures” beginning on page [*] of this proxy statement/prospectus.

Q: Will my shares of Banner common stock acquired in the merger be entitled to receive dividends?

A: After the closing of the merger, as a holder of Banner common stock, you will receive the same dividends on shares of Banner common stock that all other holders of shares of Banner common stock will receive with any dividend record date that occurs after the merger is completed.

AltaPacific shareholders will not receive any dividends or other distributions which are declared payable to shareholders of record of Banner common stock after the effective time of the merger until such shareholder properly surrenders such shareholder’s share certificates or book entry shares. Upon proper surrender, such shareholder will be paid, without interest, any dividends or other distributions with respect to the shares of Banner common stock as to which the record date and payment date occurred on or after the effective time of the merger and on or before the date on which the shareholder surrendered such shareholder’s AltaPacific share certificates or book entry shares.

Any future payment of dividends by Banner requires approval by the Banner board of directors and the Banner board of directors may change its dividend policy at any time. See “Comparative Per Share Market Price and Dividend Information” beginning on page [*] for a comparison of the historical dividend practices of the two companies.

Q: Do any of AltaPacific’s directors or executive officers have interests in the merger that may differ from those of AltaPacific shareholders?

A: AltaPacific’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of AltaPacific shareholders generally. The AltaPacific board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that AltaPacific shareholders approve the merger agreement. For a description of these interests, refer to the section entitled “The Merger—Interests of Directors and Executive Officers of AltaPacific in the Merger” beginning on page [*] of this proxy statement/prospectus.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: If your shares of AltaPacific common stock are registered directly in your name with the transfer agent of AltaPacific, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, or to grant a proxy for your vote directly to AltaPacific or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q: If my shares of AltaPacific common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A: Your bank, brokerage firm or other nominee will only be permitted to vote your shares of AltaPacific common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of AltaPacific common stock. Banks, brokerage firms and other nominees who hold shares of AltaPacific common stock in “street name” for their customers typically have authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the approval of the merger agreement and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. As a result, absent specific voting instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “against” the approval of the merger agreement and will have no effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q: How many votes do I have?

A: Each AltaPacific shareholder is entitled to one vote for each share of AltaPacific common stock held of record as of the record date. As of the close of business on the record date, there were [*] outstanding shares of AltaPacific common stock entitled to vote at the special meeting.

Q: What constitutes a quorum for the special meeting?

A: The presence, in person or represented by proxy, of shareholders who hold a majority of the shares entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of establishing a quorum.

If a quorum is not present, a majority of the shares represented at the special meeting may adjourn the special meeting.

Q: What do I need to do now?

A: Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the special meeting.

Q: How do I vote?

A: Shareholder of Record. If you are a shareholder of record, you may have your shares of AltaPacific common stock voted on the matters to be presented at the special meeting in the following ways:

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by calling the toll-free number shown on the proxy card;

•	by visiting the website shown on the proxy card to vote via the Internet; or

•	in person—you may attend the special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q: Can I attend the special meeting and vote in person?

A: Yes. All AltaPacific shareholders are invited to attend the special meeting. Shareholders of record of AltaPacific common stock as of the record date for the special meeting can vote in person at the special meeting.

If you plan to attend the special meeting, you must hold your shares in your own name and bring evidence of your stock ownership, such as your most recent account statement, or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of government-issued personal photo identification with you in order to be admitted to the meeting.

If your shares of AltaPacific are held in “street name,” then you are not the shareholder of record. In order for you to vote the shares that you beneficially own and that are held in “street name” in person at the special meeting, you must bring a legal proxy, executed in your favor, from the bank, brokerage firm or other nominee that was the record holder of your shares held in “street name” as of the record date (i) confirming that you were the beneficial owner of those shares as of the record date, (ii) stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that bank, brokerage firm or other nominee, and (iii) appointing you as the record holder’s proxy to vote the shares covered by that proxy at the special meeting.

Whether or not you intend to be present at the special meeting, you are urged to sign, date, and return your proxy card promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by requesting a revocation of your submitted proxy and voting by ballot at the special meeting.

Q: How can I change or revoke my vote?

A: You have the right to revoke a proxy or change your vote at any time before your proxy card is voted at the special meeting, and your last vote is the vote that will be counted. If you are an AltaPacific shareholder of record, you can write to Allen Christensen, Executive Vice President and Chief Financial Officer of AltaPacific Bancorp, at 4845 Old Redwood Highway, Santa Rosa, California 95403, stating that you wish to revoke your proxy and requesting another proxy card. You may change your vote by (i) signing and delivering to the Corporate Secretary of AltaPacific or to AltaPacific’s transfer agent a new proxy card relating to your shares and bearing a later date, (ii) recording a different vote by Internet or telephone if you have previously voted your shares by Internet or telephone, or (iii) attending the special meeting and voting your shares in person. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the special meeting will not of itself constitute a revocation of your proxy.

Q: If a shareholder gives a proxy, how are the shares of AltaPacific common stock voted?

A: Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of AltaPacific common stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of AltaPacific common stock should be voted “for” or “against,” or whether your shares should “abstain” from voting on, all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q: What should I do if I receive more than one set of voting materials?

A: If you hold shares of AltaPacific common stock in “street name” and also directly as a record holder or otherwise or if you hold shares of AltaPacific common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of AltaPacific common stock are voted. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q: What happens if I sell my shares of AltaPacific common stock before the special meeting?

A: The record date is earlier than both the date of the special meeting and the effective time of the merger. If you transfer your shares of AltaPacific common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time of the merger.

Q: Who will solicit and pay the cost of soliciting proxies?

A: AltaPacific’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. AltaPacific will also request that brokerage houses and other custodians, nominees and fiduciaries forward these proxy materials to beneficial owners of AltaPacific common stock. AltaPacific will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

Q: Should I send in my stock certificates now?

A: No, please do NOT return your stock certificate(s) with your proxy now. After the effective time of the merger, each record holder, as of immediately prior to the effective time of the merger, of shares of AltaPacific common stock that are converted into the right to receive the merger consideration will receive a letter of transmittal and instructions from the exchange agent describing the procedures for surrendering their certificate or certificates representing shares of AltaPacific common stock.

Q: Are there any voting agreements in place with AltaPacific shareholders?

A: Each of the directors and certain of the executive officers of AltaPacific has entered into a voting and support agreement with Banner, in which each such person agreed, among other things, to vote the shares of AltaPacific common stock he or she beneficially owns in favor of the merger proposal and the proposal to adjourn or postpone the special meeting of the AltaPacific shareholders to a later date if there are not sufficient votes to approve the merger agreement, as well as certain other customary restrictions with respect to the voting and transfer of such person’s shares of AltaPacific common stock.

Q: What happens if the merger is not completed?

A: If the merger is not completed, AltaPacific shareholders will not receive any consideration for their shares of AltaPacific common stock in connection with the merger. Instead, AltaPacific will remain an independent company. Under specified circumstances, AltaPacific may be required to pay Banner a fee with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement—Termination Fee” beginning on page [*] of this proxy statement/prospectus.

Q: Who can help answer any other questions I have?

A: If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of AltaPacific common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Allen Christensen, Executive Vice President and Chief Financial Officer of AltaPacific at 4845 Old Redwood Highway, Santa Rosa, California 95403, or by telephone (707) 236-1500.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as an AltaPacific shareholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page [*] of this proxy statement/prospectus.

Parties to the Merger (page [*])

Alta Pacific Bancorp

4845 Old Redwood Highway

Santa Rosa, California 95403

(707) 236-1500

AltaPacific is a California-based bank holding company which was incorporated in 2010 for the purpose of acquiring all of the issued and outstanding shares of AltaPacific Bank. AltaPacific Bank is a California state chartered bank that commenced banking operations in Santa Rosa, California in 2006. AltaPacific Bank’s deposits are insured by the FDIC up to the applicable limits of the law. AltaPacific Bank currently operates out of its main office in the city of Santa Rosa in Northern California and from its five additional full service branches located in Southern California in the cities of Glendora, Ontario, Riverside, San Bernardino and Temecula. At June 30, 2019, AltaPacific, on a consolidated basis, had $435.9 million of total assets, $334.4 million of net loans and $307.0 million of total deposits. AltaPacific’s common stock is traded on the OTC Market Group’s Pink under the ticker symbol “ABNK.”

AltaPacific is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, it is subject to regulation and examination by the Federal Reserve and the Federal Reserve Bank of San Francisco under delegated authority from the Federal Reserve. As a California state-chartered bank and a member of the Federal Reserve System, AltaPacific Bank is subject to regulation and examination by the Federal Reserve and the California Department of Business Oversight (which we refer to as the “DBO”).

AltaPacific Bank concentrates its business development efforts on small and medium-sized businesses, service professionals, and individuals in Sonoma, Marin and San Francisco Counties in Northern, California and in Los Angeles, Riverside and San Bernardino Counties in Southern California. It attempts to differentiate itself by having an attentive and focused approach to its customers. AltaPacific Bank uses, to the fullest extent possible, the flexibility that results from being an independently owned and operated bank. Its approach to customer service includes an emphasis on meeting customers’ specialized banking needs through personal contact by its directors, officers and employees. AltaPacific Bank is dedicated to relationship banking, which includes ongoing customer contact by knowledgeable management and staff, as well as customer access to its decision makers.

Banner Corporation

10 South First Avenue

Walla Walla, Washington 99362

(509) 527-3636

Banner is a bank holding company incorporated in the State of Washington. It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of August 27, 2019, its 170 branch offices located in Washington, Oregon, California and Idaho. Islanders Bank is also a Washington-chartered commercial bank that conducts business from three locations in San Juan County, Washington. Banner is subject to supervision and regulation by the Federal Reserve. At June 30, 2019, Banner had total consolidated assets of $11.85 billion, deposits of $9.29 billion and shareholders’ equity of $1.52 billion. Banner’s voting common stock is traded on the NASDAQ Global Select Market under the ticker symbol “BANR.”

Banner Bank is a regional bank that offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank that offers similar banking services to individuals, businesses and public entities located primarily in the San Juan Islands. Banner Bank’s and Islanders Bank’s primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding their offices in portions of Washington, Oregon, California and Idaho. Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one- to four-family residential loans, small business administration (SBA) loans and consumer loans. Banner Bank and Islanders Bank are subject to supervision and regulation by the DFI and the FDIC, as well as the Consumer Financial Protection Bureau (which we refer to as the “CFPB”). Banner Bank’s deposits are insured by the FDIC to the extent provided by law.

The Merger and the Merger Agreement (page [*])

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

Pursuant to the merger agreement, AltaPacific will merge with and into Banner with Banner surviving the merger as the surviving corporation. Immediately thereafter, AltaPacific Bank, AltaPacific’s banking subsidiary, will merge with and into Banner’s banking subsidiary, Banner Bank, with Banner Bank continuing as the surviving entity.

Per Share Merger Consideration (page [*])

If the merger is completed, each share of AltaPacific common stock outstanding immediately prior to the effective time of the merger, except for certain shares held by Banner or AltaPacific (in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary, custodial, escrow, agency or similar capacity or as a result of debts previously contracted) or by an AltaPacific shareholder who properly exercises dissenters’ right when and in the manner required under Chapter 13 of the California Code, will be converted into the right to receive 0.2712 shares of Banner common stock. The merger consideration may be adjusted, via an adjustment to the exchange ratio, as follows:

•

if prior to the effective time of the merger, Banner changes the number of shares of Banner common stock outstanding by way of a stock split, stock dividend, or similar transaction, the exchange ratio will be adjusted accordingly so that each AltaPacific shareholder receives at the effective time, in the aggregate, the number of shares of Banner common stock representing the same percentage of the outstanding shares of Banner common stock that they would have received if such change had not occurred;

•

if AltaPacific elects to terminate the merger agreement because the average closing price of Banner’s common stock is less than $40.64 for the twenty consecutive trading days before the fifth business day prior to the closing of the merger and if the decrease in Banner’s share price is more than 25% greater than the corresponding percentage decrease in the NASDAQ Bank Index, Banner may elect to negate AltaPacific’s termination by exercising Banner’s option to increase the exchange ratio pursuant to the formula specified in the merger agreement; or

•

if Banner elects to terminate the merger agreement because the average closing price of Banner’s common stock is more than $67.74 for the twenty consecutive trading days before the fifth business day prior to the closing of the merger and if the increase in Banner’s share price is more than 25% greater than the corresponding percentage increase in the NASDAQ Bank Index, AltaPacific may elect to negate Banner’s termination by exercising AltaPacific’s option to decrease the exchange ratio pursuant to the formula specified in the merger agreement.

Banner will not issue any fractional shares of Banner common stock in the merger. In lieu of the issuance of any such fractional share, Banner will pay to each AltaPacific shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average closing price of Banner common stock on the NASDAQ for the consecutive period of the five (5) full trading days immediately preceding (but not including) the date that is the second (2nd) business day prior to the closing date, which we refer to as the “Banner average closing price,” by (ii) the fraction of a share (after taking into account all shares of AltaPacific common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of Banner common stock to which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Based on the number of shares of Banner common stock and shares of AltaPacific common stock outstanding as of [*], 2019, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, we expect that AltaPacific shareholders as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 4.3% of the issued and outstanding shares of Banner common stock immediately following the closing of the merger (without giving effect to any shares of Banner common stock held by AltaPacific shareholders prior to the merger or any potential adjustment to the exchange ratio).

See the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Termination of the Merger Agreement” beginning on pages [*] and [*], respectively, of this proxy statement/prospectus.

Treatment of AltaPacific Stock Options (page [*])

At the effective time of the merger, each AltaPacific option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of AltaPacific common stock subject to the AltaPacific option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of (1) the product of the exchange ratio and the Banner average closing price over (2) the exercise price per share of AltaPacific common stock subject to such AltaPacific option as of the effective time of the merger.

AltaPacific’s Reasons for the Merger; Recommendation of the AltaPacific Board of Directors (page [*]).

The AltaPacific board unanimously recommends that AltaPacific shareholders vote “FOR” the proposal to approve the merger agreement and the merger and “FOR” the proposal to approve the adjournment of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the merger. See the section entitled “The Merger—AltaPacific’s Reasons for the Merger; Recommendation of the AltaPacific Board of Directors.”

Opinion of AltaPacific’s Financial Advisor (page [*])

In connection with the merger, AltaPacific’s financial advisor, Vining Sparks IBG, L.P., which we refer to as “Vining Sparks,” delivered a written opinion, dated July 24, 2019, to the AltaPacific board as to fairness, from a financial point of view and as of the date of opinion, of the exchange ratio provided for in the merger agreement to the holders of AltaPacific common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualification and limitations on the review undertaken by Vining Sparks in preparing the opinion, is attached as Annex C to this proxy statement/prospectus.

Vining Sparks’ opinion speaks only as of the date of the opinion. The opinion was directed to the AltaPacific board in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of AltaPacific as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement or the merger. The opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of AltaPacific common stock and does not address the underlying business decision of AltaPacific to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for AltaPacific or the effect of any other transaction in which AltaPacific might engage. See the section entitled “The Merger—Opinion of AltaPacific’s Financial Advisors.”

AltaPacific Special Meeting of Shareholders (page [*])

AltaPacific will hold a special meeting of shareholders at its headquarters office, located at 4845 Old Redwood Highway, Santa Rosa, California 95403, on [*], 2019 at [*] [*].m., Pacific Time. The AltaPacific board has set the close of business on [*], 2019 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. On the record date, there were [*] shares of AltaPacific common stock outstanding and entitled to vote at the meeting.

At the special meeting, holders of AltaPacific common stock will be asked to consider and vote on the following proposals: (i) a proposal to approve the merger agreement and the merger and (ii) a proposal to approve an adjournment of the special meeting, on one or more occasions, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement at the time of the special meeting or any adjournment.

Interests of Directors and Executive Officers of AltaPacific in the Merger (page [*])

Some of AltaPacific’s directors and executive officers may have certain interests, including financial interests, in the merger that may be different from, or in addition to, interests of AltaPacific shareholders generally. These interests include, among others, the acceleration of vesting and treatment of outstanding equity awards pursuant to the merger agreement, certain payments and benefits payable due upon a change in control under employment agreements entered into with executive officers, acceleration of vesting of benefits under certain supplemental executive retirement benefit agreements, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. The AltaPacific board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that AltaPacific shareholders vote in favor of approving the merger agreement. See the section entitled “The Merger –Interests of Directors and Executive Officers of AltaPacific.”

Regulatory Approvals (page [*])

Completion of the merger and the bank merger are subject to the receipt of all approvals and/or waivers required to complete the transactions contemplated by the merger agreement, including from the Federal Reserve Board, the FDIC, and the DFI. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Banner, AltaPacific and/or their respective subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Although we currently believe that we should be able to obtain all required regulatory approvals and/or waivers in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Banner after the completion of the merger or will contain a materially burdensome regulatory condition. The regulatory approvals to which completion of the merger is subject are described in more detail in the section entitled “The Merger—Regulatory Approvals” beginning on page [*] of this proxy statement/prospectus.

Exchange Procedures (page [*])

After the effective time of the merger, each record holder, as of immediately prior to the effective time of the merger, of shares of AltaPacific common stock that are converted into the right to receive the merger consideration will receive a letter of transmittal and instructions from the exchange agent describing the procedures for surrendering the applicable certificates or book entry shares representing shares of AltaPacific common stock in exchange for the merger consideration.

When you properly surrender your AltaPacific certificates or book entry shares to the exchange agent, accompanied by a properly completed and duly executed letter of transmittal and completed in accordance with its instructions, the exchange agent will promptly cancel the surrendered stock certificates and you will receive the merger consideration plus any cash payable in lieu of any fractional shares of Banner, and any dividends or distributions you have the right to receive pursuant to the merger agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions, which will be sent as soon as practicable after the effective time of the merger.

Closing and Effective Time of the Merger (page [*])

The closing of the merger will take place at 10:00 a.m., Seattle time, on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Banner and AltaPacific. The date on which the closing occurs is referred to as the “closing date.”

On the closing date, the parties will execute and file articles of merger and a plan of merger with the Secretary of State of the State of Washington and a certificate of merger with the Secretary of State of the State of California. The merger will become effective at such time as designated in the articles of merger and plan of merger, or if no time is designated, at the time of filing of the articles of merger and plan of merger.

AltaPacific and Banner cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied. See “Risk Factors—Risks Relating to the Merger.” Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could prevent the consummation of the merger or have an adverse effect on the combined company following the merger.

Conditions to Completion of the Merger (page [*])

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of a number of conditions, including: approval of the merger agreement at the special meeting by the requisite AltaPacific shareholder vote; receipt of all regulatory authorizations, consents, orders or approvals required to consummate the transactions contemplated by the merger agreement and expiration or termination of all statutory waiting periods in respect thereof, and in the case of Banner’s obligation to effect the merger, no such requisite regulatory approval containing or resulting in, or being reasonably expected to result in, the imposition of any materially burdensome regulatory condition; non-objection by the NASDAQ to the listing of the shares of Banner common stock to be issued in the merger; effectiveness of a registration statement on Form S-4 for the shares of Banner common stock to be issued in the merger, of which this proxy statement/prospectus forms a part, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn; absence of any law, order, injunction or decree prohibiting or making illegal the completion of the transactions contemplated by the merger agreement; final determination of the amount of AltaPacific’s adjusted tangible common equity; the receipt of a tax opinion from the applicable party’s counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; the accuracy of the other party’s representations and warranties, subject to certain qualifications and exceptions, as of the date of the merger agreement and as of the closing date, and performance of and compliance with in all material respects the other party’s covenants, agreements and obligations under the merger agreement.

Banner’s obligation to complete the merger is also subject to the condition that holders of not more than 10% of the outstanding shares of AltaPacific common stock have exercised their dissenters’ rights under the California Code, that AltaPacific shall have at least a “satisfactory” CRA rating as of the closing date and that Banner shall have received executed voting agreements from each of AltaPacific’s directors and certain of its officers.

Banner’s obligation to complete the merger is further conditioned on AltaPacific receiving all of the landlord consents and other third party consents required under the merger agreement.

Neither AltaPacific nor Banner can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [*] of this proxy statement/prospectus.

No Solicitation (page [*])

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to certain exceptions summarized below, AltaPacific has agreed not to (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals regarding, (ii) engage or participate in any negotiations concerning, (iii) disclose or provide confidential or nonpublic information to, or have or participate in any discussions with, or otherwise cooperate in any way with, any person relating to, or (iv) unless the merger agreement is terminated in accordance with its terms, approve or enter into any agreement in connection with an alternative acquisition proposal. Notwithstanding these restrictions, in the event AltaPacific receives an unsolicited bona fide written acquisition proposal after the date of the merger agreement that did not result from a breach of the non-solicitation and related provisions of the merger agreement, AltaPacific may furnish confidential or nonpublic information and participate in such negotiations or discussions with the person making the acquisition proposal if and only if the AltaPacific board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and that the failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to compliance with certain notice and other requirements. For a more complete summary of AltaPacific’s non-solicitation obligations, see the section entitled “The Merger Agreement—No Solicitation” beginning on page [*] of this proxy statement/prospectus.

Withdrawal of Recommendation (page [*])

The merger agreement requires AltaPacific and its board of directors to use their reasonable best efforts to obtain from AltaPacific shareholders the vote necessary to approve the merger agreement, which we refer to as the “requisite AltaPacific shareholder vote,” including by communicating to AltaPacific shareholders the AltaPacific board’s recommendation that the AltaPacific shareholders adopt and approve the merger agreement. AltaPacific and its board of directors may not (i) withhold, withdraw, modify or qualify such recommendation in a manner adverse to Banner, (ii) fail to make the AltaPacific board recommendation in favor of the merger agreement in this proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly, finally and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the AltaPacific board recommendation, in each case within ten (10) business days after such acquisition proposal is made public or any request by Banner to do so (which request may be made once per acquisition proposal, and any material change thereto) (or such fewer number of days as remains prior to the AltaPacific shareholder meeting), or (v) publicly propose to do any of the foregoing (we refer to any of the foregoing as a “recommendation change”).

However, prior to the time the requisite AltaPacific shareholder vote is obtained, the AltaPacific board may make a recommendation change if and only if (i) AltaPacific and its subsidiaries and their representatives have complied with certain non-solicitation and related obligations regarding acquisition proposals, (ii) an unsolicited bona fide written acquisition proposal is made to AltaPacific after the date of the merger agreement by a third party and is not withdrawn, (iii) the AltaPacific board has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal, (iv) the AltaPacific board has concluded in good faith (after consultation with its outside legal counsel) that failure to make a recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, (v) prior to effecting the recommendation change, three (3) business days have elapsed since AltaPacific has given written notice to Banner advising Banner that AltaPacific intends to take such action and specifying in reasonable detail the reasons for its change, (vi) during such three (3)-business day period, AltaPacific has considered, and engaged in good-faith discussions with Banner regarding, any adjustment or modification of the terms of the merger agreement proposed by Banner, and (vii) the AltaPacific board, following such three (3)-business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by Banner and delivered to AltaPacific in writing) that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to make a recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

For more information, see the section entitled “The Merger Agreement—AltaPacific Shareholder Meeting; Withdrawal of Recommendation; Restructuring” beginning on page [*] of this proxy statement/prospectus.

Termination; Termination Fee (page [*])

Termination

Banner and AltaPacific may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, the merger agreement may also be terminated as follows:

• by either party, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or bank merger or any of the other transactions contemplated by the merger agreement and such denial has become final and nonappealable, or a governmental entity of competent jurisdiction has issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger or any of the other transactions contemplated by the merger agreement;

• by either party, if the merger is not completed on or before March 31, 2020 (which we refer to as the “termination date”), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or comply with its obligations, covenants and agreements under the merger agreement;

• by either party (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement), if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties in the merger agreement on the part of the other party (or any such representation or warranty ceases to be true), which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute the failure of an applicable closing condition of the terminating party, and which is not cured within thirty (30) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

• by AltaPacific, if (i) AltaPacific has complied in all material respects with its non-solicitation and related obligations and certain provisions of the merger agreement related to shareholder approval and the AltaPacific board recommendation, (ii) the AltaPacific shareholder meeting (including any postponements or adjournments thereof) has concluded with the vote to approve the merger agreement having been taken and the requisite AltaPacific shareholder vote has not been obtained and (iii) prior to the AltaPacific shareholder meeting, AltaPacific received a superior proposal which did not result from a breach of certain provisions of the merger agreement related to AltaPacific’s non-solicitation and related obligations or its obligations related to shareholder approval and the AltaPacific board recommendation and the AltaPacific board has determined to enter into a definitive agreement providing for such superior proposal upon termination of the merger agreement in accordance with the termination provision of the merger agreement and has entered into such agreement concurrently with such termination; provided, that following such AltaPacific shareholder meeting (including any postponements or adjournments thereof) and prior to such termination, AltaPacific has complied with certain notice and good faith negotiation obligations during a three (3)-business day period equivalent to those applicable in connection with a recommendation change;

•	by AltaPacific if any of the following occur:

• On the first business day immediately following the determination date (as defined in the merger agreement), only if both of the following conditions are satisfied:

• the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date is less than $40.64; and

• the percentage decrease in the stock price of Banner from $40.64 is more than 25% greater than the percentage decrease in the NASDAQ Bank Index during the same period.

If AltaPacific elects to exercise its termination right as described above, Banner may elect to avoid termination of the Merger Agreement by adjusting the exchange ratio to equal the quotient (rounded to the nearest ten-thousandth) of $40.64, divided by the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date, multiplied by the exchange ratio (as in effect immediately prior to any increase in the exchange ratio). Since the formula is dependent on the future price of Banner’s common stock, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, more shares of Banner common stock would be issued, to take into account the extent by which the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date was below $40.64 per share.

• by Banner, if the AltaPacific shareholder meeting (including any postponements or adjournments thereof) has concluded with the vote to approve the merger agreement having been taken and the requisite AltaPacific shareholder vote has not been obtained;

• by Banner, prior to the requisite AltaPacific shareholder vote having been obtained, if AltaPacific or its board has made a recommendation change or breached in any material respect its non-solicitation or related obligations or its obligations related to shareholder approval and the AltaPacific board recommendation; or

• by Banner if any of the following occur:

• On the first business day immediately following the determination date (as defined in the merger agreement), only if both of the following conditions are satisfied:

• the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date is greater than $67.74; and

• the percentage increase in the stock price of Banner from $67.74 is more than 25% greater than the percentage increase in the NASDAQ Bank Index during the same period.

If Banner elects to exercise its termination right as described above, AltaPacific may elect to avoid termination of the Merger Agreement by adjusting the exchange ratio to equal the quotient (rounded to the nearest ten-thousandth) of $67.74, divided by the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date, multiplied by the exchange ratio (as in effect immediately prior to any increase in the exchange ratio). Since the formula is dependent on the future price of Banner’s common stock, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, fewer shares of Banner common stock would be issued, to take into account the extent by which the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date was above $67.74 per share.

Termination Fee

AltaPacific will be required to pay Banner a termination fee of $3.0 million, which we refer to as the “termination fee,” if the merger agreement is terminated under certain circumstances.

For more information, please see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages [*] and [*], respectively, of this proxy statement/prospectus.

Dissenters’ Rights (page [*])

Under the California Code, holders of record of AltaPacific common stock at the record date who do not vote in favor of the approval of the merger agreement have the right to dissent from the merger and obtain payment for the fair value of their shares if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by Chapter 13 of the California Code. A copy of the applicable statutes regarding dissenters’ rights is attached as Annex D to this proxy statement/prospectus. For an explanation of your dissenters’ rights and how to exercise them, please see the discussion under the heading “The Merger—Dissenters’ Rights.”

Accounting Treatment (page [*])

Banner prepares its financial statements in accordance with generally accepted accounting principles, which we refer to as “GAAP”. The merger will be accounted for using the acquisition method of accounting. Banner will be treated as the acquirer for accounting purposes.

Voting and Support Agreements (page [*])

In connection with the execution of the merger agreement, Banner entered into voting and support agreements with the directors and executive officers of AltaPacific and/or their affiliates, in which each such person agreed, among other things, to vote the shares of AltaPacific common stock owned beneficially or of record by such person and over which such person has voting power in favor of the merger agreement and the proposal to adjourn or postpone the special meeting of the AltaPacific shareholders to a later date if there are not sufficient votes to approve the merger agreement, and against any alternative acquisition proposal or other action that would prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, as well as certain other restrictions with respect to the voting and transfer of such person’s shares of AltaPacific common stock.

The voting and support agreements also contain certain confidentiality, non-solicitation and, in the case of the voting and support agreements executed by independent directors of AltaPacific, non-competition covenants, which are applicable upon the closing of the merger and remain in effect for a period of two (2) years after the closing date.

For more information regarding the voting and support agreements, see “The Merger Agreement—Voting and Support Agreements” beginning on page [*] and Annex B to this proxy statement/prospectus which contains the form of the AltaPacific voting and support agreement.

A total of approximately 1,272,128 shares of AltaPacific common stock, or approximately [*]% of the shares of AltaPacific common stock outstanding as of the record date for the special meeting, were subject to such voting and support agreements.

Material U.S. Federal Income Tax Consequences (page [*])

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of AltaPacific and Banner to complete the merger that each of AltaPacific and Banner receives an opinion of counsel to that effect. Assuming that the merger qualifies as a reorganization, AltaPacific shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of AltaPacific common stock for shares of Banner common stock in the merger, except with respect to any cash received instead of fractional shares of Banner common stock. For further information, please refer to “Material U.S. Federal Income Tax Consequences” beginning on page [*].

The U.S. federal income tax consequences described above may not apply to all holders of AltaPacific common stock. The particular tax consequences to a holder of AltaPacific common stock will depend on his or her individual situation. Accordingly, holders of AltaPacific common stock should consult their tax advisors for a full understanding of the particular U.S. federal, state, local, foreign or other tax consequences of the merger to them.

Comparison of Shareholders’ Rights (page [*])

The rights of AltaPacific shareholders are governed by its articles of incorporation, as amended and restated, which we refer to as “AltaPacific’s articles,” its bylaws, as amended and restated, which we refer to as “AltaPacific’s bylaws” and by California corporate law. Your rights as a shareholder of Banner will be governed by Banner’s articles of incorporation, as amended, which we refer to as “Banner’s articles,” its bylaws, as amended and restated, which we refer to as “Banner’s bylaws” and by Washington corporate law. Your rights under Banner’s articles and bylaws will differ in some respects from your rights under AltaPacific’s articles and bylaws. For more detailed information regarding a comparison of your rights as a shareholder of AltaPacific and Banner, see the section entitled “Comparison of Shareholders’ Rights” beginning on page [*] of this proxy statement/prospectus.

Risk Factors (page [*])

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BANNER

The following table summarizes selected historical consolidated financial data of Banner for the periods and as of the dates indicated. This information has been derived from Banner’s consolidated financial statements filed with the SEC. Historical financial data as of and for the six (6) months ended June 30, 2019, and June 30, 2018, are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Banner. You should not assume the results of operations for past annual periods or for the six (6) months ended June 30, 2019, and June 30, 2018, indicate results for any future period.

You should read this information in conjunction with Banner’s consolidated financial statements and related notes thereto included in Banner’s Annual Report on Form 10-K as of and for the year ended December 31, 2018, and the unaudited condensed consolidated financial statements in Banner’s Quarterly Report on Form 10-Q as of June 30, 2019, and for the six (6) months ended June 30, 2019, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [*] of this proxy statement/prospectus.

Banner—Historical Financial Information

(Dollars in thousands, except per share data)

	As of and for the Six Months Ended June 30, (unaudited)		As of and for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Financial Condition Data:
Total assets	$11,847,374	$10,379,194	$11,871,317	$9,763,209	$9,793,688	$9,796,298	$4,723,163
Cash and securities(1)	2,036,768	1,958,469	2,168,535	1,473,608	1,353,583	1,655,290	708,609
Loans receivable, net	8,648,296	7,590,857	8,588,110	7,509,856	7,365,151	7,236,496	3,755,127
Deposits	9,288,967	8,527,667	9,477,048	8,183,431	8,121,414	8,055,068	3,898,950
Borrowings	837,991	464,422	773,275	194,769	255,101	324,186	187,436
Common shareholders’ equity	1,521,055	1,253,010	1,478,595	1,272,626	1,305,710	1,300,059	582,888
Total shareholders’ equity	1,521,055	1,253,010	1,478,595	1,272,626	1,305,710	1,300,059	582,888
Operating Data:
Interest income	$260,834	$217,243	$463,632	$412,284	$391,477	$254,433	$190,661
Interest expense	28,035	12,807	32,659	19,250	16,408	12,154	10,789

Net interest income before provision for loan losses	232,799	204,436	430,973	393,034	375,069	242,279	179,872
Provision for loan losses	4,000	4,000	8,500	8,000	6,030	—	—

Net interest income	228,799	200,436	422,473	385,034	369,039	242,279	179,872
Deposit fees and other service charges	26,664	23,281	48,074	43,452	41,911	33,767	25,634
Mortgage banking operations revenue	9,351	9,507	21,343	20,880	25,552	17,720	10,249
Net change in valuation of financial instruments carried at fair value	(103)	3,532	3,775	(2,844)	(2,620)	(813)	1,374

	As of and for the Six Months Ended June 30, (unaudited)		As of and for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
All other non-interest income	4,889	6,259	10,816	23,712	11,382	4,778	12,815

Total non-interest income	40,801	42,579	84,008	85,200	76,225	55,452	50,072
REO operations expense (recoveries), net	137	121	804	(2,030)	175	397	(446)
All other non-interest expense	174,144	164,222	340,567	321,000	315,449	229,363	149,268

Total non-interest expense	174,281	164,343	341,371	318,970	315,624	229,760	148,822

Income before provision for income tax expense	92,870	78,672	165,110	151,264	129,640	67,971	81,122
Provision for income tax expense	19,824	17,458	28,595	90,488	44,255	22,749	27,052

Net income	$73,046	$61,214	$136,151	$60,776	$85,385	$45,222	$54,070

Per Common Share Data:
Net income:
Basic	$2.09	$1.89	$4.16	$1.85	$2.52	$1.90	$2.79
Diluted	2.09	1.89	4.15	1.84	2.52	1.89	2.79
Common shareholders’ equity per share(2)	43.99	38.67	42.03	38.89	39.34	37.97	29.78
Common shareholders’ tangible equity per share(2)(3)	33.36	30.57	31.45	30.78	31.06	29.64	29.64
Cash dividends	0.82	1.20	1.96	2.00	0.88	0.72	0.72
Dividend payout ratio (basic)	39.24%	63.50%	47.12%	108.11%	34.92%	37.89%	25.78%
Dividend payout ratio (diluted)	39.24%	63.50%	47.23%	108.70%	34.92%	38.10%	25.84%

(1)	Includes securities available-for-sale and held-to-maturity.
(2)	Calculated using shares outstanding excluding unearned restricted shares held in ESOP.
(3)

Common shareholders’ tangible equity per share is a non-GAAP financial measure. Banner calculates tangible common equity by excluding the balance of goodwill and other intangible assets from shareholders’ equity. Banner believes that this is consistent with the treatment by its bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. Management believes that this non-GAAP financial measure provides information to investors that is useful in understanding the basis of Banner’s capital position. However, this non-GAAP financial measure is supplemental and is not a substitute for any analysis based on GAAP. Because not all companies use the same calculation of tangible common equity, this presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of this non-GAAP measure, see table below.

Reconciliation of Common Shareholders’ Tangible Equity Per Share with GAAP Measure

(Dollars in thousands, except per share data)

	As of and for the Six Months Ended June 30, (unaudited)		As of and for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Shareholders’ equity (GAAP)	$1,521,055	$1,253,010	$1,478,595	$1,272,626	$1,305,710	$1,300,059	$582,888
Exclude goodwill and other intangible assets, net	367,749	262,517	372,078	265,314	274,745	285,210	2,831

Common shareholders’ tangible equity (non-GAAP)	1,153,306	990,493	1,106,517	1,007,312	1,030,965	1,014,849	580,057

Common shares outstanding	34,573,643	32,405,696	35,182,772	32,726,485	33,193,387	34,242,255	19,571,548
Common shareholders’ tangible equity per share (non-GAAP)	33.36	30.57	31.45	30.78	31.06	29.64	29.64

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ALTAPACIFIC

The following table summarizes selected historical consolidated financial data of AltaPacific for the periods and as of the dates indicated. The annual historical information for AltaPacific set forth below is derived from its audited consolidated financial statements. The six-month period historical information for AltaPacific set forth below is derived from its unaudited consolidated historical financial statements as of and for the six (6) months ended June 30, 2019. Historical financial data as of and for the six (6) months ended June 30, 2019, and June 30, 2018, are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of AltaPacific. You should not assume the results of operations for past annual periods or for the six (6) months ended June 30, 2019, and June 30, 2018, indicate results for any future period.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share data)
Statements of income
Interest income	$10,905	$10,641	$21,482	$20,227	$20,102	$20,607	$17,469
Interest expense	1,285	959	2,037	1,736	1,456	1,330	1,265
Net interest income	9,620	9,682	19,445	18,491	18,646	19,277	16,204
Provision for loan losses	90	440	440	350	100	390	625
Net interest income after provision for loan losses	9,530	9,242	19,005	18,141	18,546	18,887	15,579
Total non-interest income	350	753	1,280	2,027	966	1,129	1,516
Total non-interest expense	6,551	6,605	12,996	13,791	12,086	11,218	11,308
Income before provision for income taxes	3,329	3,390	7,289	6,377	7,426	8,798	5,787
Provision for income taxes	958	980	2,087	2,404	3,051	3,527	2,360
Net income	2,371	2,410	5,202	3,973	4,375	5,271	3,427
Basic earnings per share	0.41	0.38	0.84	0.59	0.65	0.79	0.49
Diluted earnings per share	0.40	0.37	0.82	0.59	0.64	0.77	0.48
Cash dividends declared per share	—	—	—	—	—	—	—
Balance sheets
Total assets	435,945	434,211	414,591	418,634	351,389	345,747	340,672
Net loans	334,378	324,193	324,152	291,998	229,763	222,230	222,534
Total deposits	307,039	338,189	322,922	335,147	276,706	262,433	262,511
Other borrowings	57,593	25,813	23,210	13,406	5,000	20,000	20,555
Shareholders’ equity	54,972	56,043	54,294	58,028	57,165	52,303	48,841
Investment securities	36,073	51,048	44,802	68,265	73,380	77,006	84,532
Key operating ratios:
Return on average shareholders’ equity	8.77%	8.43%	9.38%	6.81%	7.95%	10.37%	7.07%
Return on average assets	1.11%	1.20%	1.23%	0.97%	1.19%	1.54%	1.10%
Net Interest Margin	4.97%	5.42%	5.02%	5.15%	5.70%	6.33%	5.49%
Average shareholders’ equity to average assets	12.66%	14.18%	13.07%	14.20%	14.96%	15.29%	15.61%
Dividend payout ratio	—	—	—	—	—	—	—
Book value per share	$9.53	$8.99	$9.17	$8.90	$8.39	$7.59	$7.24

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

We have summarized below the per share information for Banner and AltaPacific on a historical, pro forma combined and equivalent basis. Banner’s information was derived from its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its Quarterly Report on Form 10-Q for the six (6) months ended June 30, 2019, and other documents that have been filed with the SEC, which should be read in conjunction with this information. AltaPacific’s information was derived from its audited consolidated financial statements as of and for the year ended December 31, 2018, and its unaudited interim consolidated financial statements as of and for the six (6) months ended June 30, 2019. See “Where You Can Find More Information” on page [*].

The pro forma calculations reflect that each outstanding share of AltaPacific common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.2712 shares of Banner common stock, and do not give effect to any potential adjustment to the exchange ratio provided for in the merger agreement.

We assume that the merger occurred as of the beginning of the fiscal year or period presented (or in the case of book value, as of the date specified). The information is presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Banner	AltaPacific	Banner Pro Forma Combined	Per Equivalent AltaPacific Share(3)
Per Common Share Data:
Basic Earnings
Six months ended June 30, 2019	$2.09	$0.41	$2.07	$0.56
Year ended December 31, 2018	4.16	0.84	4.13	1.12
Diluted Earnings
Six months ended June 30, 2019	$2.09	$0.40	$2.06	$0.56
Year ended December 31, 2018	4.15	0.82	4.11	1.12
Cash Dividends Declared(1)
Six months ended June 30, 2019	$0.82	$0.00	$0.82	$0.22
Year ended December 31, 2018	1.96	0.00	1.96	0.53
Book Value(2)
As of June 30, 2019	$43.99	$9.53	$43.61	$11.83
As of December 31, 2018	42.03	9.17	41.72	11.31

(1)	Banner pro forma combined dividends were based on Banner’s historical amounts.
(2)

Banner pro forma combined book value is calculated based on pro forma combined equity and pro forma combined common shares outstanding as of the dates shown; calculated using shares outstanding excluding unearned restricted shares held in ESOP.

(3)	AltaPacific pro forma equivalent conversion ratio was computed by multiplying the Banner pro forma combined amounts by the exchange ratio of 0.2712.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Banner

The following table sets forth the high and low reported trading prices per share of Banner common stock, and the cash dividends declared per share for the periods indicated. Banner common stock trades on the NASDAQ under the symbol “BANR.”

Quarter Data	High		Low		Dividend Declared
First Quarter 2017 Fiscal Year	$60.97		$51.61		$0.25
Second Quarter 2017 Fiscal Year	59.66		52.07		1.25
Third Quarter 2017 Fiscal Year	61.50		52.42		0.25
Fourth Quarter 2017 Fiscal Year	62.75		53.92		0.25
First Quarter 2018 Fiscal Year	$59.10		$52.20		$0.35
Second Quarter 2018 Fiscal Year	62.98		54.10		0.85
Third Quarter 2018 Fiscal Year	67.11		59.76		0.38
Fourth Quarter 2018 Fiscal Year	63.25		48.50		0.38
First Quarter 2019 Fiscal Year	$64.20		$51.01		$0.41
Second Quarter 2019 Fiscal Year	56.98		50.21		0.41
Third Quarter 2019 Fiscal Year (through [ ], 2019)	[	]	[	]	[	]

AltaPacific

Market Information

AltaPacific’s equity securities consist of common stock, of which there were [*] shares outstanding, held by approximately [*] shareholders of record on [*], 2019, and preferred stock, of which no shares are outstanding.

Trading in AltaPacific’s common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. AltaPacific’s common stock is not listed on any national securities exchange, although it is quoted under the ticker symbol “ABNK” on the OTC Market Group’s Pink. The OTC Pink is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. Unlike a national securities exchange, such as the New York Stock Exchange or the NASDAQ, the OTC Pink does not impose listing standards and does not provide automated trade executions.

The following table sets forth the high and low bid prices for shares of AltaPacific’s common stock for the periods indicated. Bid prices are based on information received from the OTC Market Group’s Pink. Such information reflects inter-dealer prices, without retail markups, markdowns or commissions and may not reflect actual transactions.

	Bid Information
	High		Low
2017
First Quarter		$9.59		$8.77
Second Quarter		$9.75		$8.85
Third Quarter		$10.57		$9.66
Fourth Quarter		$11.51		$10.52
2018
First Quarter		$13.14		$11.51
Second Quarter		$14.86		$12.71
Third Quarter		$16.00		$14.38
Fourth Quarter		$14.76		$10.99
2019
First Quarter		$15.95		$11.95
Second Quarter		$15.05		$14.20
Third Quarter (through [*], 2019)	$	[*]	$	[*]

The closing price of AltaPacific’s common stock on July 24, 2019, immediately prior to the first public announcement of the Merger, was $14.20.

Dividends

Shareholders are entitled to receive dividends only when and if declared by the AltaPacific board. AltaPacific presently intends to follow a policy of retaining earnings, if any, for the purpose of increasing the net worth and reserves of AltaPacific. To date, AltaPacific has not paid any cash dividends, and has no specific plans to pay cash dividends in the immediate future. Any decision to pay cash dividends will be made by the board of directors in its discretion based on a number of factors including AltaPacific’s earnings and financial condition.

As a bank holding company that currently has no significant assets other than its equity interest in AltaPacific Bank, AltaPacific’s ability to declare dividends depends upon cash on hand as supplemented by dividends from AltaPacific Bank. AltaPacific Bank’s dividend practices in turn depend upon its earnings, financial position, regulatory standing, ability to meet current and anticipated regulatory capital requirements, and other factors deemed relevant by its board of directors. Bank regulatory authorities also have the ability to restrict or prohibit the payment of dividends if they find that such payments would be unsafe or unsound. The authority of AltaPacific Bank’s board of directors to declare cash dividends is also subject to statutory restrictions. Under California banking law, a California state-chartered bank may declare dividends in an amount not exceeding the lesser of its retained earnings or its net income for the last three years (reduced by dividends paid during such period) or, with the prior approval of the California Commissioner of Business Oversight, in an amount not exceeding the greatest of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year, or (iii) the net income of the bank for its current fiscal year.

AltaPacific’s ability to pay dividends is also limited by state law. California law allows a California corporation to pay dividends if the company’s retained earnings equal at least the amount of the proposed dividend. If a California corporation does not have sufficient retained earnings available for the proposed dividend, it may still pay a dividend to its shareholders if immediately after the dividend the sum of the company’s assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and the current assets of the company would be at least equal to its current liabilities, or, if the average of its earnings before income taxes and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities. Most bank holding companies cannot meet the second test and therefore are eligible to pay dividends only out of retained earnings. In addition, during any period in which AltaPacific has deferred payment of interest otherwise due and payable on its subordinated debt securities, it may not pay any dividends or make any distributions with respect to its capital stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

When used in this proxy statement/prospectus or in other documents filed with or furnished to the SEC, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and security holders are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the expected timing, completion and effects of the proposed merger and all other statements included or incorporated by reference in this proxy statement/prospectus other than historical facts constitute forward-looking statements.

In addition to factors disclosed in Banner’s SEC reports, important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:

•

expected revenues, cost savings, synergies and other benefits from the proposed merger of Banner and AltaPacific might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

•

the requisite regulatory approvals for the proposed merger of Banner and AltaPacific may be delayed or may not be obtained (or may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed merger);

•

the requisite approval of AltaPacific shareholders may be delayed or may not be obtained, the other closing conditions to the merger may be delayed or may not be obtained, or the merger agreement may be terminated;

•	business disruption may occur following or in connection with the proposed merger of Banner and AltaPacific;

•

Banner’s or AltaPacific’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities;

•

the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of managements’ attention from ongoing business operations and opportunities as a result of the proposed merger or otherwise;

•

the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses and provisions for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets, and may result in the allowance for loan losses not being adequate to cover actual losses and require a material increase in reserves;

•

results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the writing-down of assets or increases in the allowance for loan losses;

•	the ability to manage loan delinquency rates;

•	competitive pressures among financial services companies;

•	changes in consumer spending or borrowing and spending habits;

•	interest rate movements generally and the relative differences between short- and long-term interest rates, loan and deposit interest rates, net interest margin and funding sources;

•	the impact of repricing and competitors’ pricing initiatives on loan and deposit products;

•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values;

•	the ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace;

•	the ability to access cost-effective funding;

•	increases in premiums for deposit insurance;

•	the ability to control operating costs and expenses;

•	the use of estimates in determining fair value of certain assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuation;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect employees, and potential associated charges;

•

disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions;

•	changes in financial markets;

•	changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular;

•	secondary market conditions for loans and the ability to sell loans in the secondary market;

•	the costs, effects and outcomes of litigation;

•

legislation or regulatory changes or reforms, including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including changes related to Basel III;

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the implementing regulations;

•

results of safety and soundness and compliance examinations by the Board of Governors of the Federal Reserve System, the FDIC, the DFI, the CFPB, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require restitution or institute an informal or formal enforcement action which could require an increase in reserves for loan losses, write-downs of assets or changes in regulatory capital position, or affect the ability to borrow funds, or maintain or increase deposits, or impose additional requirements and restrictions, any of which could adversely affect liquidity and earnings;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets;

•	the inability of key third-party providers to perform their obligations;

•	changes in accounting principles, policies or guidelines, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	the economic impact of war or any terrorist activities;

•	other economic, competitive, governmental, regulatory and technological factors affecting operations, pricing, products and services;

•	Banner’s future acquisitions of other depository institutions or lines of business; and

•	future goodwill impairment due to changes in Banner’s business, changes in market conditions, or other factors.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Consequently, all of the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth above and those set forth under the heading “Risk Factors” beginning on page [*] of this proxy statement/prospectus and under the heading “Risk Factors” in Banner’s annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [*] of this proxy statement/prospectus.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Banner and AltaPacific undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and the financial condition and results of operations of Banner and/or AltaPacific could be materially adversely affected.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” on page [*], you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. Additional risks and uncertainties not presently known to Banner or AltaPacific that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Banner as the surviving corporation in the merger.

In addition, you should read and consider the risks and uncertainties associated with the business of Banner because these risks will relate to the combined company. Description of some of these risks and uncertainties can be found in Banner’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q, each of which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [*].

Because the market price of Banner common stock may fluctuate, you cannot be certain of the precise value of the merger consideration you may receive in the merger.

At the time the merger is completed, each issued and outstanding share of AltaPacific common stock, except for certain shares held by Banner or AltaPacific (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary, custodial, escrow, agency or similar capacity, that are beneficially owned by third parties or as a result of debts previously contracted), and except for shares held by an AltaPacific shareholder who properly exercises dissenters’ right when and in the manner required under Chapter 13 of the California Code, will be converted into the right to receive 0.2712 shares of Banner common stock, subject to adjustment as provided in the merger agreement.

There will be a time lapse between each of the date of this proxy statement/prospectus, the date on which AltaPacific shareholders vote to approve the merger agreement at the special meeting, and the date on which AltaPacific shareholders entitled to receive shares of Banner common stock under the merger agreement actually receive such shares. The market value of Banner common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Banner’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of AltaPacific and Banner. Consequently, at the time AltaPacific shareholders must decide whether to approve the merger agreement, they will not know the actual market value of the shares of Banner common stock they may receive when the merger is completed. This value will not be known at the time of the special meeting and may be more or less than the current price of Banner common stock or the price of Banner common stock at the time of the special meeting.

Because the exchange ratio may be adjusted under certain circumstances, you cannot be certain of the precise value of the merger consideration you may receive in the merger.

The exchange ratio may be subject to change in the event that the percentage increase or percentage decrease in Banner’s stock price exceeds certain thresholds. Specifically, if AltaPacific elects to terminate the merger agreement because the average closing price of Banner’s common stock is less than $40.64 for the twenty consecutive trading days before the fifth business day prior to the closing of the merger and if the decrease in Banner’s share price is more than 25% greater than the corresponding percentage decrease in the NASDAQ Bank Index, Banner may elect to negate AltaPacific’s termination by exercising Banner’s option to increase the exchange ratio pursuant to the formula specified in the merger agreement. Alternatively, if Banner elects to terminate the merger agreement because the average closing price of Banner’s common stock is more than $67.74 for the twenty consecutive trading days before the fifth business day prior to the closing of the merger and if the increase in Banner’s share price is more than 25% greater than the corresponding percentage increase in the NASDAQ Bank Index, AltaPacific may elect to negate Banner’s termination by exercising AltaPacific’s option to decrease the exchange ratio pursuant to the formula specified in the merger agreement. Any adjustment in the exchange ratio would result in an adjustment in the number of shares of Banner common stock and the value of the merger consideration received by AltaPacific shareholders. Whether an adjustment to the exchange ratio is to occur will not be known at the time of the special meeting. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [*] of this proxy statement/prospectus.

Banner may be unable to successfully integrate AltaPacific’s operations and may not realize the anticipated benefits of acquiring AltaPacific.

Banner and AltaPacific have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Banner’s ability to successfully integrate AltaPacific’s operations in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies and that does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. The process of integrating operations could result in a loss of key personnel or cause an interruption of, or loss of momentum in, the activities of one or more of the surviving bank’s businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Banner or AltaPacific to maintain relationships with customers and employees. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of AltaPacific’s operations could have an adverse effect on the business, financial condition, operating results and prospects of the surviving corporation after the merger.

The success of the surviving corporation following the merger will depend in part on the ability of Banner to integrate the two businesses. If Banner experiences difficulties in the integration process, including those listed above, Banner may fail to realize the anticipated benefits of the merger in a timely manner or at all. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving corporation’s business, financial condition, operating results and prospects.

Among the factors considered by the boards of directors of Banner and AltaPacific in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or at all.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could prevent the consummation of the merger or have an adverse effect on the combined company following the merger.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals and/or waivers must be obtained from the bank regulatory and other governmental authorities, including the Federal Reserve Board, the FDIC, and the DFI. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” on page [*]. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain one or more approvals or delay their receipt. These governmental entities may impose conditions, limitations or costs, require divestitures or place restrictions on the conduct of Banner after the closing as a condition to the granting of such approvals or require changes to the terms of the merger or the bank merger. Such conditions or changes and the process of obtaining regulatory approvals could prevent the consummation of the merger if they contain or result in materially burdensome regulatory conditions or could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Banner following the merger, any of which might have an adverse effect on the surviving corporation following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that adversely affect the surviving corporation’s business following the closing, or which are not anticipated or cannot be met.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be satisfied or waived in order to complete the merger. For a summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [*] of this proxy statement/prospectus. These conditions to the closing of the merger may not be satisfied in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

In addition, if the merger is not completed by March 31, 2020, either Banner or AltaPacific may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, Banner and AltaPacific may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, AltaPacific may be required to pay a termination fee of $3.0 million to Banner. See the section entitled “The Merger Agreement—Termination Fee” beginning on page [*] for a description of these circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of AltaPacific.

If the merger is not completed for any reason, including as a result of AltaPacific shareholders declining to approve the merger agreement, the ongoing business of AltaPacific may be adversely affected and, without realizing any of the benefits of having completed the merger, AltaPacific would be subject to a number of risks, including the following:

•	AltaPacific may experience negative reactions from the financial markets, including negative impacts on the price at which AltaPacific common stock may be sold;

•	AltaPacific may experience negative reactions from its customers, vendors and employees;

•	AltaPacific will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of AltaPacific’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of Banner, may prevent AltaPacific from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger Agreement—Conduct of Businesses of AltaPacific and Banner Prior to Completion of the Merger” beginning on page [*] of this proxy statement/prospectus for a description of the restrictive covenants applicable to AltaPacific); and

•

matters relating to the merger (including integration planning) will require substantial commitments of time and resources by AltaPacific management, which would otherwise have been devoted to other opportunities that may have been beneficial to AltaPacific as an independent company.

In addition to the above risks, if the merger agreement is terminated and the AltaPacific board seeks another merger or business combination, AltaPacific shareholders cannot be certain that AltaPacific will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Banner has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, AltaPacific may be required to pay a termination fee of $3.0 million to Banner. See the section entitled “The Merger Agreement—Termination Fee” beginning on page [*].

AltaPacific will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on AltaPacific, and, consequently, the surviving corporation. These uncertainties may impair AltaPacific’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with AltaPacific to seek to change their existing business relationships with AltaPacific. Employee retention at AltaPacific may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the surviving corporation following the merger. In addition, the merger agreement restricts AltaPacific from making certain acquisitions and taking other specified actions without the consent of Banner, and generally requires AltaPacific to continue its operations in the ordinary course, until the merger closes. These restrictions may prevent AltaPacific from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Conduct of Businesses of AltaPacific and Banner Prior to Completion of the Merger” beginning on page [*] for a description of the restrictive covenants to which AltaPacific is subject.

The merger agreement limits AltaPacific’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to AltaPacific that might result in greater value to AltaPacific shareholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire AltaPacific than it might otherwise have proposed to pay. These provisions include a general prohibition on AltaPacific soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the AltaPacific board, entering into discussions with any third party regarding, an acquisition proposal or offers for competing transactions. AltaPacific also has an unqualified obligation to submit the proposal to approve the merger agreement to a vote of its shareholders, even if AltaPacific receives an alternative acquisition proposal that its board of directors believes is superior to the merger. In addition, AltaPacific may be required to pay Banner a termination fee of $3.0 million in certain circumstances involving acquisition proposals for competing transactions. See the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” beginning on pages [*] and [*], respectively.

Directors and executive officers of AltaPacific may have interests in the merger that are different from, or in addition to, the interests of AltaPacific shareholders.

Directors and executive officers of AltaPacific may have interests in the merger that are different from, or in addition to, the interests of AltaPacific shareholders generally. These interests include, among others, the acceleration of vesting and treatment of outstanding equity awards pursuant to the merger agreement, certain payments and benefits payable due upon a change in control under employment agreements entered into with executive officers, acceleration of vesting of benefits under certain supplemental executive retirement benefit agreements, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. The AltaPacific board was aware of and considered those interests, among other matters, in reaching its decisions to approve and adopt the merger agreement and the transactions contemplated thereby, and to recommend the approval of the merger agreement to AltaPacific shareholders. See the section entitled “The Merger—Interests of Directors and Executive Officers of AltaPacific in the Merger” beginning on page [*] of this proxy statement/prospectus for a more detailed description of these interests.

The market price for Banner common stock may be affected by factors different from those that historically have affected AltaPacific.

Upon completion of the merger, AltaPacific shareholders who do not exercise dissenters’ rights will become holders of Banner common stock. Banner’s businesses differ from those of AltaPacific, and accordingly the results of operations of Banner will be affected by some factors that are different from those currently affecting the results of operations of AltaPacific. For a discussion of the businesses of Banner and AltaPacific, see the section entitled “The Parties to the Merger” beginning on page [*] of this proxy statement/prospectus and the documents incorporated by reference referred to under the section entitled “Where You Can Find More Information” beginning on page [*], including, in particular, in the section entitled “Risk Factors” in Banner’s Annual Report on Form 10-K for the year ended December 31, 2018.

Shares of Banner common stock to be received by AltaPacific shareholders as a result of the merger will have rights different from the shares of AltaPacific common stock.

Upon completion of the merger, the rights of former AltaPacific shareholders will be governed by the articles of incorporation and bylaws of Banner and Washington corporate law. The rights associated with Banner common stock are different from the rights associated with AltaPacific common stock, which are governed by the articles of incorporation and bylaws of AltaPacific and California corporate law. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page [*] for a discussion of the different rights associated with Banner common stock.

AltaPacific shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Currently, AltaPacific shareholders have the right to vote in the election of the board of directors of AltaPacific and the power to approve or reject any matters requiring shareholder approval under California law and AltaPacific’s articles of incorporation and bylaws. Upon the completion of the merger, AltaPacific shareholders will become shareholders of Banner with a percentage ownership of Banner that is smaller than the shareholder’s current percentage ownership of AltaPacific. After the merger, AltaPacific shareholders in the aggregate are expected to become owners of approximately 4.3% of the outstanding shares of Banner common stock (without giving effect to any shares of Banner common stock held by AltaPacific shareholders prior to the merger or any adjustment to the exchange ratio). Even if all former AltaPacific shareholders voted together on all matters presented to Banner’s shareholders, the former AltaPacific shareholders would exercise significantly less influence over Banner after the merger relative to their influence over AltaPacific prior to the merger, and thus would have a less significant impact on the approval or rejection of future Banner proposals submitted to a shareholder vote.

Banner will incur significant transaction and merger-related costs in connection with the merger.

Banner expects to continue to incur a number of non-recurring costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial.

Banner will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Banner continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Banner expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Banner to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled “Banner may be unable to successfully integrate AltaPacific’s operations and may not realize the anticipated benefits of acquiring AltaPacific” above.

Other significant non-recurring transaction costs related to the merger include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs and filing fees. Each of Banner and AltaPacific has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial conditions and operating results of the surviving corporation following the closing of the merger. If the merger is not completed, AltaPacific and Banner would have to recognize these and other expenses without realizing the expected benefits of the merger.

The opinion received by the AltaPacific board from Vining Sparks has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinion.

The opinion delivered to the AltaPacific board by Vining Sparks, financial advisor to AltaPacific, as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger agreement to the holders of AltaPacific common stock speaks only as of July 24, 2019, the date of such opinion. Changes in the operations and prospects of Banner or AltaPacific, general market and economic conditions and other factors which may be beyond the control of Banner and AltaPacific may have altered the value of Banner or AltaPacific or the sale prices of shares of Banner common stock or AltaPacific common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Vining Sparks does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. AltaPacific does not currently anticipate asking Vining Sparks to update its opinion to address the fairness of the exchange ratio from a financial point of view at the time the merger is completed or as of any other date other than the date of its opinion. The AltaPacific board’s recommendation that AltaPacific shareholders vote “FOR” approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus. See “The Merger—Opinion of AltaPacific’s Financial Advisor” and Annex C to this proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement/prospectus is being provided to AltaPacific shareholders as part of a solicitation of proxies by AltaPacific’s board for use at its special meeting of shareholders and at any adjournments of such meeting. This proxy statement/prospectus provides AltaPacific shareholders with important information about the special meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The special meeting will be held at the headquarters office of AltaPacific located at 4845 Old Redwood Highway, Santa Rosa, California 95403, on [*], 2019 at [*] [*].m. Pacific Time.

Record Date for the Special Meeting; Stock Entitled to Vote

Only holders of record of AltaPacific common stock at the close of business on [*], 2019, which is the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. On the record date, AltaPacific had [*] shares of its no par value common stock issued, outstanding and eligible to vote at the special meeting.

Quorum

A majority of the shares of AltaPacific common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum at the special meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and entitled to vote at the meeting may adjourn the special meeting to another date.

Purposes of the Special Meeting

The special meeting is being held to consider and vote on the following proposals:

•

Approval of the merger agreement and the merger. To approve the merger agreement dated July 24, 2019 pursuant to which AltaPacific will be merged with and into Banner, as more fully described in this proxy statement/prospectus.

•

Adjournment. To approve any adjournment of the special meeting on one or more occasions, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the principal terms of the merger agreement and the merger.

Recommendation of the AltaPacific Board of Directors

The AltaPacific board has unanimously approved the merger agreement and recommends that the shareholders vote “FOR” approval of the merger agreement and the merger and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such approval.

Number of Votes

Each AltaPacific shareholder is entitled to cast one vote, in person or by proxy, for each share held in that shareholder’s name on the books of AltaPacific as of the record date on the matter to be submitted to the vote of the shareholders.

Votes Required; Voting and Support Agreements

The votes required for each proposal are as follows:

•	Approval of the merger agreement and the merger. The affirmative vote of at least a majority of the outstanding shares of AltaPacific common stock is required to approve this proposal.

•	Adjournment. The affirmative vote of at least a majority of the shares of AltaPacific common stock represented and voting at the special meeting is required to approve this proposal.

All of AltaPacific’s directors and certain of its executive officers have agreed to vote their shares “FOR” approval of the merger agreement and the merger. These directors and executive officers beneficially owned a total of 1,272,128 shares (not including vested option shares), or approximately [*]% of AltaPacific common stock eligible to vote at the special meeting. The form of voting and support agreement is included in Annex B to this proxy statement/prospectus.

Voting of Proxies

Submitting Proxies

Whether or not you plan to attend the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote. You may also vote over the Internet or by telephone. Instructions for all voting can be found on the proxy card included with this proxy statement/prospectus.

If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, your “proxy” (the individual(s) named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the AltaPacific board as follows:

•	“FOR” the approval of the merger agreement and merger; and

•

“FOR” the approval of any adjournment of the special meeting on one or more occasions, if necessary, to permit further solicitation of proxies if there are not sufficient votes in favor of the merger agreement.

Voting by Telephone or Over the Internet

In addition to voting in person or by proxy at the special meeting, AltaPacific shareholders also have the option to vote by telephone or over the Internet. Instructions to vote by telephone or over the Internet can be found on the proxy card included with this proxy statement/prospectus.

Revoking Proxies

AltaPacific shareholders may revoke their proxies at any time before the time their proxies are voted at the special meeting by: (i) filing with the Corporate Secretary of AltaPacific an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at the special meeting; or (iii) if an AltaPacific shareholder has voted such AltaPacific shareholder’s shares by Internet or telephone, by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than such shareholder’s last Internet or telephone vote. Subject to such revocation, shares represented by a properly executed proxy received in time for the special meeting will be voted by the proxy holder thereof in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in favor of the proposals listed on the proxy. If any other business is properly presented at the meeting, the proxy will be voted in accordance with the recommendations of AltaPacific’s board.

Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the special meeting as follows:

AltaPacific Bancorp

4845 Old Redwood Highway

Santa Rosa, California 95403

Attention: Corporate Secretary

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Abstentions and Broker Non-Votes

If you hold your shares of AltaPacific common stock in “street name” (that is, through a broker or other nominee), you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine matters. At the special meeting, none of the matters is a routine matter. Therefore, if you fail to instruct your broker or nominee as to how to vote your shares of AltaPacific common stock, your broker or nominee cannot vote your shares “for” any of the proposals set forth in this proxy statement/prospectus, including the approval of the merger agreement and the merger, without your specific direction. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. It is VERY IMPORTANT that you return the instructions to your broker or nominee. Therefore if you wish to be represented you must vote by completing the information which is sent to you by your broker or nominee.

Dissenters’ Rights

Holders of AltaPacific common stock will have dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. In order to perfect dissenters’ rights, a shareholder of AltaPacific stock must do the following:

•	not vote “FOR” the merger agreement and the merger;

•

make a timely written demand upon AltaPacific for purchase in cash of his or her shares at their fair market value as of July 24, 2019, the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger, which demand includes:

•	the number and class of the shares held of record by him or her that he or she demands upon AltaPacific; and

•	what he or she claims to be the fair market value of his or her shares as of July 24, 2019, excluding any change in such value as a consequence of the proposed merger;

•	have his or her demand received by AltaPacific within 30 days after the date on which the notice of the approval by the outstanding shares is mailed to the shareholder;

•	submit certificates representing his or her shares for endorsement in accordance with Section 1302 of the Corporations Code; and

•	comply with such other procedures as are required by the California Code.

If dissenters’ rights are properly perfected, such dissenter has the right to receive cash in the amount equal to the fair market value, as determined by AltaPacific, or, if required, by a court of law, of their shares of AltaPacific common stock as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger. See “PROPOSAL NO. 1 – THE MERGER— Dissenters’ Rights of AltaPacific Shareholders” and Annex D for additional information.

Other Matters

AltaPacific management is not aware of any other business that will be conducted at the special meeting.

Solicitation of Proxies

AltaPacific’s board of directors is soliciting the proxies for the special meeting. AltaPacific will pay for the cost of such solicitation, including preparation, printing and mailing costs. In addition to solicitation by mail, AltaPacific’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. AltaPacific will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses, if any. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. AltaPacific will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Questions and Additional Information

If you have questions about the merger or the special meeting, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Allen Christensen, Executive Vice President and Chief Financial Officer of AltaPacific, at 4845 Old Redwood Highway, Santa Rosa, California 95403, or by telephone at (707) 236-1500.

THE PARTIES TO THE MERGER

AltaPacific Bancorp

4845 Old Redwood Highway

Santa Rosa, California 95403

(707) 236-1500

AltaPacific is a California-based bank holding company which was incorporated in 2010 for the purpose of acquiring all of the issued and outstanding shares of AltaPacific Bank. AltaPacific Bank is a California state chartered bank that commenced banking operations in Santa Rosa, California in 2006. AltaPacific Bank’s deposits are insured by the FDIC up to the applicable limits of the law. AltaPacific Bank currently operates out of its main office in the city of Santa Rosa in Northern California and from its five additional full service branches located in Southern California in the cities of Glendora, Ontario, Riverside, San Bernardino and Temecula.

AltaPacific is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, it is subject to regulation and examination by the Federal Reserve and the Federal Reserve Bank of San Francisco under delegated authority from the Federal Reserve. As a California state-chartered bank and a member of the Federal Reserve System, AltaPacific Bank is subject to regulation and examination by the Federal Reserve and the DBO.

AltaPacific Bank concentrates its business development efforts on small and medium-sized businesses, service professionals, and individuals in Sonoma, Marin and San Francisco Counties in Northern, California and in Los Angeles, Riverside and San Bernardino Counties in Southern California. It attempts to differentiate itself by having an attentive and focused approach to its customers. AltaPacific Bank uses, to the fullest extent possible, the flexibility that results from being an independently owned and operated bank. Its approach to customer service includes an emphasis on meeting customers’ specialized banking needs through personal contact by its directors, officers and employees. AltaPacific Bank is dedicated to relationship banking, which includes ongoing customer contact by knowledgeable management and staff, as well as customer access to its decision makers.

AltaPacific Bank offers a full complement of lending products to the customers it serves, including commercial lines of credit and term loans, equipment loans, commercial and residential construction loans, small business loans guaranteed by the SBA, business acquisition and expansion financing, inventory financing and working capital loans. AltaPacific Bank offers loans in amounts which exceed its lending limits through participation agreements with its correspondent banks and other financial institutions.

AltaPacific Bank also offers a full complement of deposit products, including demand deposit accounts, interest-bearing checking accounts, regular savings accounts, money market accounts and certificates of deposit. AltaPacific Bank also offers treasury management services including electronic bill payment, cash management services, wire transfers, direct deposits and automatic transfers. It also offers other convenience-related services, including online banking services, courier services and remote deposit capture.

AltaPacific Bank has a website that provides bank services and information so customers can review account information, transact banking business and learn about its products and offerings. The computerized internet banking system of AltaPacific Bank enables its customers to view account information, transfer funds between accounts, access treasury management services (including the initiation of wire transfers and ACH payments), pay bills, make loan payments and pre-schedule deposit transfers and loan payments.

At June 30, 2019, AltaPacific, on a consolidated basis, had $435.9 million of total assets, $334.4 million of net loans and $307.0 million of total deposits. AltaPacific’s common stock is traded on the OTC Market Group’s Pink under the ticker symbol “ABNK.” See “Comparative Per Share Market Price and Dividend Information” on page [*].

AltaPacific’s principal executive office is located at 4845 Old Redwood Highway, Santa Rosa, California 95403, where its telephone number is (707) 236-1500. Its website address is www.apbconnect.com. Information found on, or accessible through, its website is not a part of, and is not incorporated into, this proxy statement/prospectus, and shall not be deemed to be part of this proxy statement/prospectus.

Banner Corporation

10 South First Avenue

Walla Walla, Washington 99362

(509) 527-3636

Banner is a bank holding company incorporated in the State of Washington. It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of August 27, 2019, its 170 branch offices, including 85 branch offices located in Washington, 43 branch offices located in Oregon, 30 branch offices located in California and 12 branch offices located in Idaho. Islanders Bank is also a Washington-chartered commercial bank that conducts business from three locations in San Juan County, Washington. Banner is subject to supervisions and regulation by the Federal Reserve Board.

Banner Bank is a regional bank that offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank that offers similar banking services to individuals, businesses and public entities located primarily in the San Juan Islands. Banner Bank’s and Islanders Bank’s primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding their offices in portions of Washington, Oregon, California and Idaho. Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one-to four-family residential loans and consumer loans. A portion of Banner Bank’s construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation, which is located in the Lake Oswego area of Portland, Oregon.

At June 30, 2019, Banner had total consolidated assets of $11.85 billion, deposits of $9.29 billion and shareholders’ equity of $1.52 billion. Banner common stock is listed on the NASDAQ under the symbol “BANR.” See “Comparative Per Share Market Price and Dividend Information” on page [*].

Banner’s executive offices are located at 10 South First Avenue, Walla Walla, Washington 99362. Banner’s telephone number is (509) 527-3636 and its website is www.bannerbank.com. The information on Banner’s website is not a part of this proxy statement/prospectus and the reference to Banner’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about Banner is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page [*].

THE MERGER

The following discussion contains certain information about the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about AltaPacific or Banner. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Banner makes with the SEC that are incorporated by reference into this document, as described in the section entitled “Where You Can Find More Information” beginning on page[*] of this proxy statement/prospectus.

Terms of the Merger

The merger agreement provides that, subject to the terms and conditions therein, AltaPacific will merge with and into Banner with Banner surviving the merger as the surviving corporation. Immediately following the merger, AltaPacific Bank, AltaPacific’s wholly owned bank subsidiary, will merge with and into Banner’s wholly owned bank subsidiary, Banner Bank, with Banner Bank continuing as the surviving entity.

In the merger, each outstanding share of AltaPacific common stock, other than certain shares held by Banner or AltaPacific (in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary, custodial, escrow or agency or similar capacity or as a result of debts previously contracted) or held by an AltaPacific shareholder who properly exercises dissenters’ right when and in the manner required under Chapter 13 of the California Code, will be converted into the right to receive 0.2712 shares of Banner common stock. The exchange ratio may be subject to change in the event that the percentage increase or percentage decrease in Banner’s stock price exceeds certain thresholds, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page [*] of this proxy statement/prospectus.

Background of the Merger

As part of its continuous effort to enhance long-term value for AltaPacific shareholders, the AltaPacific board periodically evaluates the strategic direction and business objectives of AltaPacific. This process entails consideration of, among other things, the economic, regulatory and competitive conditions in which AltaPacific operates, trends in the financial services industry, as well as AltaPacific’s history, long-term business strategy and objectives.

As part of this evaluation, during the latter half of 2018, the AltaPacific board identified a growing set of challenges facing the community banking industry in general and, in some cases, AltaPacific specifically. In particular, the AltaPacific board recognized the need for increased scale to offset persistently high regulatory compliance costs, the industry-wide proliferation of technology that could not be economically accessed or implemented by AltaPacific at its then-existing scale or with its then-existing resources, and the continued, strong competition for customers from other banks, credit unions and financial technology companies. The AltaPacific board also considered the relative illiquidity of AltaPacific common stock and the importance to AltaPacific’s shareholder base of accessing a source of liquidity to monetize their investment in AltaPacific.

On July 11, 2018, the AltaPacific board held a regularly scheduled meeting, during which the AltaPacific board and the executive management team discussed strategic options for AltaPacific, including remaining independent or pursuing a strategic merger of equals or a sale of AltaPacific. A representative of Panoramic Capital Advisors, which we refer to as “Panoramic,” participated in the meeting. At this meeting, the AltaPacific board, the executive management team, and the representative of Panoramic also discussed the future financial projections and operations of AltaPacific and anticipated industry and market conditions. As a result of the deliberations at this meeting, the AltaPacific board approved a course of action whereby AltaPacific would begin to explore a strategic merger of equals that would enable AltaPacific to better execute its operating strategies, optimize its scale, and leverage its resources to more effectively compete for future acquisitions and other growth opportunities in its marketplace. The AltaPacific board determined that, if a favorable merger of equals were not available, it would assess other strategic measures, including remaining independent or pursuing a sale transaction. The AltaPacific board authorized its merger committee, comprised of directors Frank Basirico, who also serves as AltaPacific’s President and Chief Operating Officer, Gary Deems, Charles O. Hall, who also serves as AltaPacific’s Chief Executive Officer, Tim Jorstad, the chairman of the AltaPacific board, Randall Verrue and Joseph Zils, which we refer to as the “merger committee,” to initiate a process for a potential merger of equals or sale of AltaPacific with the assistance of Panoramic.

On July 12, 2018, the merger committee held a special meeting. A representative of Panoramic participated in the meeting. At the meeting, the representative of Panoramic discussed trends in the community banking industry and AltaPacific’s financial position and trajectory, including recent stock market and M&A valuations in the community banking industry. The representative of Panoramic listed a number of financial institutions, including Banner, that could be potential merger partners based on, among other things, market capitalization, prospects, reputation, and business and cultural alignment. The representative of Panoramic proposed reaching out informally to potential merger partners to gauge interest in a strategic transaction.

On August 1, 2018, the AltaPacific board held a regularly scheduled meeting. A representative of Panoramic participated in the meeting. The representative of Panoramic and the merger committee reported its findings to the AltaPacific board. The AltaPacific board directed the merger committee, with the assistance of Panoramic, to reach out informally to potential merger partners to establish relationships that would allow AltaPacific to gauge each such party’s interest in considering a transaction with AltaPacific and to obtain a sense of each such party’s merger philosophies and estimated valuations for AltaPacific.

From early August 2018 through November 2018, at the merger committee’s direction, a representative of Panoramic contacted fourteen financial institutions identified by Panoramic, senior management of AltaPacific, and the AltaPacific board as potential strategic partners concerning their level of interest, if any, in pursuing a transaction with AltaPacific. The list of potential strategic partners included financial institutions headquartered outside of California, including institutions which had no existing branch operations in California, and financial institutions headquartered in California. Some of the out of state financial institutions stated they were not interested in entering California at the present time, while others stated they were not actively seeking acquisition candidates. During this period, AltaPacific entered into confidentiality agreements with two financial institutions, including a confidentiality agreement with Banner that was entered into on September 28, 2018, and AltaPacific only received a non-binding indication of interest from Banner.

On August 28, 2018, with the approval of the merger committee, a financial institution headquartered in California, which we refer to as “Company A,” entered into a confidentiality agreement with AltaPacific in order to commence due diligence. A virtual data room containing certain non-public information about AltaPacific was opened, and access was granted to Company A.

On September 5, 2018, the AltaPacific board held a regularly scheduled meeting. A representative of Panoramic participated in the meeting. The AltaPacific board and the executive management team discussed the interest received from Banner and Company A. The AltaPacific board and the representative of Panoramic also discussed the informal expression of interest received by Panoramic from a California financial institution, which we refer to as “Company B.” After discussion with the executive management team and a representative from Panoramic, the AltaPacific board concluded that a combination of the two financial institutions would not be in the best interest of AltaPacific’s shareholders due to factors which included, but were not limited to, the illiquid stock of Company B and the business culture and strategies of Company B, which were not aligned with AltaPacific. The AltaPacific board and the representative of Panoramic further discussed the informal expressions of interest received by Panoramic from a Midwest financial institution, which we refer to as “Company C”, and a California financial institution, which we refer to as “Company D.” After discussion with the executive management team and a representative from Panoramic, the AltaPacific board instructed the merger committee and Panoramic to continue discussions with Banner, Company A, Company C and Company D.

On September 20, 2018, Messrs. Jorstad and Hall met with representatives of Company C to discuss its preliminary interest in a strategic business combination transaction with AltaPacific. During the meeting, the representatives of Company C stated that while they had some interest in discussing a possible merger transaction, Company C was currently discussing a possible merger transaction with another California financial institution and were not in a position to move forward with any further discussions with AltaPacific until they were able to conclude their discussions with the other institution. In addition, the representatives of Company C stated that their current expansion plans did not include entry into the Southern California market.

On September 26, 2018, Messrs. Jorstad and Hall met with representatives of Banner. At the meeting with Banner, Mr. Hall provided an overview of AltaPacific’s operations, financial condition, and strategy, and the representatives of Banner discussed the cultures of the two companies and the complementary nature of their branch locations and strategies.

On September 28, 2018, after entering into a confidentiality agreement with Banner, AltaPacific granted Banner access to certain non-public information in its virtual data room.

In late September 2018, Company A notified a representative of Panoramic that it would not proceed further with exploring a transaction with AltaPacific.

On October 3, 2018, Messrs. Jorstad and Hall met with representatives of Company D to discuss its preliminary interest in a strategic transaction with AltaPacific. During the discussion, a representative of Company D stated that current market conditions had negatively impacted the stock price of Company D which has impaired their ability to offer a fair price for AltaPacific. As a result, the representative stated that he would not be in a position to continue any meaningful discussions until the stock value of Company D substantially improved, which he anticipated would not occur until 2019.

On October 3, 2018, the AltaPacific board held a regularly scheduled meeting. A representative of Panoramic participated in the meeting. The executive management team of AltaPacific, the representative of Panoramic, and the merger committee updated the AltaPacific board on the progress made with respect to Banner and Companies A, C, and D, including that Companies A and D had decided to withdraw their interest in pursuing a transaction with AltaPacific. The representative of Panoramic reviewed the list of financial institutions that had been contacted to gauge interest in a potential strategic business combination transaction with AltaPacific, and the AltaPacific board identified Banner and Company C as the two primary candidates.

On November 7, 2018, the AltaPacific board held a regularly scheduled meeting. A representative of Panoramic participated in the meeting. The executive management team of AltaPacific, the representative of Panoramic, and the merger committee updated the AltaPacific board on the progress made with respect to Banner and noted that there had been no further discussions with Company C subsequent to the meeting on September 20, 2018. Following discussion by the AltaPacific board, the representative of Panoramic was instructed to solicit a non-binding indication of interest from Banner.

In mid-November 2018, as directed by the AltaPacific board, Panoramic requested that Banner submit a written non-binding indication of interest for a potential strategic business combination transaction with AltaPacific.

On November 30, 2018, Banner submitted an indication of interest, which provided a non-binding proposal for an all-stock transaction based on a fixed exchange ratio of 0.2691 shares of Banner common stock per share of AltaPacific common stock. The indication of interest described certain other terms of a proposed transaction, including a customary termination fee payable by AltaPacific under certain circumstances. The indication of interest was contingent on AltaPacific agreeing to a 120-day exclusivity period during which AltaPacific would not, among other things, solicit proposals from or provide confidential information to other potential strategic business combination transaction partners.

On December 5, 2018, the AltaPacific board held a regularly scheduled meeting. A representative of Panoramic participated in the meeting. Mr. Jorstad, the executive management team, and the representative of Panoramic updated the AltaPacific board on the events since the prior AltaPacific board meeting on November 7, 2018, including an overview of the written indication of interest from Banner. Based on Banner’s last closing stock price prior to the meeting, the merger consideration proposed in Banner’s indication of interest was valued at approximately $16.08 per share of AltaPacific common stock, or $92.7 million in the aggregate. With the assistance of the representative from Panoramic, the AltaPacific board considered the Banner indication of interest and, based on publicly available information, analyzed Banner’s stock valuation and prospects, including the risks to Banner’s business. The AltaPacific board discussed the valuation, risks and benefits of the Banner indication of interest, including, among other things, the active trading market and liquidity for Banner common stock and Banner’s history of paying cash dividends. The AltaPacific board also discussed the potential effect of a transaction with Banner on AltaPacific’s employees, customers, communities and other constituencies. The AltaPacific board determined that a merger with Banner had the potential to maximize value for AltaPacific shareholders and to be in the best interest of AltaPacific and its other constituents, and that it was in the best interest of AltaPacific and its shareholders to engage in negotiations with Banner with the goal of obtaining the highest merger consideration possible. At the conclusion of the meeting, the AltaPacific board directed Panoramic to propose an exchange ratio of 0.3125 shares of Banner common stock per share of AltaPacific common stock, which, based on Banner’s last closing stock price prior to the meeting, represented a value of roughly $18.68 per share of AltaPacific common stock, and a 60-day exclusivity period.

On December 7, 2018, Mr. Hall, on behalf of AltaPacific, sent Banner a counter-offer with respect to certain terms and conditions in Banner’s initial non-binding indication of interest, which included a proposal to increase the fixed exchange ratio to 0.3125 shares of Banner common stock per share of AltaPacific common stock and to reduce the exclusivity period to 60 days.

On December 14, 2018, Banner responded to AltaPacific’s counter-offer with a proposal that provided for a fixed exchange ratio of 0.2829 shares of Banner common stock per share of AltaPacific common stock and a 90-day exclusivity period.

On December 16, 2018, the executive management team and members of the merger committee of AltaPacific held a teleconference to discuss the recent offer letter. A representative of Panoramic participated in the teleconference. Noting that the recent offer did not meet the terms of AltaPacific’s December 7, 2018, counter-offer, the merger committee decided to decline Banner’s revised offer and choose to explore other opportunities. The merger committee then directed the representative of Panoramic to seek out other entities which might have an interest in pursuing a transaction with AltaPacific.

On December 17, 2018, Mr. Jorstad communicated with Mark J. Grescovich, President and Chief Executive Officer of Banner, to thank him for Banner’s interest in AltaPacific and indicated that AltaPacific had decided to decline their latest offer. The two individuals agreed to stay in communication with one another and each were open to reengaging in potential merger discussions.

During the rest of December 2018 through February 2019, a representative of Panoramic contacted four California financial institutions, a California business development company and a Western credit union to assess their level of interest, if any, in pursuing a transaction with AltaPacific. All four California financial institutions declined to submit an offer stating various reasons including, but not limited to, the fact that their institution was currently not seeking acquisition candidates, AltaPacific did not fit within their acquisition strategy as they were not interested in entering the Southern California market or the institution was concerned regarding their ability to pay a fair price for AltaPacific given current market conditions had negatively impacted the price of their stock.

In January 2019, a representative of Panoramic advised the merger committee that representatives of a California business development company, which we refer to as “Company E,” wished to meet to discuss the possibility of a strategic business combination with AltaPacific.

On January 31, 2019, an investment banker met with a representative of Panoramic stating that he had a client who might have an interest in pursuing a transaction with AltaPacific. The investment banker and the representative of Panoramic met on February 19, 2019, at which time the investment banker identified the name of his client, which is a California financial institution that we refer to as “Company F”. Following the meeting, the representative of Panoramic contacted Mr. Hall and informed him of the meeting. Mr. Hall stated that he would discuss the information with executive management and the merger committee.

On February 5, 2019, Messrs. Jorstad, Hall and Basirico met with representatives of Company E. Messrs. Jorstad and Hall had become acquainted with the chief executive officer of Company E a number of years ago and were familiar with the operations of Company E. At the conclusion of the meeting the representatives of Company E expressed a desire to enter into a confidentiality agreement with AltaPacific and conduct preliminary due diligence.

On February 6, 2019, the AltaPacific board held a regularly scheduled meeting. A representative of Panoramic participated in the meeting. Mr. Jorstad briefed the AltaPacific board on the status of Company E’s interest in pursuing a strategic business combination transaction with AltaPacific. The representative from Panoramic provided information on the executive management team of Company E. After discussion, the AltaPacific board authorized management to enter into a confidentiality agreement with Company E. On February 7, 2019, a confidentiality agreement was issued to Company E. In addition, during the meeting Mr. Hall informed the AltaPacific board of the recent discussion he had with the representative of Panoramic regarding Company F. The AltaPacific board then discussed the business and operating strategies and financial performance of Company F and concluded that pursuing a transaction with Company F would not be in the best interests of the shareholders of AltaPacific due to factors which included, but were not limited to, the illiquid stock of Company F and the business culture and strategies of Company F, which were not aligned with AltaPacific.

On February 20, 2019, a representative of Panoramic informed executive management of AltaPacific that representatives of a Western credit union, which we refer to as “Company G,” requested information on AltaPacific as they were interested in discussing the possibility of a possible merger. Executive management of AltaPacific authorized the release of investor presentation materials to Company G.

On March 2, 2019, a representative of Panoramic informed executive management of AltaPacific that Company G decided to withdraw their expression of interest as they concluded they did not have an interest in pursuing a transaction with a financial institution that had branch operations in Southern California.

On March 6, 2019, the AltaPacific board held a regularly scheduled meeting. A representative of Panoramic participated in the meeting. Mr. Hall briefed the AltaPacific board on potential meetings with chief executive officers and, in certain instances, board members of regional financial institutions at the Western Bankers Association, which we refer to as the “WBA,” conference in Hawaii during March 2019 that he intended to take with Mr. Jorstad, which were intended to informally gauge interest in a merger of equals with AltaPacific. The representative of Panoramic informed the AltaPacific board that Company E had not yet entered into a confidentiality agreement with AltaPacific.

On March 9, 2019, while attending the WBA conference Messrs. Jorstad, Hall and Basirico met with representatives of a California financial institution, which we refer to as “Company H.” The purpose of the meeting was to discuss the possibility of a possible merger of equals. Following the discussion, Messrs. Jorstad, Hall and Basirico concluded that a business combination with Company H would not be in the best interests of AltaPacific’s shareholders due to several reasons, including, but not limited to, differing business and operating strategies of the two institutions, the illiquid stock of Company H, and a merger with Company H would effectively result in a transfer of control of AltaPacific to Company H without payment of an adequate control premium.

On March 11, 2019, while attending the WBA conference, Messrs. Jorstad, Hall and Basirico met with representatives of a California financial institution, which we refer to as “Company I.” The purpose of the meeting was to discuss the possibility of a possible merger of equals. On March 19, 2019, Company I entered into a confidentiality agreement with AltaPacific in order to commence due diligence.

On April 3, 2019, the AltaPacific board held a regularly scheduled meeting. A representative of Panoramic participated in the meeting. Mr. Jorstad briefed the AltaPacific board on the meeting he and Messrs. Hall and Basirico had with representatives of Company H and Company I as well as other informal meetings with chief executive officers and, in certain instances, board members of financial institutions at the WBA conference in Hawaii during March 2019. Following Mr. Jorstad’s comments, the AltaPacific board, executive management and a representative of Panoramic discussed possible opportunities and strategies which would support AltaPacific’s long-term business strategy and objectives. During the course of the discussion, the AltaPacific board, the executive management team and the representative of Panoramic determined that, given the economies of scale necessary to effectively compete and create organic growth in AltaPacific’s market or in a combined market with a financial institution of a similar or smaller size, a strategic merger of equals was not in the best interests of the shareholders of AltaPacific. Further, the representative of Panoramic informed the AltaPacific board that Company E and Company I were unable to proceed with negotiations regarding a strategic business combination transaction at this time. After consultation with the executive management team and the representative of Panoramic, the AltaPacific board decided to schedule an in-person meeting with Mr. Grescovich and Peter Conner, Chief Financial Officer of Banner.

On April 16, 2019, Messrs. Jorstad, Hall, and Basirico met with Messrs. Grescovich and Conner to further negotiate Banner’s non-binding indication of interest in AltaPacific.

On May 7, 2019, subsequent to the in-person negotiation, Banner submitted a revised indication of interest, which provided a non-binding proposal for an all-stock transaction with an exchange ratio between 0.2836 and 0.2600 shares of Banner common stock for each share of AltaPacific common stock in the event the trading price of Banner common stock was between $55.00 and $60.00 per share. In the event the trading price of Banner common stock was less than $55.00 at the closing of the transaction, the exchange ratio would be fixed at 0.2836 shares of Banner common stock per share of AltaPacific common stock. In the event the trading price of Banner common stock was above $60.00 per share, the exchange ratio would be fixed at 0.2600 shares of Banner common stock per share of AltaPacific common stock. The revised indication of interest provided for a 60-day exclusivity period.

On May 8, 2019, the AltaPacific merger committee held a special meeting. A representative of Panoramic participated in the meeting. Based on Banner’s closing stock price immediately prior to the meeting, the merger consideration proposed in Banner’s indication of interest was valued at approximately $15.36 per share of AltaPacific common stock, or $88.6 million in the aggregate. After discussions with the representative of Panoramic, the merger committee determined to recommend to the full AltaPacific board that AltaPacific make a counter-offer to Banner to increase the per-share merger consideration to at least $15.80 per share of AltaPacific common stock.

On May 11, 2019, the AltaPacific board held a special meeting. A representative of Panoramic participated in the meeting. After consulting with the representative of Panoramic, the AltaPacific board determined that it would make a counter-offer to Banner that indicated AltaPacific would accept either a fixed dollar price of $16.00 per share of AltaPacific common stock in an all-stock transaction, with a floating exchange rate, or a fixed exchange rate of 0.2762 shares of Banner common stock per share of AltaPacific common stock. The AltaPacific board further determined that, in the event Banner accepted either price proposal made in its counter-offer, it would be in the best interests of AltaPacific and its shareholders to agree to negotiate exclusively with Banner on such revised terms. The AltaPacific board made its determination in consultation with the representative of Panoramic and its executive management team, and it considered, among other factors, the benefits and risks of a transaction with Banner as compared to AltaPacific’s stand-alone prospects as well as the fact that none of the other potential counter-parties contacted by Panoramic had expressed actionable interest in a strategic business combination transaction with AltaPacific. The AltaPacific board authorized Mr. Hall to sign the indication of interest in the event Banner accepted either price proposal.

On May 13, 2019, Messrs. Jorstad, Hall and Basirico and a representative of Panoramic contacted Messrs. Grescovich and Conner and a consultant from Stephens Inc., which we refer to as “Stephens,” and verbally informed them of AltaPacific’s counter-offer.

On May 14, 2019, Banner submitted a revised indication of interest, which provided a non-binding proposal for an all-stock transaction based on a fixed exchange ratio of 0.2762 shares of Banner common stock for each share of AltaPacific common stock. Based on Banner’s closing stock price that day, the merger consideration proposed in Banner’s indication of interest was valued at approximately $14.94 per share of AltaPacific common stock, or $86.1 million in the aggregate. Mr. Hall executed the indication of interest on May 15, 2019.

On May 14, 2019, AltaPacific and Panoramic entered into a formal engagement letter to provide for the compensation of Panoramic for its consulting services to AltaPacific.

On May 23, 2019, AltaPacific and Vining Sparks entered into a formal engagement letter pursuant to which Vining Sparks agreed to render a financial fairness opinion regarding the merger consideration to be paid to AltaPacific shareholders.

On June 14, 2019, representatives of Davis Wright Tremaine LLP, which we refer to as “Davis Wright,” corporate counsel to Banner, distributed a draft of the merger agreement to King, Holmes, Paterno & Soriano, LLP, corporate counsel to AltaPacific, which we refer to as “KHPS.” The draft merger agreement provided, among other things, for a restriction on AltaPacific’s ability to pay any dividends between execution of the merger agreement and closing of the merger and a condition to the consummation of the merger that AltaPacific have a least a specified minimum amount of adjusted tangible common equity as of the closing.

In late June, a representative of Panoramic spoke with representatives of Stephens regarding adding a price protection mechanism to the draft merger agreement, specifically a “double-trigger” termination provision in favor of either AltaPacific or Banner, depending on the performance of the trading price of Banner common stock. For more information on the “double-trigger” termination provision, please see “The Merger Agreement—Termination of the Merger Agreement” beginning on page [*] of this proxy statement/prospectus During this period of time, Mr. Conner contacted the representative of Panoramic and expressed Banner’s continued desire to proceed with the transaction, but indicated that through due diligence, Banner had discovered that certain of its value assumptions underlying the exchange ratio in the Banner indication of interest were not supported. In order to compensate for this development, Banner proposed a revised exchange ratio of 0.2712 shares of Banner common stock per share of AltaPacific common stock.

On June 27, 2019, the AltaPacific board held a special meeting. Representatives from Panoramic, Vining Sparks, and KHPS participated in the meeting. At the meeting, the representative of Panoramic and KHPS led a discussion with the AltaPacific board regarding the negotiations with Banner and the current draft of the merger agreement. The AltaPacific board discussed Banner’s due diligence findings and Banner’s proposed revised terms. The AltaPacific board also considered the relative merits of AltaPacific’s stand-alone prospects and the proposed transaction with Banner at the revised exchange ratio. Following the discussion, the AltaPacific board directed Panoramic to proceed with negotiation of the transaction terms with Stephens.

On July 12, 2019, Davis Wright distributed a revised draft of the merger agreement that included a “double-trigger” termination provision, a revised exchange ratio of 0.2712 shares of Banner common stock per share of AltaPacific, and a specified minimum amount of adjusted tangible common equity as of the closing of $50.3 million plus $13,000 for every day past September 30, 2019, that the closing of the merger took place. Based on Banner’s closing stock price that day, the merger consideration proposed in Banner’s indication of interest was valued at approximately $14.80 per share of AltaPacific common stock, or $85.4 million in the aggregate.

Between July 12, 2019, and July 24, 2019, AltaPacific and Banner, along with their financial and legal advisors, finalized the merger agreement and related documents.

On July 23, 2019, the AltaPacific board held a special meeting. A representative of Panoramic, Vining Sparks, and KHPS participated in the meeting. Representatives of KHPS discussed with the directors the directors’ fiduciary duties and legal obligations in the context of considering the transaction with Banner, reviewed the merger agreement and related documents, and provided an updated report on legal due diligence findings with respect to Banner. The executive management team of AltaPacific provided an updated report on its business due diligence with respect to Banner. A representative of Vining Sparks reviewed the financial aspects of the proposed merger, including discussing the various financial methodologies used in its analysis, and provided Vining Sparks’ oral opinion to the AltaPacific board, subsequently confirmed in writing, to the effect that, as of July 23, 2019, the exchange ratio provided in the merger agreement was fair to the holders of AltaPacific common stock from a financial point of view. The AltaPacific board asked questions and discussed each of the reports and presentations, considered the relative merits of AltaPacific’s stand-alone prospects and the proposed transaction with Banner on the terms provided in the merger agreement, and considered the effect of the proposed transaction with Banner on AltaPacific’s employees, customers, communities, and other constituencies. Following this discussion and the receipt of Vining Sparks’ oral opinion, the AltaPacific board unanimously (i) determined that the merger, on the terms and conditions set forth in the merger agreement, was in the best interests of AltaPacific and its shareholders, (ii) approved entering into the merger agreement and related agreements, (iii) directed that the merger agreement and the transactions contemplated thereby be submitted to the AltaPacific shareholders for approval at a meeting of the AltaPacific shareholders, and (iv) determined to recommend that the AltaPacific shareholders approve the merger agreement and the transactions contemplated thereby.

On July 24, 2019, the merger agreement and related documents were executed, and Banner and AltaPacific publicly announced the merger in a joint press release.

AltaPacific’s Reasons for the Merger; Recommendation of the AltaPacific Board of Directors

At a meeting held on July 23, 2019, the AltaPacific board unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, was in the best interests of AltaPacific and its shareholders. In the course of reaching this determination and making the related decision to approve the merger agreement and recommend that AltaPacific shareholders vote “FOR” the proposal to approve the merger agreement, the AltaPacific board evaluated the merger and the merger agreement in consultation with the management of AltaPacific and AltaPacific’s financial advisor and legal counsel. In making its determination and reaching its decision to approve the merger agreement and recommend that AltaPacific shareholders vote “FOR” the proposal to approve the merger agreement, the AltaPacific board considered a number of factors, including the following factors that the AltaPacific board viewed as generally supporting its determination and decisions:

•	the value and form of consideration to be received by AltaPacific shareholders in the merger;

•

its belief that the value of consideration to be received by AltaPacific shareholders in the merger was more favorable to AltaPacific shareholders than the potential value that might result from other alternatives reasonably available to AltaPacific in light of a number of factors, including the risks and uncertainties associated with such alternatives;

•

that as a result of negotiations with Banner, the exchange ratio of 0.2712 shares of Banner common stock per share of AltaPacific common stock was the highest consideration per share of AltaPacific common stock that Banner was willing to pay at the time of those negotiations;

•	the expectation that the merger will generally be a tax-free transaction to AltaPacific shareholders with respect to the Banner common stock received by virtue of the merger;

•

the fact that several potential counterparties were contacted regarding their interest in a transaction with AltaPacific and two counterparties other than Banner entered into confidentiality agreements and commenced diligence, and that no potential counterparties other than Banner submitted an actionable proposal for a business combination transaction;

•

the historical and prospective business of AltaPacific on a stand-alone basis and the risks and challenges associated with successfully executing on AltaPacific’s stand-alone strategic plan, including risks relating to AltaPacific’s relatively small scale, the cost of adopting new technology, and competitive pressures;

•	the historical trading ranges for Banner common stock;

•	information concerning Banner’s financial condition and results of operations, including the expectation that Banner will be well-capitalized upon completion of the merger;

•	the likely impact of the merger on the employees and customers of AltaPacific and the strategic plans, methods of operation and organizational structure of Banner;

•	the future employment opportunities for the existing employees of AltaPacific Bank;

•

the complementary nature of the cultures of AltaPacific and Banner, which the AltaPacific board believes will facilitate integration and implementation of the merger and benefit AltaPacific shareholders in their ownership of the combined company;

•

the oral opinion of Vining Sparks provided to the AltaPacific board on July 23, 2019, and subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio provided for in the merger agreement was fair to the holders of AltaPacific common stock from a financial point of view, as more fully described below under “—Opinion of AltaPacific’s Financial Advisor”;

•

the expectation that AltaPacific shareholders would have the opportunity to continue to participate in the growth of the combined company and expense savings as a result of the merger, and would also benefit from the significantly greater liquidity of the trading market for Banner common stock;

•

the fact that the exchange ratio is fixed, which the AltaPacific board believes is consistent with market practice for transactions of this type and with the strategic purpose of the transaction; provided, that AltaPacific may terminate the merger agreement in the event that the trading price of Banner’s common stock drops by more than 25% both on an absolute basis and in relation to the NASDAQ Bank Index, and this 25% trigger for termination on price decrease is consistent with market practice for transactions of this type;

•	the fact that Banner’s common stock is widely held and has an active trading market;

•	the fact that AltaPacific’s common stock is not actively traded or quoted and has limited liquidity;

•

that Banner has historically paid a cash dividend on its common stock and that AltaPacific shareholders would be able to participate in any future dividends paid by Banner upon completion of the merger;

•	the terms and conditions of the merger agreement, including:

•	the limited and otherwise customary conditions to Banner’s obligations to complete the merger, and the AltaPacific board’s expectation that such conditions will be satisfied in a timely manner;

•

the provisions in the merger agreement that, under certain circumstances and subject to certain conditions, provide for the ability of the AltaPacific board to respond to an unsolicited acquisition proposal that the AltaPacific board determines in good faith constitutes or is reasonably likely to result in a superior proposal;

•

the provisions of the merger agreement that provide for the ability of the AltaPacific board, under certain circumstances following the failure of AltaPacific shareholders to approve the merger agreement at a meeting of AltaPacific shareholders and subject to certain conditions, including the payment of a termination fee, to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal; and

•

the fact that under the California Code, the AltaPacific shareholders who do not vote in favor of the approval of the merger agreement and otherwise comply with the requirements of the California Code will have the right to pursue their dissenters’ rights under the California Code if the merger is completed.

The AltaPacific board also considered a number of uncertainties and risks in its deliberations concerning the transactions contemplated by the merger agreement, including the following:

•

that the merger consideration will be paid through the issuance of a fixed number of shares of Banner common stock, and any decrease in the market price of Banner common stock after the date of the merger agreement will result in a reduction in the value of the merger consideration to be received by AltaPacific shareholders at the effective time of the merger;

•	that AltaPacific shareholders will not necessarily know or be able to calculate in advance the actual value of the merger consideration which they would receive upon completion of the merger;

•	the fact that completion of the merger is subject to conditions that are not fully in AltaPacific’s control, such as the approval of AltaPacific shareholders and the receipt of regulatory approvals;

•

the fact that the exchange ratio is fixed, and AltaPacific cannot terminate the merger agreement in the event that the trading price of Banner common stock drops, unless it drops by more than 25% both on an absolute basis and in relation to the NASDAQ Bank Index;

•

the fact some of AltaPacific’s directors and executive officers may have certain interests, including financial interests, in the merger that may be different from, or in addition to, those of AltaPacific shareholders generally. See “—Interests of AltaPacific’s Directors and Executive Officers in the Merger”;

•

the possible disruption to AltaPacific’s business that may result from the announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of AltaPacific’s business;

•

the provisions in the merger agreement restricting AltaPacific from soliciting third-party proposals and providing for the payment of a termination fee in certain circumstances, which the AltaPacific board understood would potentially limit the willingness of a third party to propose a business combination transaction with AltaPacific and the ability of AltaPacific to enter into a such a transaction; and

•	the restrictions contained in the merger agreement on the operation of AltaPacific’s business during the period between signing of the merger agreement and completion of the merger.

The foregoing discussion of the reasons that led the AltaPacific board to approve the merger agreement and recommend that AltaPacific’s shareholders vote in favor of the proposal to approve the merger agreement includes the material factors considered by the AltaPacific board in connection with its evaluation of the merger, but is not intended to be exhaustive. In reaching its determination to approve and recommend the transaction, the AltaPacific board based its determination on the totality of the information available to it and did not assign any relative or specific weights to the reasons considered in reaching that determination. Individual directors may have given differing weights to different reasons.

After careful consideration, the AltaPacific board unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, was in the best interests of AltaPacific and its shareholders.

The AltaPacific board unanimously recommends that AltaPacific shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of AltaPacific’s Financial Advisor

AltaPacific’s board of directors retained Vining Sparks to render financial advisory and investment banking services. Vining Sparks is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with AltaPacific and its business. As part of its investment banking business, Vining Sparks is regularly engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

At the July 23, 2019 meeting of the AltaPacific board, Vining Sparks rendered its opinion to the AltaPacific board that the merger consideration to be received by AltaPacific common shareholders in the proposed transaction is fair, from a financial point of view, to AltaPacific’s common shareholders. The full text of Vining Sparks’ opinion is attached as Annex C to this proxy statement/prospectus and should be read in its entirety.

Vining Sparks’ opinion was directed to AltaPacific’s board of directors and is limited to the fairness, from a financial point of view, of the consideration to be received by AltaPacific common shareholders in the proposed transaction. It did not address AltaPacific’s underlying business decision to proceed with the proposed transaction or constitute a recommendation to the AltaPacific board as to how it should vote on the merger and does not constitute a recommendation to any holder of AltaPacific common stock as to how such shareholder should vote in connection with the merger.

Vining Sparks’ opinion was reviewed and approved by Vining Sparks’ Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

For purposes of Vining Sparks’ opinion and in connection with its review of the proposed transaction, Vining Sparks has, among other things:

•	reviewed the terms of the merger agreement made available to Vining Sparks;

•

reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of AltaPacific and Banner, including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

•	reviewed publicly available consensus “street estimates” of Banner earnings for 2019 and 2020 and reviewed publicly available research reports;

•

reviewed certain financial forecasts and projections of AltaPacific, prepared by AltaPacific management, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger discussed with AltaPacific management;

•

held discussions with senior management of AltaPacific concerning the past and current results of operations of AltaPacific, its current financial condition and management’s opinion of its future prospects;

•	reviewed reported market prices and historical trading activity of Banner and AltaPacific common stock;

•

reviewed certain aspects of the financial performance of Banner and AltaPacific and compared such financial performance of Banner and AltaPacific, together with stock market data relating to Banner common stock, with similar data available for certain other financial institutions the securities of which are publicly traded;

•

reviewed the financial terms of merger and acquisition transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Vining Sparks deemed to be relevant;

•	reviewed the pro forma financial impact of the merger on AltaPacific; and

•	reviewed such other information, financial studies, analyses and investigations, as Vining Sparks considered appropriate under the circumstances.

In conducting its review and arriving at its opinion, Vining Sparks has assumed and relied, without independent verification, upon the accuracy and completeness of all the financial and other information that has been provided to it by AltaPacific and Banner, and their respective representatives, and of the publicly available information that was reviewed by Vining Sparks. Vining Sparks is not an expert in the evaluation of the adequacy of allowances for loan losses and it did not independently verify the adequacy of such allowances. Vining Sparks assumed that the allowance for loan losses set forth in the financial statements of Banner and AltaPacific were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Vining Sparks did not conduct a physical inspection of any of the properties or facilities of AltaPacific or Banner, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of AltaPacific or Banner, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Vining Sparks assumed that any projections provided by or approved by AltaPacific were reasonably prepared and reflect the best currently available estimates and judgments of AltaPacific management.

Vining Sparks’ opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date thereof, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Banner or AltaPacific could materially affect the assumptions used in preparing the opinion. Vining Sparks assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either AltaPacific or Banner since the date of the last financial statements of each entity that were made available to Vining Sparks. Vining Sparks assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by each party under such agreement and that the conditions precedent in the merger agreement are not waived.

In delivering its opinion to the board of directors of AltaPacific, Vining Sparks prepared and delivered to AltaPacific’s board of directors written materials containing various analyses and other information. The following is a summary of the material financial analyses performed by Vining Sparks in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Vining Sparks. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Vining Sparks believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. In its analyses, Vining Sparks made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of AltaPacific, Banner and Vining Sparks. Any estimates contained in Vining Sparks’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Vining Sparks’ opinion was based on information available to Vining Sparks through the date of its opinion and conditions as they existed and could be evaluated on the date thereof. Vining Sparks reviewed the financial terms of the proposed transaction set forth in the merger agreement and for purposes of the financial analyses described below and based on merger consideration of 0.2712 shares of Banner for each outstanding share of AltaPacific. Based on a stock price of $53.50 for Banner common stock (based on the closing price on July 18, 2019), the Merger Consideration would equal $14.51 per share.

Selected Company Analysis—Banner. Vining Sparks used publicly available information to compare selected financial information and stock pricing for Banner with a selected group of financial institutions.    The Banner peer group consisted of publicly traded western banking organizations with total assets between $5 billion and $25 billion, excluding merger targets. While Vining Sparks believes that the companies listed below are similar to Banner, none of these companies have the same composition, operations, size or financial profile as Banner.

Company	Ticker	City	State
Axos Financial, Inc.	AX	San Diego	CA
Banc of California, Inc.	BANC	Santa Ana	CA
Bank of Hawaii Corporation	BOH	Honolulu	HI
Cathay General Bancorp	CATY	Los Angeles	CA
Central Pacific Financial Corp.	CPF	Honolulu	HI
Columbia Banking System, Inc.	COLB	Tacoma	WA
CVB Financial Corp.	CVBF	Ontario	CA
Farmers & Merchants Bank of Long Beach	FMBL	Long Beach	CA
First Foundation Inc.	FFWM	Irvine	CA
First Hawaiian, Inc.	FHB	Honolulu	HI
First Interstate BancSystem, Inc.	FIBK	Billings	MT
Glacier Bancorp, Inc.	GBCI	Kalispell	MT
Hanmi Financial Corporation	HAFC	Los Angeles	CA
Heritage Financial Corporation	HFWA	Olympia	WA
HomeStreet, Inc.	HMST	Seattle	WA
Hope Bancorp, Inc.	HOPE	Los Angeles	CA
Luther Burbank Corporation	LBC	Santa Rosa	CA
Mechanics Bank	MCHB	Walnut Creek	CA
Opus Bank	OPB	Irvine	CA
Pacific Premier Bancorp, Inc.	PPBI	Irvine	CA
TriCo Bancshares	TCBK	Chico	CA
W.T.B. Financial Corporation	WTBF.B	Spokane	WA
Washington Federal, Inc.	WAFD	Seattle	WA
Westamerica Bancorporation	WABC	San Rafael	CA
Western Alliance Bancorporation	WAL	Phoenix	AZ

To perform this analysis, Vining Sparks used financial information as of March 31, 2019, a price of $53.50 for Banner (the closing price on July 18, 2019) and pricing data for the peer group as of July 18, 2019 obtained from S&P Global Market Intelligence. The following table sets forth the comparative financial and market data:

	Banner	Peer Group Median
Total assets (in millions)	$11,740.3	$9,886.2
LTM return on average assets	1.28%	1.28%
LTM return on average equity	10.35%	10.36%
Equity/assets	12.87%	12.64%

Loans/deposits	92.71%	89.32%
Loan loss reserve/gross loans	1.11%	0.86%
Nonperforming assets/assets	0.29%	0.38%
Efficiency ratio	62.82%	55.70%
Price/book value per share	1.24x	1.32x
Price/tangible book value per share	1.65x	1.71x
Price/LTM earnings per share	12.7x	13.9x

Selected Company Analysis—AltaPacific. Vining Sparks used publicly available information to compare selected financial information and stock pricing for AltaPacific with those of a group of comparable publicly traded California banking organizations with total assets between $250 million and $800 million, excluding merger targets. While Vining Sparks believes that the companies listed below are similar to AltaPacific, none of these companies have the same composition, operations, size or financial profile as AltaPacific.

Company	Ticker	City	State
1st Capital Bank	FISB	Salinas	CA
American River Bankshares	AMRB	Rancho Cordova	CA
American Riviera Bank	ARBV	Santa Barbara	CA
Bank of San Francisco	BSFO	San Francisco	CA
Bank of Southern California, NA	BCAL	San Diego	CA
Broadway Financial Corporation	BYFC	Los Angeles	CA
CommerceWest Bank	CWBK	Irvine	CA
Communities First Financial Corporation	CFST	Fresno	CA
Community Bank of the Bay	CBYA.A	Oakland	CA
Cornerstone Community Bancorp	CRSB	Red Bluff	CA
Golden State Bancorp	GSBX	Glendale	CA
Liberty Bancorp	LIBC	South San Francisco	CA
Mission Bancorp	MSBC	Bakersfield	CA
Mission Valley Bancorp	MVLY	Sun Valley	CA
Northern California National Bank	NCNB	Chico	CA
Pacific Alliance Bank	PFBN	Rosemead	CA
Pacific Enterprise Bancorp	PEBN	Irvine	CA
Pacific Valley Bank	PVBK	Salinas	CA
Pinnacle Bank	PBNK	Gilroy	CA
Redwood Capital Bancorp	RWCB	Eureka	CA
River Valley Community Bancorp	RVCB	Yuba City	CA
Santa Cruz County Bank	SCZC	Santa Cruz	CA
Summit State Bank	SSBI	Santa Rosa	CA
US Metro Bank	USMT	Garden Grove	CA

To perform this analysis, Vining Sparks used financial information as of March 31, 2019, a price of $14.25 for AltaPacific (the closing price on July 18, 2019) and pricing data for the peer group as of July 18, 2019 obtained from S&P Global Market Intelligence. The following table sets forth the comparative financial and market data:

	AltaPacific	Peer Group Median
Total assets (in millions)	$434.7	$422.5
LTM return on average assets	1.23%	1.08%
LTM return on average equity	9.65%	10.36%
Equity/assets	12.29%	10.59%
Loans/deposits	103.13%	87.93%
Loan loss reserve/gross loans	1.24%	1.30%
Nonperforming assets/assets	0.05%	0.12%
Efficiency ratio	62.59%	62.24%
Price/book value per share	1.54x	1.15X
Price/tangible book value per share	1.63x	1.26x
Price/LTM earnings per share	16.8x	13.2x

Stock Trading History. Vining Sparks reviewed the closing per share market prices and volumes for Banner common stock on a daily basis from January 2, 2019 to July 18, 2019. Banner is listed for trading on NASDAQ under the symbol “BANR.” For the period between January 2, 2019 to July 18, 2019, the closing price of Banner common stock ranged from a low of $50.21 to a high of $64.20. The closing price on July 18, 2019 was $53.50 per share. For the period between January 2, 2019 and July 18, 2019, the average daily trading volume for Banner was 181,476 shares.

Stock Trading History. Vining Sparks reviewed the closing per share market prices and volumes for AltaPacific common stock on a daily basis from January 2, 2019 to July 18, 2019. AltaPacific is quoted on the OTC Market Group’s Pink under the symbol “ABNK.” For the period between January 2, 2019 to July 18, 2019, the closing price of AltaPacific common stock ranged from a low of $12.55 to a high of $15.95. The closing price on July 18, 2019 was $14.25 per share. For the period between January 2, 2019 and July 18, 2019, the average daily trading volume for AltaPacific was 2,424 shares. The implied transaction value of $14.51 represented a 2% premium over AltaPacific’s closing price on July 18, 2019.

Analysis of Selected Financial Institution Transactions. Vining Sparks reviewed certain publicly available information regarding selected merger and acquisition transactions (which we refer to as the “comparable transactions”) announced from announced from January 1, 2018 to July 18, 2019 involving financial institutions located in the western U.S., with total assets under $800 million and a return on assets over 0.75%. The transactions included in the group are shown below. This data was obtained from S&P Global Market Intelligence.

Buyer	State	Seller	State
Heritage Commerce Corp	CA	United American Bank	CA
Bank of Southern California, NA	CA	Americas United Bank	CA
First Choice Bancorp	CA	Pacific Commerce Bancorp	CA
Heritage Financial Corporation	WA	Premier Commercial Bancorp	OR
Farmers & Merchants Bancorp	CA	Bank of Rio Vista	CA
Timberland Bancorp, Inc.	WA	South Sound Bank	WA
Eagle Bancorp Montana, Inc.	MT	Big Muddy Bancorp, Inc.	MT
First Interstate BancSystem, Inc.	MT	Community 1st Bank	ID
Faciam Holdings, Inc.	CA	Summit Bancshares, Inc.	CA
BayCom Corp	CA	Uniti Financial Corporation	CA
Lewis & Clark Bank	OR	Clatsop Community Bank	OR
Santa Cruz County Bank	CA	Lighthouse Bank	CA

Vining Sparks reviewed the multiples of transaction value to tangible book, transaction value to earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the comparable transactions. These ratios were compared with corresponding transaction ratios for the proposed merger based on the merger consideration of $14.51 per share for AltaPacific common stock. The results of the analysis are set forth in the following table.

Transaction Multiples:	AltaPacific Transaction	Comparable Transaction Low	Comparable Transaction Median	Comparable Transaction Mean	Comparable Transaction High
Transaction value / 6/30/19 Tangible book value	1.66x	1.31x	1.61x	1.70x	2.25x
Transaction value / 2018 earnings	17.70x	7.00x	22.65x	20.87x	30.51x
Transaction value / est. 2019 earnings	17.48x	7.00x	22.65x	20.87x	30.51x
Transaction value / 6/30/19 assets	19.19%	13.70%	19.55%	19.31%	23.90%
Tangible premium / 6/30/19 core deposits	11.27%	4.41%	8.69%	10.82%	17.72%

No company or transaction used as a comparison in the above analysis is identical to AltaPacific or the proposed transaction. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of AltaPacific and the companies included in the comparable transactions.

Present Value Analysis. Vining Sparks calculated the present value of theoretical future earnings of AltaPacific and compared the transaction value to the calculated present value of AltaPacific’s common stock on a stand-alone basis. Based on projected earnings for AltaPacific of $4.8 million in 2019, $5.8 million in 2020, $6.6 million in 2021, $7.2 million in 2022 and $7.7 million in 2023, discount rates ranging from 12% to 18%, and including a residual value, the stand-alone present value of AltaPacific indicated an implied range of values per share of $7.22 to $12.29.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Vining Sparks estimated the net present value of the future streams of after-tax cash flow that AltaPacific could produce to benefit a potential acquiror, referred to as dividendable net income, and added a terminal value. Based on projected earnings for AltaPacific for 2019 through 2023, we assumed after-tax distributions to a potential acquiror such that its tier 1 leverage ratio would be maintained at 9.00%. The terminal value for AltaPacific was calculated based on AltaPacific’s projected 2023 equity, the median price to tangible book multiple paid in the comparable transactions and utilized a discount rate of 12%. This discounted cash flow analysis indicated an implied value of $11.69 per share.

Pro Forma Merger Analysis. Vining Sparks performed pro forma merger analyses to calculate the financial implications of the merger to AltaPacific common shareholders. This analysis assumes, among other things, the terms of the transaction as indicated above, the merger closes at December 31, 2019 and cost savings and revenue enhancement opportunities of $4,400,000 in 2020 and $5,200,000 annually in the years 2021 through 2023, which approximates 40% of AltaPacific’s total overhead expense in 2018. This analysis utilized earnings estimates of $4.07 per share in 2019, $4.25 per share in 2020 and $4.45 per share in 2021 for Banner and earnings estimates of $0.83 per share in 2019, $1.00 per share in 2020 and $1.14 per share in 2021 for AltaPacific. This analysis indicated that the merger could be accretive to AltaPacific’s projected earnings per share in 2020 and 2021.

In the two years prior to the issuance of this opinion, Vining Sparks has not provided financial advisory services to AltaPacific. In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with Banner and/or its subsidiary banks for which Vining Sparks was paid commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities. Pursuant to the terms of an engagement letter with AltaPacific, Vining Sparks received a fee of $95,000 upon delivery of its opinion. Vining Sparks’ opinion fee is not contingent upon consummation of the proposed transaction. In addition, AltaPacific has agreed to indemnify Vining Sparks against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Banner’s Reasons for the Merger

After careful consideration, at a meeting held on July 23, 2019, Banner’s board of directors determined that the merger is in the best interests of Banner and its shareholders and unanimously approved the merger agreement.

•

In reaching its decision to approve the merger agreement, the Banner board of directors consulted with Banner management, as well as Stephens, its independent financial advisor, and considered a number of factors, including the following material factors:

•

its knowledge of AltaPacific’s business, operations, financial condition, earnings and prospects, taking into account the results of Banner’s due diligence review of AltaPacific, including Banner’s assessments of AltaPacific’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•	the fact that AltaPacific would enable Banner to expand its strategic presence in California;

•

the reports of Banner’s management and the financial presentation of Banner’s independent financial advisor concerning the business, operations, financial condition and earnings of AltaPacific on an historical and prospective basis and the pro forma financial impact of the merger;

•	the fact that AltaPacific’s shareholders would own approximately 4.3% of the outstanding shares of Banner immediately following the merger;

•	AltaPacific and Banner’s management teams share a common business vision and commitment to their respective customers, shareholders, employees and other constituencies;

•	Banner’s management believes that the merger will be accretive to Banner’s GAAP earnings in periods subsequent to incurring certain non-recurring acquisition, conversion and integration costs;

•	the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position;

•

the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•	the likelihood of a successful integration of AltaPacific’s business, operations and workforce with those of Banner;

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions;

•

the financial and other terms of the merger agreement, including the fixed exchange ratio for the merger consideration, tax treatment and termination fee provisions, which the Banner board of directors reviewed with its outside financial and legal advisors; and

•

the presentation of Stephens to the Banner board of directors on July 22, 2019 and the written opinion of Stephens Inc., dated as of July 22, 2019, delivered to the Banner board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration payable to holders of AltaPacific stock was fair, from a financial point of view, to Banner.

The Banner board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Banner’s business towards the completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating AltaPacific’s business, operations and workforce with those of Banner;

•	the merger-related costs; and

•	the other risks described under the heading “Risk Factors” on page [*] of this proxy statement/prospectus.

The foregoing discussion of the factors considered by the Banner board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Banner board of directors. In reaching its decision to approve the merger agreement, the Banner board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Banner board of directors considered all these factors as a whole, including discussions with, and questioning of, Banner management and Banner’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

This explanation of Banner’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Banner’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The Banner board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

Closing and Effective Time of the Merger

Unless the parties otherwise mutually agree, the closing of the merger will take place at 10:00 a.m. Seattle time on a date which will be no later than three (3) business days after satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [*] for a more complete description of the conditions that must be satisfied prior to closing. The date on which the closing occurs sometimes is referred to in this proxy statement/prospectus as the closing date.

On the closing date, the parties will execute and file articles of merger and a plan of merger with the Secretary of State of the State of Washington and a certificate of merger with the Secretary of State of the State of California. The merger will become effective at such time as designated in the articles of merger and plan of merger, or if no time is designated, at the time of filing of the articles of merger and plan of merger.

Interests of Directors and Executive Officers of AltaPacific in the Merger

In considering the recommendation of the AltaPacific board that you vote to approve the merger agreement, you should be aware that some of AltaPacific’s directors and executive officers may have certain interests, including financial interests, in the merger that may be different from, or in addition to, those of AltaPacific shareholders generally. The AltaPacific board was aware of these interests, and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. See the sections entitled “The Merger—Background of the Merger” and “The Merger—AltaPacific’s Reasons for the Merger; Recommendation of the AltaPacific Board of Directors.” These interests are described in more detail below, and certain of them are quantified in the narrative below.

Voting and Support Agreements

In connection with the execution of the merger agreement, Banner entered into voting and support agreements with the directors and certain of the executive officers of AltaPacific, in which each such person agreed, among other things, to vote the shares of AltaPacific common stock owned beneficially or of record by such person and over which such person has voting power in favor of the merger agreement and the proposal to adjourn or postpone the special meeting of the AltaPacific shareholders to a later date if there are not sufficient votes to approve the merger agreement, and against any alternative acquisition proposal or other action that would prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, as well as certain other restrictions with respect to the voting and transfer of such person’s shares of AltaPacific common stock. The voting and support agreements entered into by non-management directors also include non-competition provisions pursuant to which such persons agree, for a period of two years from the closing of the merger, not to become involved with or serve a competing business that has a branch office or other office in, or does materially business in, any county in the State of California in which AltaPacific Bank had commercial banking offices as of July 24, 2019 (which we refer to as a “competing business”) or in any manner otherwise become involved in the organization, pre-opening phases, or formation of a competing business (other than using services of a competing business that are generally available to the public). Each of the voting and support agreements also contains non-solicitation provisions pursuant to which the applicable director or executive officer agrees (i) not to solicit any employees of AltaPacific or any of its subsidiaries to participate in a competing business or to resign or terminate their employment with AltaPacific or any of its subsidiaries and (ii) not to solicit customers of AltaPacific or any of its subsidiaries to transfer their business to a competing business or to cease conducting business with AltaPacific or any of its subsidiaries. The voting and support agreements also contain provisions relating to the non-disclosure of confidential information of Banner, AltaPacific or any of their subsidiaries obtained by the shareholder while serving as a director, officer, employee or shareholder of AltaPacific or any of its subsidiaries.

The voting and support agreements entered into by Frank Basirico, AltaPacific’s President and Chief Operating Officer, Charles O. Hall, AltaPacific’s Chief Executive Officer and Allen R. Christenson, AltaPacific’s Executive Vice President and Chief Financial Officer, do not contain the non-competition provisions described above but do contain the provisions relating to non-solicitation and confidentiality described above.

For more information regarding the voting and support agreements, see “The Merger Agreement—Voting and Support Agreements” beginning on page [*] and Annex B to this proxy statement/prospectus which contains the form of the voting and support agreement.

A total of 1,272,128 shares of AltaPacific common stock, or approximately [*]% of the shares of AltaPacific common stock outstanding as of the record date for the special meeting, were subject to such voting and support agreements.

Treatment of AltaPacific Stock Options

At the effective time of the merger, each AltaPacific option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of AltaPacific common stock subject to the AltaPacific option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of (1) the product of the exchange ratio and the Banner average closing price over (2) the exercise price per share of AltaPacific common stock subject to such AltaPacific option as of the effective time of the merger.

The following table sets forth the number of options held by each of the executive officers of AltaPacific that will accelerate and vest as a result of the merger, and the estimated cash to be received by each of the respective executive officers under the terms of the merger agreement with respect to the cancellation of those options as a result of the merger, assuming that the exchange ratio is 0.2712 and the Banner average closing price is $58.53, which is the average closing price of Banner’s common stock over the first five business days following the first public announcement of the merger.

Executive Officer	Options that Will Accelerate and Vest as a Result of Merger	Cash Paid for Cancellation of Accelerated Stock Options
Charles O Hall	39,952	$210,445
Frank Basirico	23,971	126,263
Allen R. Christenson	15,981	84,182
Shirley S. Law	14,013	46,733

The following table sets forth the number of options held by each of the non-employee directors of AltaPacific which will accelerate and vest as a result of the merger, and the estimated cash payment to be received by the respective non-employee director under the terms of the merger agreement with respect to the cancellation of those options as a result of the merger, assuming that the exchange ratio is 0.2712 and that the Banner average closing price is $58.53, which is the average closing price of Banner’s common stock over the first five business days following the first public announcement of the merger.

Director	Options that Will Accelerate and Vest as a Result of Merger	Cash Paid for Cancellation of Accelerated Stock Options
Harold J. Borak	2,996	$15,774
Randy M. DeCaminada	2,996	15,774
Gary W. Deems	2,996	15,774
Richard A. Dowd	2,996	15,774
Robin R. Goble	2,996	15,774
Richard J. Jett	2,996	15,774
Timothy J. Jorstad	2,996	15,774
Randall J. Verrue	2,996	15,774
Joseph C. Zils	2,996	15,774

Change in Control and Severance Payments under Employment Agreements

AltaPacific has entered into an employment agreement with Charles O. Hall effective September 2006. The agreement provides that Mr. Hall’s employment with AltaPacific may be terminated at any time with or without cause. In the event of termination without cause, Mr. Hall will receive 24 months’ base salary in addition to an amount sufficient to pay for the continuation of medical, vision and dental insurance coverage for Mr. Hall and eligible dependents under COBRA insurance coverage, or if applicable, Medicare insurance coverage and supplemental health and drug coverage insurance, for up to 24 months following such termination.

AltaPacific has also entered into employment agreements with each of Frank Basirico, Allen R. Christenson and Shirley S. Law, effective April 6, 2011, September 1, 2006, and May 1, 2016, respectively. Each of these agreements provides that if the officer’s employment with AltaPacific is terminated following a change in control as defined in the agreements, they will receive 24 months’ base salary in addition to an amount sufficient to pay for the continuation of medical, vision and dental insurance coverages for these executives and eligible dependents under COBRA insurance coverage, or if applicable, Medicare insurance coverage and supplemental health and drug coverage insurance, for up to 24 months following such termination. For the estimated aggregate cash amounts payable to these executive officers under the employment agreements, assuming there is no change in the employees’ base salary prior to the change of control, see “Summary of Payments to Executive Officers” below.

Accelerated Benefit under Supplemental Executive Retirement Benefit Agreement

Shirley Law is the beneficiary under a Supplemental Executive Retirement Benefit Agreement, dated January 1, 2016, which we refer to as the “SERP Agreement.” The SERP Agreement provides for payment of a full benefit of $50,000 per year to Ms. Law for a period of 15 years following Ms. Law’s retirement (as defined in the SERP Agreement). The full benefit payable under the SERP Agreement has not yet fully vested. The SERP Agreement provides that in event of a “change in control,” as defined in the SERP Agreement, the full benefit under the SERP Agreement shall become 100% vested, and, accordingly, Ms. Law will become entitled to the full retirement benefit commencing on the date as provided for in the SERP Agreement. Assuming the merger is consummated on November 1, 2019, the present value of the accelerated benefit of Ms. Law under the SERP Agreement is estimated at approximately $240,000.

Each of Messrs. Hall, Basirico and Christenson is also a party to a Supplemental Executive Retirement Benefit Agreement; however, the full benefit payable with respect to each of these other agreements is already 100% vested.

Prorated Bonuses

Under the merger agreement, AltaPacific is entitled to pay out employee bonuses accrued as of the effective date of the merger, including to its executive officers, in amounts consistent with existing employee bonus and incentive plans, including discretionary annual bonuses to employees who are not otherwise covered by a bonus plan, and including any bonuses required under any existing employment agreements.

Insurance

Pursuant to the merger agreement, AltaPacific will obtain, as of the effective time of the merger, and Banner is required to maintain in effect, an extension of the current policies of directors’ and officers’ liability insurance maintained by AltaPacific (or comparable coverage) for a period of six years from the effective date of the merger with respect to possible claims against directors and/or executive officers of AltaPacific arising from facts or events which occurred prior the effective time of the merger, provided that the cost of this insurance coverage many not be in excess of 250% of the current annual premium paid by AltaPacific for such insurance.

Summary of Payments to Executive Officers

The following table summarizes certain payments to be received by the executive officers of AltaPacific as a result of the consummation of the transactions under the merger agreement. The amounts are calculated based on multiple assumptions that may or may not actually occur. Some of these assumptions are based on information not currently available and, as a result, the actual amounts to be received by an executive officer may differ from the amounts set forth below.

Name	Lump Sum Change in Control Payment[1]	Cash Paid For Cancellation of Accelerated Stock Options[2]	Accelerated Benefit Present Value of SERP[3]	Total Dollar Value
Charles O. Hall	$579,600	$210,445	$0	$790,045
Frank Basirico	510,026	126,263	0	636,289
Allen R. Christenson	422,062	84,182	0	506,244
Shirley S. Law	386,000	46,733	240,000	672,733

[1]

Represents estimated amount payable under employment agreements with respect to termination of employee following a change in control. The amount shown does not include approximately $45,600, $36,000, $45,600 and $18,000 to be paid on behalf of Messrs. Hall, Basirico, Christenson and Ms. Law, respectively, in connection with continuation of their health and related benefits for a period of 24 months following the effective date of the merger. The amount also does not include any bonuses that have accrued to such individuals consistent with AltaPacific’s past practices as of the effective date of the merger.

[2]	The amount shown assumes an exchange ratio of 0.2712 and a Banner average closing price of $58.53.
[3]	Represents the present value of the full accelerated benefit under the SERP payable over 15 years as a result of a change of control.

Indemnification and Insurance

As described under “The Merger Agreement—Indemnification and Insurance,” the merger agreement provides that, for a period of six (6) years from and after the effective time of the merger, to the fullest extent permitted by applicable law, the surviving corporation will indemnify and hold harmless, to the extent such persons are indemnified as of July 24, 2019, by AltaPacific pursuant to AltaPacific’s articles of incorporation and bylaws, or pursuant to certain indemnification agreements in effect on July 24, 2019, and will also advance expenses as incurred to the extent provided under AltaPacific’s articles of incorporation and bylaws (or such indemnification agreements), each present and former director and officer of AltaPacific and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director or officer of AltaPacific or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, subject to such person providing an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires that, for a period of six (6) years after the effective time of the merger, the surviving corporation maintain AltaPacific’s existing directors’ and officers’ liability insurance policies, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events which occurred at or before the effective time of the merger. However, the surviving corporation is not required to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of July 24, 2019, by AltaPacific for such insurance, which we refer to as the “premium cap,” and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which, in the surviving corporation’s good faith determination, provide the maximum coverage available at an annual premium not exceeding the premium cap. In lieu of the foregoing, Banner or AltaPacific, in consultation with, but only upon the consent of Banner (which consent may not be unreasonably withheld, conditioned or delayed), may (and at the request of Banner, AltaPacific will) obtain at or prior to the effective time of the merger a six-year “tail” policy under AltaPacific’s existing directors’ and officers’ liability insurance policy providing equivalent coverage to that described above, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Regulatory Approvals

Completion of the merger and the bank merger are subject to the receipt of all approvals and/or waivers required to complete the transactions contemplated by the merger agreement, including from the Federal Reserve Board, the FDIC, and the DFI. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Although we currently believe that we should be able to obtain all required regulatory approvals and/or waivers in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Banner after the completion of the merger or will constitute a materially burdensome regulatory condition for purposes of the merger agreement.

On August 26, 2019, Banner Bank and AltaPacific Bank filed the required applications with the FDIC and the DFI. Banner intends to request a waiver of the approval requirement with the Federal Reserve Board in early September 2019.

Federal Reserve Board. Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act, which we refer to as the “BHC Act,” unless the Federal Reserve Board waives that requirement. Banner intends to request a waiver of this prior approval requirement using procedures outlined in applicable regulations to confirm that an application and approval is not required under Section 3 of the BHC Act.

If a waiver is not received, in considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve Board reviews factors including: (i) the effect of the proposal on competition in the relevant markets; (ii) the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators); (iii) the risk to the stability of the U.S. banking or financial system; (iv) the convenience and needs of the communities to be served; and (v) the effectiveness of the companies in combatting money laundering.

If a waiver is not received, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the “CRA,” and considers the concentration of deposits on a nationwide basis. Banner Bank, Islanders Bank, another wholly owned banking subsidiary of Banner, and AltaPacific Bank each received an overall “satisfactory” CRA performance rating in their most recent respective CRA performance examinations. Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

If a waiver is not received, then Banner would seek approval from the Federal Reserve Board. Transactions approved by the Federal Reserve Board generally may not be completed until thirty (30) days after the approval of the Federal Reserve Board is received, during which time the Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Federal Deposit Insurance Corporation. The prior approval of the FDIC will be required under the federal Bank Merger Act to merge AltaPacific Bank with and into Banner Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (i) the competitive impact of the transaction; (ii) financial and managerial resources of the banks party to the bank merger; (iii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings; (iv) the banks’ effectiveness in combating money-laundering activities; and (v) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the FDIC generally may not be completed until thirty (30) days after the approval of the FDIC is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Washington State Department of Financial Institutions, Division of Banks. The bank merger is subject to and must comply with the requirements of the Revised Code of Washington, which we refer to as the “RCW.” Under Chapter 30A.49 of the RCW, an application must be submitted to the DFI in connection with the bank merger. Under Chapter 30A.49 of the RCW, the Director of the DFI shall approve the application if the DFI finds that: (1) the proposed merger will not be detrimental to the safety and soundness of Banner Bank; (2) any new officers and directors of the resulting bank (which in this case would be Banner Bank) are qualified by character, experience, and financial responsibility to direct and manage the resulting bank; and (3) the proposed bank merger is consistent with the convenience and needs of the communities to be served by the resulting bank.

Additional Regulatory Approvals and Notices. The parties intend to file an application with the Federal Reserve Bank of San Francisco to cancel AltaPacific Bank’s Federal Reserve Bank stock and terminate its membership in the Federal Reserve System, effective as of the closing date.

Notifications and/or applications requesting approval of the merger and/or the bank merger may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. However, AltaPacific and Banner are not currently aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger.

Shareholders should note that the approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

AltaPacific and Banner believe that the proposed merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals, although AltaPacific and Banner cannot provide any assurance as to whether the requisite regulatory approvals will be obtained, and, if obtained, as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. There can be no assurance that the regulatory approvals discussed above will be received on a timely basis or at all, or as to the ability of Banner and AltaPacific to obtain the approvals on satisfactory terms or as to the absence of litigation challenging such approvals.

Accounting Treatment

Banner prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. Banner will be treated as the acquirer for accounting purposes.

NASDAQ Market Listing

The shares of Banner common stock to be issued in the merger will be listed for trading on the NASDAQ.

Dividends/Distributions

From and after July 24, 2019, the date of the merger agreement, AltaPacific may not, and may not permit its subsidiaries to, without the prior written consent of Banner, make, declare or pay or set a record date for any dividend or any other distribution on any shares of its capital stock or other equity or voting securities or certain other securities of AltaPacific or its subsidiaries other than (i) dividends paid by any subsidiary of AltaPacific to AltaPacific or by AltaPacific to any wholly owned subsidiary of AltaPacific, (ii) the payment of dividends required in respect of its outstanding trust preferred securities as of the date of the merger agreement and (iii) the acceptance of AltaPacific common stock as payment for the exercise price of AltaPacific options or for withholding taxes incurred in connection with the exercise of AltaPacific options or the vesting or settlement of AltaPacific options outstanding as of July 24, 2019, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on July 24, 2019.

No dividends or other distributions declared or made with respect to Banner common stock will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of AltaPacific common stock until such holder properly surrenders such shares. See the section entitled “The Merger Agreement—Exchange and Payment Procedures” beginning on page [*] of this proxy statement/prospectus.

Dissenters’ Rights

Under California law, holders of record of AltaPacific common stock who do not vote in favor of the approval of the merger agreement have the right to dissent from the merger and obtain payment for the fair market value of their shares if the merger is consummated, but only if they follow the procedures and satisfy the conditions prescribed by Chapter 13 of the California Code. A copy of the applicable statutes regarding dissenters’ rights is attached as Annex D to this proxy statement/prospectus. For an explanation of your dissenters’ rights and how to exercise them, please see the discussion under the heading “The Merger—Dissenters’ Rights.”

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about AltaPacific or Banner. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Banner makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page [*] of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about AltaPacific and Banner contained in this proxy statement/prospectus or in the public reports of Banner filed with the SEC may supplement, update or modify the factual disclosures about AltaPacific and Banner contained in the merger agreement. The merger agreement contains representations and warranties by AltaPacific, on the one hand, and by Banner, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by AltaPacific and Banner were qualified and subject to important limitations agreed to by AltaPacific and Banner in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that AltaPacific and Banner each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about AltaPacific or Banner at the time they were made or otherwise.

Merger Consideration

At the effective time of the merger, each outstanding share of AltaPacific common stock, other than certain shares held by Banner or AltaPacific (in each case other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary, custodial, escrow, agency or similar capacity or as a result of debts previously contracted) or held by an AltaPacific shareholder who properly exercises dissenters’ right when and in the manner required under Chapter 13 of the California Code, will be converted into the right to receive 0.2712 shares of Banner common stock. The exchange ratio may be subject to change in the event that the percentage increase or percentage decrease in Banner’s stock price exceeds certain thresholds, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page [*] of this proxy statement/prospectus.

Fractional Shares

Banner will not issue any fractional shares of Banner common stock in the merger. In lieu of the issuance of any such fractional share, Banner will pay to each AltaPacific shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Banner average closing price by (ii) the fraction of a share (after taking into account all shares of AltaPacific common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of Banner common stock to which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Effect of the Merger; Effective Time of the Merger; Organizational Documents of the Surviving Corporation

Effect of the Merger

The merger agreement provides for the merger of AltaPacific with and into Banner, with Banner surviving the merger as the surviving corporation. We sometimes refer to Banner following the merger as the “surviving corporation.”

As a result of the merger, AltaPacific shareholders will only participate in the surviving corporation’s future earnings and potential growth through their ownership of Banner common stock. All of the other incidents of direct ownership of AltaPacific common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from AltaPacific, will be extinguished upon completion of the merger. All of the properties, rights, privileges, powers and franchises of AltaPacific will vest in the surviving corporation, and all debts, duties and liabilities of AltaPacific will become the debts, liabilities and duties of the surviving corporation.

Under the merger agreement, Banner is empowered to, at any time prior to the effective time of the merger, change the method or structure of effecting the combination of AltaPacific and Banner, provided, however, no such change or amendment may (i) alter or change the amount or kind of the merger consideration, (ii) adversely affect the tax treatment of the merger with respect to either party or its shareholders or (iii) impede or materially delay the consummation of the transaction or the receipt of the requisite regulatory approvals.

Closing; Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m. Seattle time, on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Banner and AltaPacific. The date on which the closing occurs is referred to as the “closing date.”

On the closing date, the parties will execute and file articles of merger with the Secretary of State of the State of Washington and a certificate of merger with the Secretary of State of the State of California. The merger will become effective at such time as designated in the articles of merger, or if no time is designated, at the time of filing of the articles of merger, which we refer to as the “effective time of the merger.”

Organizational Documents of the Surviving Corporation

The amended and restated articles of incorporation and bylaws of Banner, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation until duly amended in accordance with their respective terms and applicable law. The surviving corporation will continue to exist under the name “Banner Corporation.”

Exchange and Payment Procedures

At or prior to the effective time of the merger, Banner will deposit, or cause to be deposited, with an exchange agent designated by Banner and reasonably acceptable to AltaPacific, for the benefit of AltaPacific shareholders, Banner common stock and any cash in lieu of fractional shares to be delivered to AltaPacific shareholders pursuant to the merger agreement, which amounts we refer to as the “exchange fund.” As promptly as practicable after the effective time of the merger, but in no event later than five (5) business days thereafter, Banner will cause the exchange agent to mail to each record holder, as of immediately prior to the effective time of the merger, of shares of AltaPacific common stock that are converted into the right to receive the merger consideration at the effective time of the merger, a letter of transmittal for use in connection with the exchange and instructions for use in surrendering the applicable certificates or book entry shares in exchange for the merger consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to certificates of AltaPacific common stock will pass, only upon proper delivery of the certificates to the exchange agent.

You should not send in your certificates until you receive the letter of transmittal and instructions.

AltaPacific shareholders who properly surrender their certificates or book entry shares to the exchange agent, accompanied by a properly completed and duly executed letter of transmittal will receive for each AltaPacific share the stock consideration plus any cash payable in lieu of any fractional shares of Banner, and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrue on any merger consideration, dividends or distributions or cash in lieu of fractional shares.

Distributions with Respect to Unsurrendered Shares

No dividends or other distributions declared with respect to Banner common stock will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of AltaPacific common stock until such holder surrenders such shares. After such surrender, the record holder will be entitled to receive any dividends or other distributions, without interest, that have been become payable with respect to the holder’s whole shares of Banner common stock.

Transfers Following the Effective Time of the Merger

After the effective time of the merger, there will be no transfers on the stock transfer books of AltaPacific of the shares of AltaPacific common stock that were issued and outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any such certificates or book entry shares are presented for transfer to the exchange agent, they will be canceled and exchanged for the merger consideration as provided in the merger agreement.

Termination of Exchange Fund

Any portion of the exchange fund that remains unclaimed by AltaPacific shareholders for six (6) months after the effective time of the merger will be delivered to the surviving corporation. From and after such time, any former holders of AltaPacific common stock who have not exchanged their shares may thereafter look only to the surviving corporation for payment of the merger consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Banner common stock such holder has the right to receive pursuant to the merger agreement. None of Banner, AltaPacific, the surviving corporation nor the exchange agent, nor any other person, will be liable to any former holder of AltaPacific common stock for any amount delivered in good faith to a public official pursuant to abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing shares of AltaPacific common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if reasonably required by Banner or the exchange agent, the posting by such person of a bond in such amount as Banner or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration, any cash in lieu of fractional shares, and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

Withholding Rights

Banner will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any amounts payable pursuant to the merger agreement to any holder of AltaPacific common stock or AltaPacific equity awards such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax laws, and any such withheld amounts that are paid to the appropriate governmental authority will be treated for all purposes of the merger agreement as having been paid to the holder of AltaPacific common stock or stock option from whom such amounts were deducted or withheld.

Treatment of AltaPacific Stock Options

At the effective time of the merger, each AltaPacific option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of AltaPacific common stock subject to the AltaPacific option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of (1) the product of the exchange ratio and the Banner average closing price over (2) the exercise price per share of AltaPacific common stock subject to such AltaPacific option as of the effective time of the merger.

Dissenters’ Rights

In accordance with Chapter 13 of the California Code, AltaPacific shareholders have the right to dissent from the merger and to receive payment in cash for the “fair market value” (as defined below) of their AltaPacific common stock. AltaPacific shareholders should recognize that fair market value of their AltaPacific common stock as determined pursuant to Chapter 13 of the California Code could be higher, lower or the same as the merger consideration.

AltaPacific shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 13 of the California Code, which consists of Sections 1300-1313, in order to perfect their rights. AltaPacific and Banner will require strict compliance with the statutory procedures. If an AltaPacific shareholder fails to meet any of the requirements for assertion of dissenters’ rights, such shareholder will not be entitled to payment in cash for the fair market value for such shareholder’s shares under the California Code. The following is intended as a brief summary of the material provisions of the California statutory procedures required to be followed by an AltaPacific shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the California, the full text of which is set forth in Annex D.

All references in Chapter 13 of the California Code and in this summary to a “shareholder” are to the holder of record of AltaPacific common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in AltaPacific common stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

Under the California Code, AltaPacific common stock must satisfy each of the following requirements to qualify as dissenting shares, which are referred to as dissenting shares:

•	such dissenting shares must have been outstanding on the record date;

•	such dissenting shares must not have been voted in favor of the merger proposal;

•	the holder of such dissenting shares must timely make a written demand that AltaPacific repurchase such dissenting shares at fair market value; and

•

the holder of such dissenting shares must submit (a) certificates representing such dissenting shares for endorsement or, (b) if the shares are uncertificated, written notice of the number of shares which the shareholder demands that AltaPacific purchase.

A vote “AGAINST” the merger proposal, or abstaining from voting, does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Chapter 13 of the California Code, holders of dissenting shares may require AltaPacific to repurchase their dissenting shares at a price equal to “fair market value” of such shares, which is the fair market value of such shares determined as of the day of, and immediately prior to, the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten (10) days following approval of the merger proposal by AltaPacific shareholders, AltaPacific is required to mail a dissenter’s notice to each person who did not vote in favor of the merger proposal. The dissenter’s notice must contain the following:

•	a notice of the approval of the merger proposal;

•

a statement of the price determined by AltaPacific to represent the fair market value of dissenting shares (which will constitute an offer by AltaPacific to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of Chapter 13 of the California Code);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the California Code.

Within thirty (30) days after the date on which the notice of the approval of the merger proposal by the outstanding shares is mailed to dissenting shareholders, AltaPacific or its transfer agent must have received from any dissenting shareholder a written demand that AltaPacific repurchase such shareholder’s dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that AltaPacific purchase. Furthermore, the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price). In addition, within such same 30-day period, a dissenting shareholder must submit to AltaPacific or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands AltaPacific purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that AltaPacific purchase within thirty (30) days after the date of the mailing of the notice of the approval of the merger proposal. The demand, statement and AltaPacific certificates should be delivered by overnight courier or certified mail, return-receipt requested to:

AltaPacific Bancorp

4845 Old Redwood Highway

Santa Rosa, California 95403

Attention: Allen Christenson, Executive Vice President and Chief Financial Officer

If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares, AltaPacific and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) thirty (30) days after the date of such agreement or (ii) thirty (30) days after any statutory or contractual conditions to the completion of the merger are satisfied.

If AltaPacific and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six (6) months after the date on which the notice of the shareholders’ approval of the merger proposal is mailed, to resolve such dispute. In such action, the court will determine whether the AltaPacific common stock held by such shareholder are dissenting shares and/or the fair market value of such dissenting shares.

In determining the fair market value for the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraisers, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within ten (10) days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters’ rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between AltaPacific and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of AltaPacific shares exceeds the price offered by AltaPacific in the notice of approval, then AltaPacific will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by AltaPacific, then the court may in its discretion impose additional costs on AltaPacific, including attorneys’ fees, fees of expert witnesses and interest.

AltaPacific shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their AltaPacific common stock determined under Chapter 13 of the California Code could be higher, lower or the same as the merger consideration. Also, AltaPacific reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. AltaPacific shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. AltaPacific shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Code. Any AltaPacific shareholder who fails to strictly comply with the requirements of Chapter 13 of the California Code, attached as Annex D to this proxy statement/prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

Except as expressly limited by Chapter 13 of the California Code, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting shares lose their status as “dissenting shares,” and holders of dissenting shares cease to be entitled to require AltaPacific to purchase such shares, upon the happening of any of the following:

•	the merger is abandoned;

•	the dissenting shares are transferred before their submission to AltaPacific for the required endorsement;

•

the dissenting shareholder and AltaPacific do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither AltaPacific nor the shareholder files a complaint or intervenes in a pending action within six (6) months after AltaPacific mails a notice that its shareholders have approved the merger; or

•	with AltaPacific’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

In view of the complexity of Chapter 13 of the California Code and the requirement that shareholders must strictly comply with such statutory procedures, shareholders who wish to exercise dissenters’ rights should consult their legal and financial advisors. There can be no assurance that fair market value of any such shareholder’s AltaPacific common stock as determined pursuant to Chapter 13 of the California Code will be greater than or equal to the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by AltaPacific and Banner. These include, among other things, representations relating to:

• valid corporate organization and existence;

• capitalization;

• authority to enter into the merger and the binding nature of the merger agreement;

• no breach of organizational documents, law or other agreements as a result of the merger;

• third-party consents and approvals;

• filing of necessary reports with regulatory authorities;

• conformity of financial statements with GAAP;

• internal controls over financial reporting and disclosure controls and procedures;

• broker/finder fees;

• operation in the ordinary course of business and absence of material adverse effects since December 31, 2018;

• involvement in litigation and orders issued by governmental authorities;

• compliance with applicable laws;

• material contracts;

• agreements with regulatory agencies;

• absence of any action or awareness of any fact or circumstance that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

• the receipt of a fairness opinion from each party’s respective financial advisor; and

• accuracy of the information supplied for inclusion in this proxy statement/prospectus and the registration statement of which it forms a part.

Banner also makes certain representations and warranties to AltaPacific in the merger agreement regarding its SEC filings.

AltaPacific makes additional representations and warranties to Banner in the merger agreement relating to, among other things:

• certain tax matters;

• certain employee benefit matters, including matters relating to employee benefit plans;

• labor relations and employment matters;

• risk management instruments;

• certain environmental matters;

• its investment and commodities portfolio;

• matters relating to owned and leased real property and personal property;

• intellectual property;

• related party transactions;

• inapplicability of state takeover statutes to the transactions contemplated by the merger agreement;

• its loan portfolio;

• its fiduciary accounts;

• insurance coverage; and

• absence of any requirement for AltaPacific and its subsidiaries to be registered, licensed or qualified as broker-dealer, investment advisor and insurance subsidiaries under applicable laws.

Some of the representations and warranties contained in the merger agreement are qualified by as to “materiality” or by a “material adverse effect” standard. For purposes of the merger agreement, a “material adverse effect” means, with respect to Banner, AltaPacific or the surviving corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by the merger agreement.

However, in the case of clause (i) above, a material adverse effect will not be deemed to include the impact of:

• changes, after July 24, 2019, in GAAP or applicable regulatory accounting requirements or their enforcement, implementation or interpretation;

• changes, after July 24, 2019, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate;

• changes, after July 24, 2019, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, including any disruption in any financial, banking or securities markets in general and any decline in the price of any market index or any change in prevailing interest rates;

• changes relating to or arising out of the public disclosure of the merger agreement or of the transactions contemplated thereby, other than with respect to certain specified representations and warranties;

• a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof;

• changes in the trading price of AltaPacific common stock or Banner common stock (as applicable), in and of itself, but not including any underlying causes thereof; or

• actions that are taken with the express prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement,

With respect to the first, second and third bullets above, a “material adverse effect” may be deemed to have occurred in the event that the effects of such changes are disproportionately adverse to such party and its subsidiaries, taken as a whole, as compared to other companies in the industries in which such party and its subsidiaries operate.

Conduct of Businesses of AltaPacific and Banner Prior to Completion of the Merger

Under the merger agreement, AltaPacific has agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from July 24, 2019, to the effective time of the merger. In general, subject to certain exceptions set forth in the merger agreement, AltaPacific is required to, and to cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships with customers, regulators and other persons, and each of AltaPacific and Banner will, and will cause their respective subsidiaries to, take no action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the merger or to perform its covenants and agreements or to consummate the transactions contemplated by the merger agreement on a timely basis.

In addition, subject to certain exceptions set forth in the merger agreement, AltaPacific will not, and will not permit any of its subsidiaries to, without the prior written consent of Banner (such consent not to be unreasonably withheld, conditioned or delayed):

• incur any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, corporation or other entity, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, in the case of each of (i) and (ii), in the ordinary course of business consistent with past practice;

• adjust, split, combine or reclassify any capital stock or other equity interest;

• make, declare or pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, or register under the Securities Act of 1933 any shares of its capital stock or other equity or voting securities or any securities or obligations convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, or certain other securities of AltaPacific or its subsidiaries, except for (i) dividends paid by any subsidiary of AltaPacific to AltaPacific or any wholly owned subsidiary of AltaPacific, (ii) the payment of dividends required in respect of AltaPacific’s outstanding trust preferred securities as of July 24, 2019, and (iv) the acceptance of AltaPacific common stock as payment for the exercise price of AltaPacific options or for withholding taxes incurred in connection with the exercise of AltaPacific options or the vesting or settlement of AltaPacific stock options outstanding as of July 24, 2019, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on July 24, 2019;

• grant any AltaPacific stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any person, corporation or other entity any right to acquire certain securities of AltaPacific or its subsidiaries;

• issue, sell, transfer, dispose of, mortgage, encumber or otherwise permit to become outstanding any shares of capital stock, voting securities or equity interests, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, or certain other securities of AltaPacific and its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, or certain other securities of AltaPacific and its subsidiaries, except pursuant to the exercise, vesting or settlement of AltaPacific stock options outstanding as of July 24, 2019 in accordance with their terms as in effect on July 24, 2019;

• sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

• except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, corporation or other entity;

• terminate, amend, or waive any provision of, certain contracts, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business consistent with past practice without material changes of terms with respect to AltaPacific and in consultation with Banner, or enter into certain material contracts;

• except as required under the terms of any AltaPacific benefit plan existing as of July 24, 2019, (i) enter into, adopt, amend or terminate any collective bargaining agreement or benefit plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (except for (A) changes that are required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof and (C) annual increases in salaries to non-executive officer employees in the ordinary course of business consistent with past practice and not to exceed three percent (3%) individually or in the aggregate from the prior year), (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the payment of bonuses based on actual performance in accordance with the terms of the applicable AltaPacific benefit plan as in effect on July 24, 2019, in the ordinary course of business, consistent with past practice, (iv) grant or accelerate the vesting of any equity or equity-based awards, (v) grant any rights with respect to severance, change in control, retention, or similar compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base salary is greater than $150,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant whose annual base salary would be greater than $150,000;

• settle any claim, suit, action or proceeding, except in the ordinary course of business involving solely monetary remedies in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and which would not impose any material restriction on, or create any adverse precedent that would be material to, the business of AltaPacific or its subsidiaries or the surviving corporation;

• take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

• amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

• merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

• materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

• implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP as concurred in by its independent auditors;

• enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

• make or acquire any loans or extensions of credit outside of the ordinary course of business consistent with past practice and AltaPacific’s lending policies and procedures in effect as of July 24, 2019, or that exceed AltaPacific’s internal lending limits such that the loans or extension of credit would require approval by the Loan Committee of the AltaPacific board, unless AltaPacific has notified and provided the relevant loan package to Banner and thereafter has consulted with Banner for at least two (2) business days after the relevant loan package is provided to Banner;

• make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

• make, or commit to make, any capital expenditures in excess of $25,000;

• make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

• make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

• materially reduce the amount of its insurance coverage;

• amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits; or

• agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions described above.

Banner has also agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from July 24, 2019 to the effective time of the merger. Subject to certain exceptions set forth in the merger agreement, Banner will not, and will not permit any of its subsidiaries to, without the prior written consent of AltaPacific (such consent not to be unreasonably withheld, conditioned or delayed):

• amend Banner’s articles of incorporation or bylaws in a manner that would adversely affect the holders of AltaPacific common stock disproportionately relative to other holders of Banner common stock;

• adjust, split, combine or reclassify any capital stock of Banner;

• take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

• agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions described above.

Regulatory Matters

Banner and AltaPacific have agreed to cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, within thirty (30) business days after July 24, 2019, unless a later date is requested or suggested by the relevant regulator) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. In addition, Banner and AltaPacific have agreed to cooperate with each other to make necessary applications, filings or notices such that AltaPacific Bank’s membership in the Federal Reserve Bank of San Francisco and the Federal Home Loan Bank of San Francisco can be terminated as soon as reasonably practicable after the effective time of the merger.

Each of AltaPacific and Banner will, and will cause its subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger and the bank merger and, subject to the conditions set forth in the merger agreement, to consummate the transactions contemplated by the merger agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is advisable or required to be obtained by AltaPacific or Banner or any of their respective subsidiaries in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement, and each of Banner and AltaPacific agrees to use its reasonable best efforts to resolve any objections that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement.

However, under no circumstances will Banner or any of its subsidiaries be required, and AltaPacific and its subsidiaries will not be permitted (without Banner’s written consent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by the merger agreement to, Banner, the surviving corporation or their subsidiaries, or have a material and adverse effect on Banner, the surviving corporation and their respective subsidiaries, taken as a whole, or AltaPacific and its subsidiaries, taken as a whole (in each case, measured on a scale relative to AltaPacific and its subsidiaries, taken as a whole), after giving effect to the merger (we refer to any of the foregoing as a “materially burdensome regulatory condition”).

AltaPacific Shareholder Meeting; Withdrawal of Recommendation; Restructuring

Pursuant to the merger agreement, AltaPacific has agreed to call a meeting of its shareholders, to be held as soon as reasonably practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective, for the purpose of obtaining the vote of AltaPacific shareholders required to approve the merger agreement, which we refer to as the “requisite AltaPacific shareholder vote.” AltaPacific and its board must use their reasonable best efforts to obtain from AltaPacific shareholders such requisite AltaPacific shareholder vote, including by communicating to AltaPacific shareholders the AltaPacific board’s recommendation (and including such recommendation in this proxy statement/prospectus) that the AltaPacific shareholders adopt and approve the merger agreement and the transactions contemplated by the merger agreement, and may not (i) withhold, withdraw, modify or qualify such recommendation in a manner adverse to Banner, (ii) fail to make the AltaPacific board recommendation in favor of the merger agreement in this proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly, finally and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the AltaPacific board recommendation, in each case within ten (10) business days after such acquisition proposal is made public or any request by Banner to do so (which request may be made once per acquisition proposal, and any material change thereto) (or such fewer number of days as remains prior to the AltaPacific shareholder meeting), or (v) publicly propose to do any of the foregoing (we refer to any of the foregoing as a “recommendation change”).

However, prior to the time the requisite AltaPacific shareholder vote is obtained, the AltaPacific board may make a recommendation change if and only if (i) AltaPacific and its subsidiaries and their representatives have complied with certain non-solicitation and related obligations regarding acquisition proposals, (ii) an unsolicited bona fide written acquisition proposal is made to AltaPacific after July 24, 2019, by a third party, and such acquisition proposal is not withdrawn, (iii) the AltaPacific board has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal (as defined below), (iv) the AltaPacific board has concluded in good faith (after consultation with its outside legal counsel) that failure to make a recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, (v) prior to effecting the recommendation change, three (3) business days have elapsed since AltaPacific has given written notice to Banner advising Banner that AltaPacific intends to take such action and specifying in reasonable detail the reasons for its change, including the terms and conditions of, and the identity of the person making, any such acquisition proposal that is the basis of the recommendation change (and any amendment or change to any material term of such acquisition proposal will require a new notice and the provisions described in this paragraph will apply anew), (vi) during such three (3)-business day period, AltaPacific has considered, and engaged in good-faith discussions with Banner regarding, any adjustment or modification of the terms of the merger agreement proposed by Banner, and (vii) the AltaPacific board, following such three (3)-business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by Banner and delivered to AltaPacific in writing) that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to make a recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

An “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of AltaPacific and its subsidiaries or ten percent (10%) or more of any class of equity or voting securities of AltaPacific or its subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of AltaPacific, (ii) any tender offer (including a self-tender offer), exchange offer or other acquisition of equity or voting securities that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of AltaPacific or its subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of AltaPacific or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving AltaPacific or its subsidiaries.

A “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, all or substantially all of the consolidated assets of AltaPacific and its subsidiaries or all of the outstanding shares of AltaPacific common stock, and which the AltaPacific board has in good faith determined (after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such acquisition proposal and the merger agreement (as it may be proposed to be amended by Banner) and all legal, financial, timing, regulatory and other aspects of such acquisition proposal and the person making the proposal), to be more favorable, from a financial point of view, to AltaPacific shareholders than the merger with Banner and the transactions contemplated by the merger agreement (as it may be proposed to be amended by Banner) and to be reasonably likely to be consummated on a timely basis on the terms proposed.

Unless the merger agreement has been terminated in accordance with its terms, the AltaPacific shareholder meeting must be convened and the merger agreement must be submitted to AltaPacific shareholders at the AltaPacific shareholder meeting for the purpose of voting on the approval of the merger agreement, and AltaPacific may not submit to the vote of its shareholders any acquisition proposal or any transactions contemplated by such acquisition proposal.

If AltaPacific fails to obtain the requisite AltaPacific shareholder vote at a duly convened AltaPacific shareholder meeting held for that purpose or any adjournment or postponement thereof, unless the merger agreement has been validly terminated in accordance with its terms, both parties will in good faith use their reasonable best efforts to negotiate a restructuring of the transaction provided for in the merger agreement and/or resubmit the merger agreement and the transactions contemplated by the merger agreement (or as restructured pursuant to this paragraph) to AltaPacific shareholders for approval. However, neither party will have any obligation to (i) alter or change any material terms, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders or (ii) agree to any change that would adversely affect the tax treatment of the merger with respect to such party or its shareholders.

See also “—Termination of the Merger Agreement” and “—Termination Fee” beginning on page [*] of this proxy statement/prospectus.

No Solicitation

AltaPacific has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, employees, agents, advisors, financing sources, investment bankers, attorneys and other representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) disclose or provide any confidential or nonpublic information to, have or participate in any discussions with, or otherwise cooperate in any way with, any person in connection with or relating to any acquisition proposal (including by affording access to the personnel, properties, books, records or assets of AltaPacific or its subsidiaries) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

Notwithstanding the restrictions described above, prior to the receipt of the requisite AltaPacific shareholder vote, in the event AltaPacific receives an unsolicited bona fide written acquisition proposal after July 24, 2019, that did not result from a breach of the non-solicitation and related provisions of the merger agreement, it may, and may permit its subsidiaries and AltaPacific’s and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal if and only if the AltaPacific board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and that the failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. However, prior to providing any such confidential or nonpublic information or participating in such negotiations or discussions, AltaPacific must give Banner at least five (5) business days’ prior written notice and enter into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Banner and AltaPacific, which confidentiality agreement may not provide such person with any exclusive right to negotiate with AltaPacific. AltaPacific will also provide Banner with a copy of any such confidential or nonpublic information provided to any person prior to or simultaneously with furnishing such information to such person, to the extent not previously provided. The merger agreement required AltaPacific to, and to cause its representatives to, immediately cease any activities, discussions or negotiations conducted before July 24, 2019, with any person other than Banner with respect to any acquisition proposal and to request the return or destruction of any information provided to any such person.

AltaPacific will promptly (and within twenty-four (24) hours) advise Banner following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and its substance (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal) and will provide Banner an unredacted copy of such acquisition proposal and any draft agreements, proposals or other materials or correspondence received in connection with such inquiry or acquisition proposal, and will keep Banner apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal (including providing an unredacted copy of such amended or revised acquisition proposal and any further or revised draft agreements, proposals or other materials or correspondence received in connection with such inquiry or acquisition proposal). In addition, AltaPacific will enforce any existing confidentiality agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof and will not release any third party from, or waive any provisions of, any such agreements.

Governance Matters

The directors of Banner at the effective time of the merger will continue to be the directors of the surviving corporation from and after the effective time of the merger, until their successors are duly elected or appointed.

The officers of Banner at the effective time of the merger will continue to be the officers of the surviving corporation from and after the effective time of the merger until their successors are duly elected or appointed, together with such additional persons as may thereafter be elected or appointed.

Expenses

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Employee Matters

During the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, Banner will provide, or cause to be provided, to each continuing employee of AltaPacific and its subsidiaries, who continues to be employed by Banner and its subsidiaries after the effective time of the merger, employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Banner and its subsidiaries (which requirement Banner may satisfy by providing employee benefits that are substantially comparable in the aggregate to the employee benefits provided by AltaPacific or its subsidiaries to such continuing employees immediately prior to the effective time of the merger until such time as such continuing employees commence participation in the applicable employee benefit plans of Banner and its subsidiaries).

In addition, Banner will, or will cause one of its subsidiaries to, provide to each continuing employee whose employment terminates during the 12-month period following the closing date and who is not party to an individual change-in-control or severance agreement severance benefits equal to two weeks of salary per full year of service to AltaPacific, its subsidiaries and the surviving corporation, cumulatively, with minimum severance benefits of four weeks of salary and maximum severance benefits of 26 weeks of salary. Further, under the merger agreement, Banner has agreed that each AltaPacific employee who is an employee at the closing date but is not a continuing employee will be entitled to severance benefits equal to two weeks of salary per full year of service to the AltaPacific and its subsidiaries, with minimum severance benefits of four weeks of salary and maximum severance benefits of 26 weeks of salary.

Following the effective time of the merger, Banner will cause any Banner benefit plans in which AltaPacific employees are eligible to participate to recognize and provide credit for the service of each continuing employee with AltaPacific and its subsidiaries (and any predecessor thereto) prior to the effective time of the merger for purposes of eligibility, vesting and level of benefits under such Banner plans, subject to certain exceptions. With respect to any Banner plan that provides medical, dental or vision insurance benefits, for the plan year in which such continuing employee is first eligible to participate, Banner will use commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such continuing employee to the extent such limitation would have been waived or satisfied under the AltaPacific benefit plan in which such continuing employee participated immediately prior to the effective time of the merger. Banner will assume and honor the accrued but unused sick leave and vacation time or PTO of the continuing employees arising prior to the merger under AltaPacific’s sick leave and vacation or PTO policies.

Indemnification and Insurance

The merger agreement provides that, for a period of six (6) years from and after the effective time of the merger, to the fullest extent permitted by applicable law, the surviving corporation will indemnify and hold harmless, to the extent such persons are indemnified as of July 24, 2019, by AltaPacific pursuant to AltaPacific’s articles of incorporation and bylaws, or pursuant to certain indemnification agreements in effect on July 24, 2019, and will also advance expenses as incurred to the extent provided under AltaPacific’s articles of incorporation and bylaws (or such indemnification agreements), each present and former director and officer of AltaPacific and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director or officer of AltaPacific or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, subject to such person providing an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires that, for a period of six (6) years after the effective time of the merger, the surviving corporation maintain AltaPacific’s existing directors’ and officers’ liability insurance policies, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events which occurred at or before the effective time of the merger. However, the surviving corporation is not required to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of July 24, 2019, by AltaPacific for such insurance, and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which, in the surviving corporation’s good faith determination, provide the maximum coverage available at an annual premium not exceeding the premium cap. In lieu of the foregoing, Banner or AltaPacific, in consultation with, but only upon the consent of Banner (which consent may not be unreasonably withheld, conditioned or delayed), may (and at the request of Banner, AltaPacific will) obtain at or prior to the effective time of the merger a six-year “tail” policy under AltaPacific’s existing directors’ and officers’ liability insurance policy providing equivalent coverage to that described above, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, the listing of shares of Banner common stock to be issued in the merger, assumption of AltaPacific’s junior subordinated debt securities by Banner, third party consents required for the merger, access to information and confidentiality, coordination with respect to litigation relating to the merger, conversion and integration matters, public announcements with respect to the transactions contemplated by the merger agreement, and reporting with respect to AltaPacific’s adjusted tangible common equity.

Conditions to Completion of the Merger

Each of Banner’s and AltaPacific’s obligation to effect the merger is subject to the satisfaction or waiver (subject to applicable law) by each party, at or prior to the effective time of the merger, of the following conditions:

• approval of the merger agreement at the special meeting by the requisite AltaPacific shareholder vote;

• filing with the NASDAQ of a notification form for the listing of all shares of Banner common stock to be delivered as merger consideration and non-objection by the NASDAQ to such listing;

• all regulatory authorizations, consents, orders or approvals required to consummate the transactions contemplated by the merger agreement from the Federal Reserve Board, the FDIC, the DFI, and, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any other authorizations, consents, orders or approvals from governmental entities required to consummate the transactions contemplated by the merger agreement having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having been expired or been terminated, all of which we refer to as the “requisite regulatory approvals,” and in the case of Banner’s obligation to effect the merger, no such requisite regulatory approval containing or resulting in, or being reasonably expected to result in, the imposition of any materially burdensome regulatory condition;

• the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn;

• no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement; and adjusted tangible common equity having been finally determined pursuant to the merger agreement.

Banner’s obligation to effect the merger is also subject to the satisfaction or waiver (subject to applicable law), at or prior to the effective time of the merger, of the following conditions:

• accuracy of the representations and warranties of AltaPacific in the merger agreement as of the date of the merger agreement and as of the closing date, subject to certain exceptions and subject to the materiality standards provided in the merger agreement;

• AltaPacific’s performance of and compliance with in all material respects all of its obligations, covenants and agreements required to be performed and complied with under the merger agreement at or prior to the effective time of the merger;

• delivery by AltaPacific of officers’ certificates as required by the merger agreement;

• receipt of an opinion of Davis Wright Tremaine LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

• holders of not more than 10% of the outstanding shares of AltaPacific common stock having exercised their dissenters’ rights pursuant to Chapter 13 of the California Code;

• receipt of voting agreements executed by certain directors, officers and shareholders of AltaPacific;

• AltaPacific Bank has at least a “satisfactory” CRA rating as of the closing date;

• receipt of the landlord consents and other third party consents required under the merger agreement;

• AltaPacific’s performance of all actions necessary to permit Banner to assume AltaPacific’s junior subordinated debt securities and related guarantee agreements;

• at the time of the merger (i) Banner’s assumption of the junior subordinated debt securities and related agreements will not cause the principal amount thereof to be accelerated, (ii) no uncured event of default exists under AltaPacific’s junior subordinated debt securities, (iii) no events or circumstances exist that could reasonably give rise to an event of default under the junior subordinated debt securities and (iv) all consents, approvals and authorizations required to be obtained prior to the merger from any trustees or holders of the junior subordinated debt securities in connection with the merger has been obtained; and

• AltaPacific’s adjusted tangible common equity is not less than $50.3 million as of the date the final closing statement is provided under the merger agreement (we occasionally refer to this date as the “adjusted tangible equity measuring date”). If the tangible equity measuring date occurs after September 30, 2019, then the adjusted tangible equity threshold will be increased by an amount equal to the product of (x) $13,000, multiplied by (y) the number of calendar days between October 1, 2019, and the adjusted tangible equity measuring date. The merger agreement provides for certain dispute resolution mechanisms in the event that Banner disagrees with AltaPacific’s calculation of the adjusted tangible common equity in the final closing statement. Under the merger agreement, AltaPacific’s adjusted tangible common equity means the amount equal to (i) AltaPacific’s consolidated common shareholders’ equity, minus (ii) any declared but unpaid dividends, the value of AltaPacific’s intangible assets and accumulated other comprehensive income, plus (iii) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for AltaPacific for services rendered in connection with the merger agreement, any employee retention, severance or change in control payments or expenses consistent with the terms of the merger agreement, any payment made or expense accrued for the purchase of a directors’ and officers’ liability insurance policy as required under the merger agreement, to the extent such amount does not exceed 250% of the annual premium paid by AltaPacific for such insurance as of July 24, 2019, and any termination fees or other expenses incurred in connection with the termination of any contract which is to be terminated as a result of the consummation of the merger.

AltaPacific’s obligation to effect the merger is also subject to the satisfaction or waiver (subject to applicable law), at or prior to the effective time of the merger, of the following conditions:

• accuracy of the representations and warranties of Banner in the merger agreement as of the date of the merger agreement and as of the closing date, subject to certain exceptions and subject to the materiality standards provided in the merger agreement;

• Banner’s performance of and compliance with in all material respects all of its obligations, covenants and agreements required to be performed and complied with under the merger agreement at or prior to the effective time of the merger;

• Banner’s delivery of officers’ certificates as required by the merger agreement; and

• receipt of an opinion of Katten Muchin Rosenman LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite AltaPacific shareholder vote, in the following circumstances:

• by mutual written consent of Banner and AltaPacific;

• by either Banner or AltaPacific, if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger or any of the other transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction, decree, or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, or any of the other transactions contemplated by the merger agreement;

• by either Banner or AltaPacific, if the merger has not been completed on or before March 31, 2020, which we refer to as the “termination date,” unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or comply with its obligations, covenants and agreements under the merger agreement;

• by either Banner or AltaPacific (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement), if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party, and which is not cured within thirty (30) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

• by AltaPacific, if (i) AltaPacific has complied in all material respects with its non-solicitation and related obligations and certain provisions of the merger agreement related to shareholder approval and the AltaPacific board recommendation, (ii) the AltaPacific shareholder meeting (including any postponements or adjournments thereof) has concluded with the vote to approve the merger agreement having been taken and the requisite AltaPacific shareholder vote has not been obtained and (iii) prior to the AltaPacific shareholder meeting, AltaPacific received a superior proposal which did not result from a breach of certain provisions of the merger agreement related to AltaPacific’s non-solicitation and related obligations or its obligations related to shareholder approval and the AltaPacific board recommendation and the AltaPacific board has determined to enter into a definitive agreement providing for such superior proposal upon termination of the merger agreement in accordance with the termination provision of the merger agreement and has entered into such agreement concurrently with such termination; provided, that following such AltaPacific shareholder meeting (including any postponements or adjournments thereof) and prior to such termination, AltaPacific has complied with certain notice and good faith negotiation obligations during a three (3)-business day period equivalent to those applicable in connection with a recommendation change, as described under “—AltaPacific shareholder Meeting; Withdrawal of Recommendation; Restructuring”;

• by AltaPacific if any of the following occur:

• On the first business day immediately following the determination date (as defined in the merger agreement), only if both of the following conditions are satisfied:

• the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date is less than $40.64; and

• the percentage decrease in the stock price of Banner from $40.64 is more than 25% greater than the percentage decrease in the NASDAQ Bank Index during the same period.

If AltaPacific elects to exercise its termination right as described above, Banner may elect to avoid termination of the Merger Agreement by adjusting the exchange ratio to equal the quotient (rounded to the nearest ten-thousandth) of $40.64, divided by the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date, multiplied by the exchange ratio (as in effect immediately prior to any increase in the exchange ratio). Since the formula is dependent on the future price of Banner’s common stock, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, more shares of Banner common stock would be issued, to take into account the extent by which the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date was below $40.64 per share.

• by Banner, if the AltaPacific shareholder meeting (including any postponements or adjournments thereof) has concluded with the vote to approve the merger agreement having been taken and the requisite AltaPacific shareholder vote has not been obtained; or

• by Banner, prior to the requisite AltaPacific shareholder vote having been obtained, if AltaPacific or its board has made a recommendation change or breached in any material respect its non-solicitation or related obligations or its obligations related to shareholder approval and the AltaPacific board recommendation.

• by Banner if any of the following occur:

• On the first business day immediately following the determination date (as defined in the merger agreement), only if both of the following conditions are satisfied:

• the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date is greater than $67.74; and

• the percentage increase in the stock price of Banner from $67.74 is more than 25% greater than the percentage increase in the NASDAQ Bank Index during the same period.

If Banner elects to exercise its termination right as described above, AltaPacific may elect to avoid termination of the Merger Agreement by adjusting the exchange ratio to equal the quotient (rounded to the nearest ten-thousandth) of $67.74, divided by the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date, multiplied by the exchange ratio (as in effect immediately prior to any increase in the exchange ratio). Since the formula is dependent on the future price of Banner’s common stock, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, fewer shares of Banner common stock would be issued, to take into account the extent by which the average of the daily closing price of Banner common stock as reported on NASDAQ for the twenty consecutive trading days immediately preceding the determination date was above $67.74 per share.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to public announcements and the confidential treatment of information and the termination fee described below and (2) both Banner and AltaPacific will remain liable for any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.

Termination Fee

AltaPacific will be required to pay Banner a termination fee of $3.0 million if the merger agreement is terminated in one of the following circumstances:

• In the event that, after July 24, 2019, and prior to the termination of the merger agreement, (i) a bona fide acquisition proposal has been communicated to or otherwise made known to the AltaPacific board or senior management or has been made directly to AltaPacific shareholders, or any person has publicly announced an acquisition proposal with respect to AltaPacific, (ii) thereafter the merger agreement is terminated (A) by either Banner or AltaPacific because the merger has not been completed prior to the termination date, and AltaPacific has not obtained the requisite AltaPacific shareholder vote but all other conditions to AltaPacific’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination, (B) by Banner based on a breach of the merger agreement by AltaPacific that would constitute the failure of an applicable closing condition, or (C) by Banner based on the requisite AltaPacific shareholder vote not being obtained at the conclusion of the AltaPacific shareholder meeting (including any postponements or adjournments thereof), and (iii) prior to the date that is twelve (12) months after the date of such termination, AltaPacific enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “10%” will instead refer to “50%.” In such case, the termination fee must be paid to Banner on the earlier of the date AltaPacific enters into such definitive agreement and the date of consummation of such transaction.

• In the event that the merger agreement is terminated by Banner because, prior to the requisite AltaPacific shareholder vote having been obtained, AltaPacific or its board has made a recommendation change or breached in any material respect its non-solicitation or related obligations or its obligations related to shareholder approval and the AltaPacific board recommendation. In such case, the termination fee must be paid to Banner within two (2) business days of the date of termination.

• In the event that the merger agreement is terminated by AltaPacific pursuant to the fifth bullet set forth under “The Merger Agreement—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Banner concurrently with, and as a condition to the effectiveness of, such termination.

Amendment and Modification

The merger agreement may be amended by the parties, at any time before or after receipt of the requisite AltaPacific shareholder vote. However, after the receipt of the requisite AltaPacific shareholder vote, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires such further approval under applicable law. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

At any time prior to the effective time of the merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of that party.

Governing Law; Jurisdiction

The merger agreement is governed by and will be construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law. The parties agree that any action or proceeding in respect of any claim arising out of or related to the merger agreement or the transactions contemplated thereby will be brought exclusively in any federal or state court of competent jurisdiction located in the State of Washington.

Specific Performance

Each party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

Voting and Support Agreements

In connection with the execution of the merger agreement, Banner entered into voting and support agreements with the directors and certain of the executive officers of AltaPacific and/or their affiliates, in which each such person agreed, among other things, to vote the shares of AltaPacific common stock owned beneficially or of record by such person and over which it has voting power in favor of the merger agreement and the proposal to adjourn or postpone the special meeting of the AltaPacific shareholders to a later date if there are not sufficient votes to approve the merger agreement, and against any alternative acquisition proposal or other action that would prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, as well as certain other restrictions with respect to the voting and transfer of such person’s shares of AltaPacific common stock.

The voting and support agreements also contain certain confidentiality, non-solicitation and, in the case of the voting and support agreements executed by independent directors of AltaPacific, non-competition covenants, which are applicable upon the closing of the merger and remain in effect for a period of two (2) years after the closing date. If the merger agreement is terminated, the AltaPacific voting and support agreements will also terminate and be null and void and of no effect, except certain provisions will survive any such termination and such termination will not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements therein.

The preceding discussion is a summary of the AltaPacific voting and support agreements and is qualified in its entirety by reference to the form of the AltaPacific voting and support agreement, which is provided in its entirety as Annex B to this proxy statement/prospectus.

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

AltaPacific shareholders are being asked to grant discretionary authority to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. AltaPacific does not intend to adjourn the special meeting to solicit additional proxies if the merger agreement is approved at the special meeting.

Even though a quorum may be present at the special meeting, it is possible that AltaPacific may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, AltaPacific would need to adjourn the meeting in order to solicit additional proxies. The adjournment proposal relates only to the adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite approval of the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card.

The affirmative vote of a majority of the shares represented and voting at the special meeting at which a quorum is present is required to approve the proposal to grant discretionary authority to adjourn the meeting on one or more occasions, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or any adjournment of that meeting, to approve the merger agreement.

The AltaPacific board unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting on one or more occasions, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of AltaPacific common stock that exchange their AltaPacific common stock for Banner common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the 3.8% unearned income Medicare contribution tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders who hold their shares of AltaPacific common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold AltaPacific common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts or holders who acquired AltaPacific common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of AltaPacific common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds AltaPacific common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds AltaPacific common stock, and any partners in such partnership, should consult their own tax advisors.

All holders should consult their own tax advisors regarding the specific tax consequences of the merger to them in light of their particular facts and circumstances, including with respect to the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

It is a condition to the obligation of Banner to complete the merger that Banner receives an opinion from Davis Wright Tremaine LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of AltaPacific to complete the merger that AltaPacific receives an opinion from Katten Muchin Rosenman LLP, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by Banner and AltaPacific and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (which we refer to as the “IRS”), or any court. Banner and AltaPacific have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The discussion below is based on the qualification of the merger as a “reorganization” for U.S. federal income tax consequences.

U.S. Federal Income Tax Consequences to U.S. Holders

You generally will not recognize gain or loss on the exchange of AltaPacific common stock for Banner common stock in the merger, except with respect to cash received instead of fractional shares of Banner common stock (as discussed below). The aggregate tax basis of the Banner common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the AltaPacific common stock you surrender in the merger. Your holding period for the Banner common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the AltaPacific common stock that you surrender in the merger.

If you acquired different blocks of AltaPacific common stock at different times or at different prices, the Banner common stock you receive will be allocated pro rata to each block of AltaPacific common stock. You should consult your tax advisors as to the determination of the tax bases and holding periods of the shares of Banner common stock received in the merger.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of Banner common stock in the merger, you will be treated as having received such fractional share of Banner common stock pursuant to the merger and then as having such fractional share of Banner common stock redeemed for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Banner common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of AltaPacific common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenter’s Rights

If you receive cash in exchange for AltaPacific common stock upon exercise of dissenter’s rights, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your AltaPacific common stock exchanged therefor. You are urged to consult your tax advisor regarding the manner in which gain or loss should be calculated among different blocks of AltaPacific common stock so exchanged. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such AltaPacific common stock so exchanged exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. AltaPacific shareholders are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF BANNER’S CAPITAL STOCK

The following briefly summarizes the material terms of Banner’s capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to Banner’s articles of incorporation, bylaws and applicable Washington law.

General

The authorized capital stock of Banner consists of 55,500,000 shares of capital stock, presently classified as follows:

• 50,000,000 shares of common stock, par value $0.01 per share;

• 5,000,000 shares of nonvoting common stock, par value $0.01 per share; and

• 500,000 shares of serial preferred stock, par value $0.01 per share.

As of [*], 2019, there were [*] shares of Banner common stock, [*] shares of Banner nonvoting common stock and no shares of Banner preferred stock issued and outstanding. Banner’s common stock is traded on the NASDAQ under the symbol “BANR.”

Common Stock

Each share of Banner common stock has the same relative rights and is identical in all respects with each other share of Banner common stock.

Subject to any prior rights of the holders of any preferred stock of Banner then outstanding, holders of Banner common stock are entitled to receive such dividends as are declared by Banner’s board of directors out of funds legally available for dividends.

Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of Banner common stock and each share is entitled to one vote. See the sections entitled “Comparison of Shareholders’ Rights—Voting Rights” and “Comparison of Shareholders’ Rights—Voting Limitations.” Subject to any prior rights of the holders of any Banner preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of Banner, holders of shares of Banner common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) are entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of shares of Banner common stock do not have any preemptive rights to subscribe for any additional securities which may be issued by Banner, nor do they have cumulative voting rights.

Nonvoting Common Stock

The holders of Banner nonvoting common stock have no voting rights except as required by the Washington Business Corporations Act, which we refer to as the “WBCA,” and as described in the next sentence. In addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Banner nonvoting common stock, voting separately as a class, is required to amend Banner’s articles of incorporation to alter or change the designation, preferences, limitations or relative rights of all or part of the shares of Banner nonvoting common stock.

Except with respect to voting, Banner nonvoting common stock and Banner common stock have the same rights, preferences and privileges, share ratably in all assets of the corporation upon its liquidation, dissolution or winding-up, are entitled to receive dividends (other than certain stock dividends described in the next sentence) in the same amount per share and at the same time, as and if declared by Banner’s board of directors, and are equal and identical in all other respects as to all other matters. In the event of any stock dividend having the effect of a stock split, stock combination or other reclassification of shares of either the Banner common stock or the Banner nonvoting common stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner, except that holders of Banner common stock will receive only shares of Banner common stock in respect of their shares of Banner common stock and holders of Banner nonvoting common stock will receive only shares of Banner nonvoting common stock in respect of their shares of Banner nonvoting common stock.

No transfer of shares of Banner nonvoting common stock by the initial holders of those shares (or such holders’ affiliates) is permitted, except for specified permitted transfers or transfers to affiliates of the initial holders of the nonvoting common stock. Each share of nonvoting common stock will be converted automatically into one share of common stock upon a permitted transfer.

In the event of any merger, consolidation, reclassification or other transaction in which the shares of Banner common stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Banner nonvoting common stock will simultaneously be similarly exchanged or changed into an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property that such Banner nonvoting common stock would be entitled to receive if it were converted into a share of Banner common stock immediately prior to such transaction. In case of any offer to repurchase shares, pro rata subscription offer, rights offer or similar offer to holders of Banner common stock, Banner is required to provide the holders of Banner nonvoting common stock the right to participate.

Preferred Stock

Banner’s articles of incorporation permit Banner’s board of directors to authorize the issuance of up to 500,000 shares of preferred stock, par value $0.01, in one or more series, at such time or times and for such consideration as Banner’s board of directors may determine, without shareholder action. Banner’s board of directors is expressly authorized at any time, and from time to time, to issue Banner preferred stock, and to fix such voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including, but not limited to fixing the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any voting rights. The ability of Banner’s board of directors to approve the issuance of preferred or other stock without shareholder approval could dilute the voting power or other rights or adversely affect the market value of Banner common stock and may make an acquisition by an unwanted suitor of a controlling interest in Banner more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Banner.

Each share of each series of preferred stock will have the same relative rights as and is identical in all respects with all other shares of the same series.

Anti-Takeover Provisions

In addition to the ability to issue preferred stock without shareholder approval, Banner’s articles of incorporation and bylaws contain a number of other provisions which may have the effect of delaying, deferring or preventing a change in control of Banner. See the section entitled “Comparison of Shareholders’ Rights.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

Banner is incorporated under the laws of the State of Washington, and AltaPacific is incorporated under the laws of the State of California. The rights of shareholders of AltaPacific under the articles of incorporation and bylaws of AltaPacific and under California law differ in some respects from the rights that shareholders of AltaPacific will have as shareholders of Banner under the articles of incorporation and bylaws of Banner and under Washington law following the merger.

Certain material differences between the provisions contained in the articles of incorporation and bylaws of Banner and the articles of incorporation and bylaws of AltaPacific, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is as of the date of this proxy statement/prospectus and is not intended to be a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified by reference to Washington law and California law, as appropriate, and the articles of incorporation and bylaws of Banner and the articles of incorporation and bylaws of AltaPacific. Copies of Banner’s articles of incorporation and bylaws have been previously filed by Banner with the SEC. To find out where copies of these documents, see the section entitled “Where You Can Find More Information” beginning on page [*] of this proxy statement/prospectus.

BANNER	ALTAPACIFIC

Capitalization

The authorized capital stock of Banner consists of 55,500,000 shares of capital stock, presently classified as follows:

•  50,000,000 shares of common stock, par value $0.01 per share;

•  5,000,000 shares of nonvoting common stock, par value $0.01 per share; and

•  500,000 shares of serial preferred stock, par value $.01 per share.

The authorized capital stock of AltaPacific consists of 50,000,000 shares of capital stock, presently classified as follows:

•  40,000,000 shares of common stock, no par value; and

•  10,000,000 shares of preferred stock, no par value.

AltaPacific is authorized under its articles of incorporation and bylaws to issue additional shares of capital stock, up to the amount authorized, generally without shareholders’ approval.

Banner is authorized under its articles of incorporation to issue additional shares of capital stock, up to the amount authorized, generally without shareholders’ approval.

Banner’s board of directors may determine the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of one or more series of preferred stock and the qualifications, limitations and restrictions thereof.

As of the date of this proxy statement/prospectus, no Banner preferred stock is issued or outstanding.

AltaPacific’s board of directors may determine the designations, rights, preferences, privileges, and restrictions granted to or imposed upon any unissued series of preferred shares.

Preemptive Rights

Banner’s articles of incorporation provide that Banner shareholders do not have preemptive rights with respect to any Banner shares which may be issued.	Under the California Code, AltaPacific shareholders do not have preemptive rights unless expressly granted in AltaPacific’s articles of incorporation. AltaPacific’s articles of incorporation do not grant the shareholders preemptive rights.

Voting Rights

Under Banner’s articles of incorporation, each holder of shares of common stock is entitled to one vote for each share held by such holder.	Under AltaPacific’s bylaws, each holder of AltaPacific common stock is entitled to one vote for each share held by such shareholder on each matter submitted to a vote of shareholders, except AltaPacific shareholders are entitled to cumulative voting in the election of directors.

Voting Limitations

Banner’s articles of incorporation provide that if any person or group acting in concert acquires beneficial ownership of more than 10% of any class of its equity securities without the prior approval by a two-thirds vote of its “continuing directors,” (as such term is defined in Banner’s articles of incorporation), then, with respect to each vote in excess of 10% of the voting power of Banner’s outstanding shares of voting stock which such person would otherwise have been entitled to cast, such person shall be entitled to cast only 1/100th of a vote per share. Exceptions from this limitation are provided for, among other things, any proxy granted to one or more of its continuing directors and for Banner’s employee benefit plans. Under the articles of incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and a majority of Banner’s continuing directors have the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement such restriction.	Neither AltaPacific’s articles of incorporation nor its bylaws impose restrictions on voting rights of shares owned in excess of any specified threshold.

Dividends / Distributions

Under the WBCA, Banner is prohibited from paying a distribution to shareholders if, after making such distribution, it would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event Banner were to be dissolved at the time of the distribution, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is to be made, exceed its total assets.	Under the California Code, AltaPacific is permitted to pay a dividend to shareholders so long as it would not cause AltaPacific to likely become unable to meet its liabilities and if (1) AltaPacific’s retained earnings immediately prior to the distribution equal at least the sum of the proposed dividend plus the amount of cumulative dividends in arrears on any series of preferred stock that is senior in dividend preference to the class or series to which the applicable dividend is being made, or (2) immediately after giving effect to the dividend, the value of AltaPacific’s assets equals or exceeds the sum of its liabilities and the amount of preferential rights upon dissolution, including accrued but unpaid dividends, of shareholders with rights upon dissolution superior to those of shareholders receiving the dividends.

Notice of Meetings of Shareholders

Banner’s bylaws require written or electronic notice that states the date, time and place of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called. Notice must be given to each shareholder of record entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the chairman of the board, president, secretary or the directors calling the meeting.

However, notice of a shareholders meeting to act on an amendment to Banner’s articles of incorporation, a plan of merger or share exchange, a proposed sale of all or substantially all of Banner’s property or assets, or the dissolution of Banner, shall be given no fewer than twenty (20) nor more than sixty (60) days before the meeting date.

AltaPacific’s bylaws and the California Code require written notice that states the place, date and hour of the meeting of shareholders. In the case of a special meeting, the notice must also state the purpose of the meeting and that no other business may be transacted at the meeting. In the case of the annual meeting, the notice must also state those matters that the board, at the time of the mailing of the notice, intends to present for action by the shareholders, and the notice of any meeting at which directors are to be elected must include the names of nominees intended at the time of the notice to be presented by the board for election. Notice must be given to each shareholder entitled to vote at the meeting at least ten (10) days and not more than sixty (60) days before the date of the meeting.

Approval of Extraordinary Transactions

The WBCA generally requires that where shareholder approval of a plan of merger or share exchange is required, the plan of merger or share exchange be approved by at least two-thirds of the votes entitled to be cast thereon. However, a Washington corporation may provide in its articles of incorporation for the approval of such matters by a lesser percentage, but not less than a majority of all votes entitled to be cast thereon. Banner’s articles of incorporation provides that the approval of a merger, share exchange, sale of all or substantially all of Banner’s assets or dissolution requires only the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon, or, if separate voting by voting groups is required, then not less than the affirmative vote of the holders of all of the outstanding shares entitled to be cast by that voting group.	The California Code generally requires that a merger be approved by the affirmative vote of a majority of the outstanding shares entitled to vote. Such approval includes the affirmative vote of a majority of the outstanding shares of each class or series entitled to vote as a class or series on the merger.

Quorum

Banner’s bylaws provide that, at any meeting of shareholders, the holders of a majority of all the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.	AltaPacific’s bylaws provide that the presence at any meeting of shareholders, in person or by proxy, of the persons entitled to vote a majority of the voting shares shall constitute a quorum.

Number of Directors, Classification and Director Terms

Banner’s articles of incorporation provide that the size of the board of directors shall be not less than five (5) nor more than twenty-five (25) as set in accordance with Banner’s bylaws, which in turn provide that the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors.

The number of directors is currently set at eleven (11).

Banner’s articles of incorporation and bylaws provide that Banner’s board of directors is divided into three classes, each of which contains one-third of the total number of directors, or as near as may be. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that one-third of the total number of directors is elected each year.

AltaPacific’s bylaws provide that the size of the board of directors shall not be less than seven (7) nor more than thirteen (13), the exact number to be fixed and determined by resolution of AltaPacific’s board of directors.

The number of directors is currently eleven (11).

AltaPacific’s bylaws provide that AltaPacific directors are elected annually by the shareholders at the annual meeting of shareholders to serve until their respective successors are elected and qualified at the next annual meeting of shareholders.

Election of Directors

Banner’s bylaws provide that Banner has opted into a provision of the WBCA providing that director nominees are elected by a majority of all votes cast for and against any such nominee, except in a contested election, in which case director nominees are elected by a plurality of the votes cast.	In any election of AltaPacific directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by those shares, are elected.

Removal of Directors

Banner’s articles of incorporation provide that a director may be removed from the board of directors prior to the expiration of such director’s term only for cause and only upon the vote of the holders of 80% of the total votes eligible to vote at a special meeting called expressly for such purpose. This provision does not apply to any director elected by holders of one or more series of preferred stock voting separately as a class.	AltaPacific’s bylaws provide that a director may be removed from office by the board of directors if he is declared of unsound mind by court order or convicted of a felony. AltaPacific’s bylaws also provide that any or all of the directors may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board of directors is removed, an individual director may not be removed if the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

Filling Vacancies on the Board of Directors

Banner’s articles of incorporation provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.	AltaPacific’s bylaws provide that any vacancy occurring in the board, except for a vacancy created by the removal of a director, may be filled by the affirmative vote of a majority of the remaining directors although less than quorum, or by a sole remaining director, and each director elected in this manner shall hold office until his successor is elected at an annual or special shareholders’ meeting. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.

Amendment of Articles of Incorporation and Bylaws

Amendment of Articles of Incorporation. Amendments to Banner’s articles of incorporation must be approved by its board of directors by a majority vote and by its shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of votes entitled to be cast by each separate voting group entitled to vote thereon (after giving effect to the 10% voting limitation in Banner’s articles of incorporation as described above under “—Voting Limitations”) is required to amend or repeal certain provisions of the articles of incorporation, including the provision limiting voting rights, the provisions relating to the removal of directors, shareholder nominations and proposals, the approval of certain business combinations, evaluation of business combinations, limitation of directors’ liability, director and officer indemnification, calling special meetings of shareholders and amendments to Banner’s articles of incorporation and bylaws.

Amendment of Bylaws. Banner’s articles of incorporation and bylaws provide that Banner’s bylaws may be amended either by Banner’s board of directors by a majority vote, or by the shareholders by the vote of the holders of 80% of the total votes entitled to vote generally in the election of directors.

Amendment of Articles of Incorporation. Under the California Code, amendments to AltaPacific’s articles of incorporation must generally be approved by AltaPacific’s board of directors and by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present. The California Code also requires that certain amendments that affect a specific class of stock, such as an amendment that changes the rights, preferences, privileges or restrictions of the shares of such class, must be approved by a majority of the outstanding shares of that class of stock.

Amendment of Bylaws. Under the California Code and AltaPacific’s bylaws, AltaPacific’s bylaws may be amended by AltaPacific’s shareholders or by its board of directors; provided, however, that a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by approval of shareholders.

Advance Notice Requirement for Shareholders’ Nominations and Other Proposals

Banner’s articles of incorporation provide that in order for nominations for the election of directors and proposals for any new business to be brought before an annual or special meeting of shareholders, a shareholder must deliver notice to the Secretary of Banner not less than thirty (30) days nor more than sixty (60) days prior to the date of the meeting; provided, that if less than thirty-one (31) days’ notice of the meeting is given to shareholders, such notice must be delivered not later than the close of the tenth (10th) day following the day on which notice of the meeting was mailed to shareholders.	AltaPacific’s bylaws provide that notice of intention to make any nominations to the board of directors must be made in writing and delivered or mailed to the chief executive officer of AltaPacific not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such notice of intention to nominate a director must be mailed or delivered to the chief executive officer of AltaPacific not later than the close of business on the tenth (10th) day following the day on which the notice was mailed.

Any notice nominating a director must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) such shareholder’s name and address as they appear on Banner’s books and (b) the class and number of Banner shares which are beneficially owned by such shareholder. In addition, any such shareholder making such nomination shall promptly provide any other information reasonably requested by Banner.

Any notice nominating a director must contain the following information to the extent known by the shareholder: (1) the name and address of each proposed nominee; (2) the principal occupation of each proposed nominee; (3) the number of shares of capital stock of AltaPacific owned by each proposed nominee; (4) the name and residence address of the notifying shareholder; (5) the number of shares of capital stock of AltaPacific owned by the notifying shareholder; (6) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee and by the notifying stockholder and the identities and locations of any such institutions; (7) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt; and (8) a statement regarding the nominee’s compliance with the qualifications to serve as a director set forth in the bylaws.

Business Combinations with Certain Persons

Articles Provision. Banner’s articles of incorporation require that certain business combinations—such as mergers, share exchanges, significant asset sales and significant stock issuances—involving a related person (as described below), must be approved by (i) at least 80% of Banner’s outstanding shares entitled to vote on such business combination (and if any class or series of shares is entitled to vote on such business combination separately, the affirmative vote of holders of at least 80% of the outstanding shares of each such class or series) and (ii) a majority of the outstanding shares entitled to vote on such business combination not including shares deemed beneficially owned by a related person, except in cases where the proposed business combination has been approved in advance by two-thirds of those members of Banner’s board of directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person (or who are unaffiliated with the related person and were recommended to succeed any such director by a majority of such directors). The term “related person” is defined to include any individual, corporation, partnership or other entity which beneficially owns (or has the right to acquire) 10% or more of the outstanding shares of common stock of Banner or an affiliate of such person or entity.	Neither AltaPacific’s articles of incorporation nor the California Code provide for any specific anti-takeover provisions or require a higher voting threshold to approve a transaction with a related person.

State Law. The WBCA prohibits a target corporation, with certain exceptions, from engaging in certain significant business transactions with an acquiring person who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the acquiring person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares of the target corporation, or allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or shareholder approval requirements are met. For purposes of the applicable WBCA provisions, “target corporations” include all publicly traded corporations incorporated in Washington, as well as publicly traded foreign corporations that meet certain requirements.

Non-Shareholders Constituency Provision

Banner’s articles of incorporation provide that in evaluating certain business combinations or tender or exchange offers, Banner’s board of directors shall, in exercising its business judgment as to what is in the best interests of Banner and its shareholders, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on Banner, and its subsidiaries and its employees, depositors, loan and other customers, creditors and other elements of the communities in which Banner and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection	AltaPacific’s organizational documents do not require AltaPacific’s board of directors to consider non-shareholder constituencies in exercising its business judgment as to what is in the best interests of AltaPacific and its shareholders.

with the acquisition, and other likely financial obligations of the acquiring person or entity and the possible effect of such obligations upon Banner and the other elements of the communities in which Banner and its subsidiaries operate or are located; and (iii) the competence, experience and integrity of the acquiring person or entity and its management.

Action By Shareholders Without a Meeting

Banner’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting only by unanimous written consent.	AltaPacific’s articles of incorporation provide that any action required to be taken by shareholders must be taken at a meeting of shareholders, and no action may be taken by written consent of the shareholders.

Special Meetings of Shareholders

Banner’s articles of incorporation provide that special meetings of shareholders may be called only by Banner’s board of directors or by an authorized committee of the board of directors.	AltaPacific’s bylaws provide that a special meeting of shareholders may be called at any time by the board of directors, the chairman of the board, the president, or by holders of not less than 10% of the shares entitled to be cast at the meeting.

Limitation on Directors’ Liability

Banner’s articles of incorporation provide that, to the full extent permitted by the WBCA, a director of Banner may not be personally liable to Banner or its shareholders for money damages for conduct as a director, except for liability for acts or omissions that involve:

•  intentional misconduct;

•  a knowing violation of law;

•  a violation of the WBCA relating to unlawful distributions by Banner; or

•  any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

AltaPacific’s articles of incorporation provide that liability of the directors of AltaPacific will be eliminated to the fullest extent permissible under California law.

Indemnification of Directors and Officers

Banner’s articles of incorporation provide that, in all circumstances and to the full extent permitted by the WBCA, Banner will indemnify (and pursuant to a separate directors’ resolution or contract, advance expenses to) any person who is or was a director, officer or agent of Banner or who was or is a party or is threatened to be made a party to any threatened,	AltaPacific’s articles of incorporation provide that AltaPacific is authorized to provide indemnification for agents for breach of duty to the corporation and it shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by the California Code, subject only to limitations set forth in the California Code with respect to actions for breach of duty to the corporation and its shareholders.

pending or completed action, suit or proceeding, by reason of the fact that such person is or was an agent of Banner, against expenses, judgments, fines and amounts paid in settlement and incurred by such person in connection with such action, suit or proceeding, unless resulting from:

• acts or omissions finally adjudged to violate the law (including violations of the WBCA regarding unlawful distributions by Banner); or

• transactions with respect to which it is finally adjudged that such person received a benefit in money, property or services to which the person was not legally entitled.

The indemnification and advancement of expenses described above apply to directors, officers, and employees of Banner for both services in such capacities for Banner and service at Banner’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Banner’s articles of incorporation further provide that the rights to indemnification and to the advancement of expenses conferred by Banner’s articles of incorporation are not exclusive of any other right that a person may have under any bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Under the WBCA, a corporation may indemnify a director made party to a proceeding if the director (i) acted in good faith; (ii) reasonably believed (a) in the case of conduct in such director’s official capacity with the corporation, the director’s conduct to be in the best interests of the corporation, and (b) in all other cases, the director’s conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of a criminal proceeding, had no reasonable cause to believe the director’s conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. The WBCA also provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers, employees and agents of the corporation to the same extent as directors.

AltaPacific’s bylaws provide that AltaPacific will indemnify any person who was or is a party or is threatened to be made party to an action, suit, or proceeding, whether civil or criminal, administrative, or investigative by reason of being or having been a director, officer, employee or agent of AltaPacific. Such person will generally be indemnified to the fullest extent permissible under California law and AltaPacific’s articles of incorporation against all expenses, liability, and loss (including attorneys’ fees) incurred in connection with the matter. Notwithstanding the foregoing, AltaPacific will not indemnify an officer or director with respect to certain proceedings described in the bylaws, including proceedings as to which AltaPacific is prohibited by applicable law from providing indemnification and proceedings based upon acts or omissions involving intentional misconduct or a knowing and culpable violation of law.

AltaPacific’s bylaws provide that the rights to indemnification provided by the bylaws are not exclusive of any other right which any person may have or acquire under statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Under the California Code, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person (i) acted in good faith and (ii) in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

The California Code provides that expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified.

The WBCA further provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that such person has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advance amount if it is ultimately determined that such person has not met such standard of conduct.

Dissenters’ Rights

Under the WBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares only in the event of, any of the following corporate acts: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; (iv) an amendment of the articles of incorporation if the amendment effects the redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; (v) the effectiveness of the election by the corporation to become a social purpose corporation or to cease to be a social purpose corporation if shareholder approval was required for such election; (vi) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or (vii) a plan of entity conversion of a Washington corporation to a non-Washington corporation has become effective if the shareholder was entitled to vote on the plan and the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

Under the California Code, a shareholder is entitled to dissent from, and obtain payment of the fair market value of the shareholder’s shares in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements.

Under the California Code, however, no dissenters’ rights are available for stock listed on a national securities exchange, (i) except where there exists any restriction on transfer imposed by the corporation or by any law or regulation or (ii) except where the stockholder is required to accept for the stock anything other than: (a) stock of any other corporation, which shares of stock are listed on any national securities exchange; (b) cash in lieu of fractional shares; or (c) any combination of foregoing clauses (a) and (b).

See the section entitled “The Merger—Dissenters’ Rights” for additional information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ALTAPACIFIC

Principal Shareholders. The following table sets forth information pertaining to the beneficial ownership of the common stock of AltaPacific by persons known to management to own beneficially more than 5% of its outstanding common stock as of July 31, 2019, except for Timothy Jorstad, who currently serves as chairman of the board. Information concerning the stock ownership of directors and executive officers of AltaPacific is set forth below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Ross Dowd Western Springs, Illinois	331,387	[1]	5.7%

[1]	Ross Dowd has sole voting and investment power with respect to all 331,387 shares and is the son of director Richard A. Dowd.

Directors and Executive Officers. The following table sets forth certain information as of July 31, 2019 with respect to the beneficial ownership of AltaPacific common stock of the directors and executive officers of AltaPacific and by the directors and executive officers as a group.

	Common Stock Beneficially Owned on July 31, 2019
Name, Address and Offices Held with AltaPacific[1]	Number of Shares[2]	Exercisable Options[3]	Percent of Class[4]
Frank Basirico President, Chief Operating Officer and Director	9,303	55,620	1.1%
Harold J. Borak Director	49,892	16,826	1.2%
Randy M. DeCaminada Director	106,106	2,052	1.9%
Gary W. Deems Director	26,184	14,814	0.7%
Richard A. Dowd Director	103,971	2,052	1.8%
Robin R. Goble Director	81,441	2,052	1.4%
Charles O. Hall Chief Executive Officer and Director	114,761	27,353	2.5%
Richard J. Jett Director	29,932	16,826	0.8%

[1]	The business address of each of the executive officers and directors is c/o AltaPacific Bancorp, 4845 Old Redwood Highway, Santa Rosa, California, 94503-1415.
[2]

Except as otherwise noted, may include shares held by or with such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

[3]	Represents option shares which are vested or will vest within 60 days of July 31, 2019.
[4]

This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the numbers of option shares for the applicable individual, or for the directors and executive officers collectively, which are vested or will vest within 60 days of July 31, 2019.

	Common Stock Beneficially Owned on July 31, 2019
Name, Address and Offices Held with AltaPacific[1]	Number of Shares[2]		Exercisable Options[3]	Percent of Class[4]
Timothy J. Jorstad Chairman of the Board	510,068	[5]	2,052	8.9%
Randall J. Verrue Vice Chairman of the Board	85,123		2,052	1.5%
Joseph C. Zils Director	93,486		1,705	1.7%
Allen R. Christenson Executive Vice President and Chief Financial Officer	78,150		10,941	1.5%
Shirley S. Law Executive Vice President and Chief Credit Officer	—		12,620	0.2%
All directors and named executive officers as a group (13 in number)	1,288,417		166,965	24.5%

[5]	Includes 16,289 shares held in an IRA of a client of Mr. Jorstad for whom Mr. Jorstad holds power of attorney.

EXPERTS

The consolidated financial statements of Banner Corporation incorporated in this proxy statement/prospectus by reference from Banner Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of internal control over financial reporting have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Katten Muchin Rosenman LLP and Davis Wright Tremaine LLP will deliver prior to the effective time of the merger their opinions to AltaPacific and Banner, respectively, as to certain U.S. federal income tax consequences of the merger. The validity of the Banner common stock to be issued in connection with the merger will be passed upon for Banner by Craig Miller, Executive Vice President and General Counsel of Banner. As of [*], Mr. Miller beneficially owned shares of Banner common stock and options to acquire shares of Banner common stock representing less than 1% of the total outstanding shares of Banner common stock.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at Banner’s annual meeting of shareholders to be held in 2020 must be received by Banner no later than November 22, 2019 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

In addition, Banner’s articles of incorporation provide that in order for business to be brought before Banner’s annual meeting of shareholders, a shareholder must deliver notice to the Secretary of Banner not less than thirty (30) nor more than sixty (60) days prior to the date of such annual meeting; provided, that if less than thirty-one (31) days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth (10th) day following the day on which notice of the annual meeting was mailed to shareholders. The notice must state the shareholder’s name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Banner’s articles of incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to Banner’s Secretary not less than thirty (30) days nor more than sixty (60) days prior to the date of Banner’s annual meeting of shareholders; provided, however, that if less than thirty-one (31) days’ notice of the annual meeting is given to shareholders, such written notice must be delivered to Banner’s Secretary not later than the close of the tenth (10th) day following the day on which notice of the annual meeting was mailed to shareholders. The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

WHERE YOU CAN FIND MORE INFORMATION

Banner

Banner files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Banner files at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Banner also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Banner files with the SEC by going to Banner’s website at www.bannerbank.com under the heading “About Us” and then under “Investor Relations” or by contacting Banner Corporation, 10 South First Avenue, Walla Walla, WA 99362, Attention: Investor Relations Department, Telephone: (509) 527-3636. The Internet website address of Banner is provided as inactive textual references only. The information provided on the Internet website of Banner, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Banner to “incorporate by reference” into this proxy statement/prospectus documents Banner files with the SEC, including certain information required to be included in the registration statement on Form S-4 filed by Banner to register the shares of Banner common stock that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that Banner can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Banner files with the SEC will update and supersede that information. Banner incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date that the offering is terminated.

Banner (SEC file number 000-26584):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 26, 2019;

•	Definitive Proxy Statement on Schedule 14A for Banner’s 2019 Annual Meeting of Shareholders, filed with the SEC on March 22, 2019;

•	Quarterly Reports on Form 10-Q as of March 31, 2019, and June 30, 2019, and for the quarterly periods then ended, filed with the SEC on May 3, 2019, and August 2, 2019, respectively;

•	Current Reports on Form 8-K filed with the SEC on March 27, 2019, April 26, 2019, and July 24, 2019 (other than those portions of these documents not deemed to be filed, if any); and

•

The description of Banner’s common stock, $0.01 par value per share, contained in Banner’s Registration Statement on Form 8-A filed on August 8, 1995, and all amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished by Banner on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

AltaPacific

AltaPacific does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. AltaPacific Bank files call reports with the FDIC, all of which are available electronically at the FDIC’s website at http://www.fdic.gov. If you have any questions concerning the merger or this proxy statement/prospectus or would like additional copies of this proxy statement/prospectus, please contact:

Allen R. Christenson, Executive Vice President and Chief Financial Officer

AltaPacific Bancorp

4845 Old Redwood Highway

Santa Rosa, California 95403

(707) 236-1500

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF ALTAPACIFIC COMMON STOCK AT THE SPECIAL MEETING. NEITHER BANNER NOR ALTAPACIFIC HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [*]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

ALTAPACIFIC BANCORP

and

BANNER CORPORATION

Dated as of July 24, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2019 (this “Agreement”), by and between AltaPacific Bancorp, a California corporation (the “Company”), and Banner Corporation, a Washington corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, the Boards of Directors of Parent and the Company have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, this Agreement constitutes a “plan of merger” within the meaning of the Washington Business Corporation Act (“WBCA”) and an “agreement of merger” within the meaning of the California Corporations Code (“California Code”);

WHEREAS, as an inducement for each party to enter into this Agreement, certain directors, officers and shareholders of the Company have simultaneously herewith entered into voting and support agreements (collectively, the “Voting Agreements”) in connection with the Merger. The parties acknowledge that the goodwill of the Company consists in material part of the relationships between certain directors, officers and shareholders of the Company, on the one hand, and the customers and prospective customers of the Company, on the other hand. It is the intention of the parties that such Voting Agreements are being entered into in connection with the sale or other disposition of all of the capital stock of the Company owned by each participating director, officer and shareholders of the Company, and accordingly that the terms set forth in the Voting Agreement are exempt from the application of Section 16600 of the California Business and Professions Code by virtue of Section 16601 of such Law; and

WHEREAS, the parties desire to make certain representations, warranties and agreements specified in this Agreement in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the WBCA and the California Code, at the Effective Time, the Company shall merge with and into Parent. Parent shall be the

Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Washington. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Seattle time, at the offices of Davis Wright Tremaine LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3    Effective Time. Subject to the terms and conditions of this Agreement, at the Closing, the parties shall execute, and Parent and the Company shall cause to be filed (i) articles of merger with the Secretary of State of the State of Washington (the “Washington Secretary”) and a plan of merger, as provided in the relevant provisions of the WBCA (collectively, the “Articles of Merger”), and (ii) a certificate of merger with the Secretary of State of the State of California (the “California Secretary”), as provided in the relevant portions of the California Code. The Merger shall become effective at such time as designated in the Articles of Merger, or if no time is designated, at the time of filing of the Articles of Merger. The term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Articles of Merger (or if no time is designated, at the time of filing of the Articles of Merger).

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCA and the California Code.

1.5    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a)    Subject to Section 2.2(e), each share of the common stock, without par value, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for the Cancelled Shares and Dissenting Shares, shall be converted into the right to receive, without interest, 0.2712 shares (as may be adjusted pursuant to this Agreement, the “Exchange Ratio”), of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Corporation.

(b)    All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, including without duplication, cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e) and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b) upon the surrender of such Old Certificates in accordance with Section 2.2, in each case without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Merger Consideration to give holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained herein shall be construed to permit Parent or the Company to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)    At the Effective Time, all shares of Company Common Stock that are directly owned by the Company or Parent (in each case, other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary, custodial, escrow, agency or similar capacity, that are beneficially owned by third parties or (ii) shares of Company Common Stock held, directly or indirectly, by Parent or the Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d)    Notwithstanding anything in this Agreement to the contrary, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder of Company Common Stock who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who exercises dissenters’ rights when and in the manner required under Chapter 13 of the California Code (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 13 of the California Code (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of Chapter 13 of the California Code and this Section 1.5(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Company Common Stock under the California Code. If any shareholder dissenting pursuant to Chapter 13 of the California Code and this Section 1.5(d) shall have failed to perfect or shall have effectively withdrawn or lost any such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 1.5(a), without any interest thereon. The Company shall give Parent (i) prompt notice of any written notices the Company receives from or on behalf of its shareholders to exercise dissenters’ rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to Chapter 13 of the California Code and received by the Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under Chapter 13 of the California Code. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any such demand. Any Merger Consideration made available to the Exchange Agent to exchange for shares of Company Common Stock for which dissenters’ rights have been perfected shall be returned to Parent upon demand.

1.6    Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.7    Treatment of Company Options.

(a)    Company Stock Options. At the Effective Time, each compensatory option to purchase Company Common Stock, whether vested or unvested, granted by the Company (a “Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to the Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Company Option as of the Effective Time. If the per share exercise price of a Company Option that is outstanding as of immediately prior to the Effective Time is equal to or greater than the Merger Consideration Value, then such Company Option shall be cancelled at the Effective Time for no consideration. For purposes of this Agreement, “Merger Consideration Value” means the product of (A) the Exchange Ratio and (B) the Parent Share Closing Price.

(b)    Required Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7, including providing notice to the holders of Company Options in accordance with Section 8.2 of the Amended and Restated 2006 Equity Incentive Plan of the Company and Section 11(b) of the 2016 Equity Incentive Plan of the Company, as applicable (which notice shall be in a form mutually agreed by the Company and Parent).

1.8    Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Incorporation of Parent (the “Parent Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.

1.9    Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.

1.10    Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.11    Bank Merger. Immediately following the Merger, AltaPacific Bank (“Company Bank”), a California banking corporation and a wholly owned Subsidiary of the Company, will merge (the “Bank Merger”) with and into Banner Bank (“Parent Bank”), a Washington state-chartered commercial bank and a wholly owned Subsidiary of Parent. Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. Promptly after the date of this Agreement, Parent and the Company shall cause Parent Bank and Company Bank, respectively, to enter into an agreement and plan of merger in form and substance agreed to by Parent and the Company, which shall be customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”), and Parent, as the sole shareholder of Parent Bank, and the Company, as the sole shareholder of Company Bank, shall each approve and adopt the Bank Merger Agreement. The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of merger and such other documents and certificates as are necessary or appropriate to make the Bank Merger effective (“Bank Merger Articles”) immediately following the Effective Time.

ARTICLE II

EXCHANGE OF SHARES

2.1    Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Parent’s option, evidence of shares in book-entry form, representing the shares of Parent Common Stock (collectively, referred to herein as “New Certificates”), to be delivered to the holders of Company Common Stock pursuant to Section 1.5, and (b) any cash in lieu of fractional shares required to be paid to holders of Company Common Stock pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one (1) or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid in respect thereof pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, accompanied by a properly completed Letter of Transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions that the holder presenting such Old Certificate or Old Certificates has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration, dividends or distributions or cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)    No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until such holder shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)    If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old

Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing price per share of Parent Common Stock on the NASDAQ Global Select Market (the “NASDAQ”) as reported by www.nasdaq.com for the consecutive period of five (5) full trading days immediately preceding (but not including) the date that is the second (2nd) business day prior to the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Company) (the “Parent Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)    Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates in compliance with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Option such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b).

(i)    Subject to the terms of this Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any holder of Company Common Stock with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash in lieu of fractional shares of Parent Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the applicable section of the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (a) any other section of Article III specifically referenced or cross-referenced and (b) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, the Company hereby represents and warrants to Parent as follows:

3.1    Corporate Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or the enforcement, implementation or interpretation thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including any disruption in any financial, banking or securities markets in general and any decline in the price of any market index or any change in prevailing interest rates, (D) changes relating to or arising out of the public disclosure of this Agreement or of the transactions contemplated hereby (provided that this exception shall not apply for purposes of the representations and warranties in Section 3.3(b) or Section 4.3(b)), (E) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock or Parent Common Stock (as applicable), in and of itself, but not including any underlying causes thereof or (F) actions that are taken with the express prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are disproportionately adverse to such party and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such party and its Subsidiaries operate) or (ii) the ability of such party to consummate the transactions contemplated hereby (including the Bank Merger). As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank, trust, association, joint venture or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Articles of Incorporation of the Company (the “Company Articles”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws.

(b)    Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions, except in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. No Company Subsidiary is in violation of any of the provisions of the charter, articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Company Subsidiary.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, without par value, and 10,000,000 shares of preferred stock, without par value (“Company Preferred Stock”). As of the date of this Agreement, there are (i) 5,765,373 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, (iii) 450,681 shares of Company Common Stock subject to and reserved for issuance upon the exercise of outstanding Company Options (which Company Options have a weighted average exercise price of $8.89 per share of Company Common Stock), (iv) no shares of Company Preferred Stock outstanding, and (v) no other shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which shareholders of the Company may vote, and, except as set forth in Section 3.2(a) of the Company Disclosure Schedules, no trust preferred or debt securities of the Company are issued or outstanding. Other than the Company Options issued prior to the date of this Agreement and set forth in this Section 3.2(a), there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act of 1933, as amended (the “Securities Act”), any of the foregoing (collectively, “Company Securities”). Section 3.2(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Options outstanding as of the date hereof specifying, on a holder-by-holder basis, as applicable, (A) the name of each holder, (B) the number of shares subject to each such

Company Option, (C) the grant date of each such Company Option, (D) the Company Benefit Plan under which such Company Option was granted, (E) the exercise price for each such Company Option, and (F) the expiration date for each such Company Option. Other than the Company Options, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. No Subsidiary of the Company owns any capital stock of the Company. Neither the Company nor any of its Subsidiaries is required to file with or furnish to the SEC any reports.

(b)    Other than the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any shareholder or other person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan.

(c)    Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete list of all Subsidiaries of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Company Subsidiary, or contracts, commitments, understandings or arrangements by which any Company Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Company Subsidiary, or otherwise obligating any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act, any of the foregoing (collectively, “Company Subsidiary Securities”). Except for its interests in the Company Subsidiaries, and except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(d)    Neither the Company nor any of its Subsidiaries has a class of securities registered, and none of them is required or has ever been required to register any class of securities, under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Neither the Company nor any of its Subsidiaries files or has ever filed, and none of them has ever been required to file, reports under Section 13 or Section 15(d) of the Exchange Act. No class of Company Securities is or has been listed on any national securities exchange, as that term is defined for purposes of Section 6 of the Exchange Act, nor, except as disclosed in Section 3.2(d) of the Company Disclosure Schedules, on any interdealer quotation system or other alternative trading system subject to Regulation ATS of the Exchange Act. Except for the information published in the “Investor Relations” section of the Company’s Internet website as of the date of this Agreement, neither the Company nor any person acting with the knowledge or consent of the Company has ever provided any financial or other information with the purpose of establishing, facilitating or promoting transfers of the Company Common Stock or any other Company Securities. To the knowledge of the Company, no person has provided information regarding the Company under Exchange Act Rule 15c2-11(a), which information was acquired directly or indirectly from the Company or any person authorized to disclose information on behalf of the Company. No information provided by the Company to any person for the purpose (whether wholly or in part) of informing investors and prospective investors in the Company Common Stock contained, when provided, any misstatement of a material fact about the Company or any of its Subsidiaries, and no such communication omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which the statements were made, not misleading.

3.3    Authority; No Violation.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders, and has directed that this Agreement and the transactions contemplated hereby be submitted to the shareholders of the Company for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect and recommending that the shareholders of the Company approve this Agreement and the transactions contemplated hereby. Except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Company Bank and the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the Bank Merger), nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or the charter, articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent under or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4    Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and approval of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the FDIC, the Washington State Department of Financial Institutions, Division of Banks (the “DFI”), the California Department of Business Oversight (the “CDBO”) and any state banking authorities listed on Section 3.4 of the Company Disclosure Schedules or Section 4.4 of the Parent Disclosure Schedules, and approval of such applications, filings and notices, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (including any amendments and supplements thereto, the “S-4”) in which a proxy statement in definitive form relating to the Company Meeting to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”) will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement and declaration of effectiveness of the S-4, (d) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA, the certificate of merger with the California Secretary, and the filing of the Bank Merger Articles, (e) if required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any notices or other filings under the HSR Act, (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (g) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of, notices, or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.

3.5    Reports. The Company and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any state regulatory authority, including the CDBO, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an “SRO”) ((i) through (v), collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each such report, form, correspondence, registration or statement filed with (or furnished to, as applicable) any Regulatory Agency since January 1, 2016, as of the date of its filing (or furnishing, as applicable) complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.6    Financial Statements.

(a)    Set forth in Section 3.6(a) of the Company Disclosure Schedules are complete and correct copies of (x) the audited balance sheet and statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including any related notes and schedules thereto and the signed, unqualified opinion of Vavrinek, Trine, Day & Co., LLP, the Company’s independent auditor) for the fiscal years ended December 31, 2016, 2017 and 2018, in each case for the Company and its Subsidiaries on a consolidated basis (collectively, the “Audited Company Financial Statements”) and (y) the unaudited balance sheet and statement of income for the Company and its Subsidiaries, as of and for the six (6) months ended June 30, 2019, in each case for the Company and its Subsidiaries on a consolidated basis (such unaudited financial statements, together with the Audited Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of preparation, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company as of June 30, 2019, included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2019, or as expressly contemplated by this Agreement, in each case, which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of the Company and its Subsidiaries. The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since January 1, 2016, the Company has not experienced or effected any material change in internal control over financial reporting.

(d)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements.

(e)    Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by the Company or any of its Subsidiaries) representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Company

Subsidiary or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company or any Company Subsidiary.

3.7    Broker’s Fees. With the exception of the engagement of Panoramic Capital Advisors and Vining Sparks IBG, LP, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagements of Panoramic Capital Advisors and Vining Sparks IBG, LP, related to the Merger and the other transactions contemplated hereunder.

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Since December 31, 2018, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

3.9    Legal Proceedings.

(a)    Except as set forth in Section 3.9(a) of the Company Disclosure Schedules or as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    Each matter set forth or required to be set forth in Section 3.9(a) of the Company Disclosure Schedules is insured under Insurance Policies with reputable insurers in such amounts as constitute reasonably adequate coverage with respect to each such matter.

(c)    There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10    Taxes and Tax Returns.

(a)    Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no pending disputes, claims, audits, examinations or other proceedings regarding any Tax of the Company or its

Subsidiaries, or the assets of the Company or its Subsidiaries, and no such claim, audit, examination or proceeding has been threatened in writing. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by the Company or any of its Subsidiaries in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) any election under Section 108(i) of the Code. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees and Employee Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedules sets forth a true and correct list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and each bonus, stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, fringe benefit or other benefit plan, program or arrangement, and each retention, bonus, employment, change of control, termination or severance plan, program or arrangement or other contract or agreement (i) with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its

Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has or, would reasonably be expected to have, any current or future obligation or (ii) that is maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(b)    With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of (i) the Company Benefit Plan (or, with respect to any unwritten Company Benefit Plan, a written description thereof), and (ii) to the extent applicable: (A) all summary plan descriptions, amendments, modifications or material supplements relating to the Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the Internal Revenue Service (“IRS”), (C) the most recently received IRS determination, advisory or opinion letter, if any, (D) the most recently prepared actuarial report (if applicable), and (E) material notices, letters or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Company Benefit Plan.

(c)    Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)    Section 3.11(d) of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”). Each Company Qualified Plan has received a favorable and unexpired IRS determination letter, or with respect to a prototype or volume submitter plan, can rely on an advisory or opinion letter from the IRS to the applicable plan sponsor, to the effect that the Company Qualified Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any the Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)    No Company Option (or other right to acquire any Company Common Stock) is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)    None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to or been obligated to contribute to (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (ii) any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) (iii) any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or (iv) any “multiple employer welfare arrangement” (within in the meaning of Section 3(40) of ERISA). None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred any liability with respect to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)    Except as provided in Section 3.11(g) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to, any employee benefit plan, program, agreement or arrangement that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or other applicable law for which the covered person pays the full cost of coverage. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Company, any Company ERISA Affiliate or any Company Benefit Plan to penalties, excise Taxes or any other payment (whether or not assessed) under Section 4980D or 4980H of the Code.

(h)    All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of the Company.

(i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan or any other person.

(j)    None of the Company, any of its Subsidiaries, any Company ERISA Affiliate or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) for which an exemption is not available, which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)    Except as set forth in Section 3.11(k) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries; (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; or (iii) result in an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)    No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. The Company has made available to Parent true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)    There are no pending or, to the knowledge of the Company, threatened material labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all applicable federal, state, and local laws and regulations regarding employment and employment practices, including but not limited to: laws regarding equal employment opportunity, including laws prohibiting discrimination, harassment, and retaliation; leaves of absence; protected time off rights; scheduling; disability, pregnancy, and religious accommodation; pay equity; verification of employment eligibility; immigration law compliance; wage and hour law requirements, including relating to minimum wage, timekeeping, overtime pay, meal and rest break requirements, timely pay, and pay statements; classification of employees and independent contractors; whistleblowing and protected conduct; employee privacy; background and criminal history inquiries; reductions in force; termination of employment; restrictive covenants; employee injuries and workers’ compensation; and workplace safety. No claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened.

3.12    Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, risk management and controls audit, information technology, customer due diligence, enhanced due diligence, stress testing, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, and all agency or regulatory requirements relating to the origination, sale and servicing of loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of the Company, or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the applicable governing documents and applicable law. None of the Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account. As of the date hereof, the Company, Company Bank and each other insured depositary Subsidiary of the Company is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal regulator) and in the case of the Company Bank, an “eligible depository institution” (as defined in 12 C.F.R. 303.2(r)) and, as of the date hereof, neither the Company nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or “eligible depository institution” or that Company Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

3.13    Certain Contracts.

(a)    Except as set forth in Section 3.13(a) of the Company Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)    that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, excluding any Company Benefit Plan), assuming for these purposes that the Company were required to file periodic reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;

(ii)    that contains a non-compete or client, employee or customer non-solicitation requirement or any other provision that restricts the conduct of any line of business by the Company or any of its affiliates or upon consummation of the Merger or the Bank Merger would restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;

(iii)    any of the benefits or obligations of or under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the announcement or consummation of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)    that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale-leaseback transactions, capitalized leases and other similar financing transactions, or provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in each case in the principal amount of $50,000 or more;

(v)    that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries (or that following consummation of the Merger would purport to limit the Surviving Corporation or any of its affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(vi)    that obligates the Company or any of its Subsidiaries, or upon consummation of the Merger or the Bank Merger would obligate the Surviving Corporation or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis, that contains any “most favored nation” or similar covenants or that provides for a “clawback” or similar undertaking requiring the reimbursement or refund of any fees;

(vii)    that is an alliance, cooperation, limited liability company, joint venture, shareholders, partnership or similar agreement or any agreement involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;

(viii)    that involves the performance by the Company or any of its Subsidiaries of Loan servicing with any outstanding obligations that are material to the Company or any of its Subsidiaries;

(ix)    that involves the payment of more than $50,000 per annum;

(x)    that relates to the acquisition or disposition of any person, business or asset and under which the Company or any of its Subsidiaries has or may have a material obligation or liability;

(xi)    that provides any third party the right to acquire, use or have access to, any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business, consistent with past practice;

(xii)    that is a Derivative Contract;

(xiii)    that is a settlement, consent or similar agreement and contains any continuing obligations of the Company or any of its Subsidiaries;

(xiv)    that is an agreement with a federal or state Governmental Entity that insures or guarantees mortgage Loans or mortgage backed securities;

(xv)    that (A) grants the company or any of its Subsidiaries any right to use any Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software) and that provides for annual payments in excess of $25,000, (B) permits any person to use, enforce or register any Intellectual Property of the Company or any of its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue or (C) restricts the right of the Company or any of its Subsidiaries to use or register any Intellectual Property;

(xvi)    that provides for any earn-out, contingent purchase price or similar payment obligation, or a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell any equity securities of any person; or

(xvii)    that is not of the type listed above but that is material to the condition (financial or otherwise), results of operations or business of the Company or its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedules, is referred to herein as a “Company Contract.” The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b)    (i) Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) the Company and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) to the knowledge of the Company, each third-party counterparty to each Company Contract has performed and complied with all obligations required to be performed by it under such Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iv) neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, of or under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.14    Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or is subject to any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedules, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, collars, futures and forward contracts and other similar derivative transactions and risk management arrangements (including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions) (“Derivative Contracts”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice, applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of the Company and its Subsidiaries on a consolidated basis under any such Derivative Contracts has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.

3.16    Environmental Matters.

(a)    To the knowledge of Company, the Company and its Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (i) the protection or restoration of the environment (including, without limitation, ambient air, soil, surface water or groundwater) and health and safety as it relates to hazardous substance exposure or natural resource damages; (ii) the handling, use, transportation, treatment, storage, presence, disposal, release or threatened release, recycling, of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air quality, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).

(b)    To the knowledge of Company, there has been no release of hazardous substances on, under, about or affecting the Company Owned Properties or, during the time of the tenancy of the Company or a Subsidiary, the Company Leased Properties. There are no legal, administrative, arbitral or other proceedings, claims, fines, notices of violation, actions, or to the knowledge of the Company, any investigations or remediation activities of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law or involving any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation against the Company or its Subsidiaries. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing environmental matters.

(c)    The Company has provided to Parent any and all environmental reports, studies, audits, records, sampling data and other similar documents within the possession or control of the Company or any of its Subsidiaries as of the date of this Agreement.

3.17    Investment Securities and Commodities.

(a)    Each of the Company and its Subsidiaries has good and marketable title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP consistently applied.

(b)    The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2016, been in material compliance with the terms of such policies, practices and procedures. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

3.18    Real Property; Personal Property.

(a)    Section 3.18(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all of the real properties owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Company Owned Properties”).

(b)    Section 3.18(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all of the leases, subleases, licenses or other occupancies to which the Company or any Company Subsidiary is a party as lessee or tenant for real property (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), true and correct copies of which have previously been made available to Parent.

(c)    The Company or a Company Subsidiary (x) has good and marketable title to all the Company Owned Properties, free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens identified in Section 3.18(c) of the Company Disclosure Schedules (collectively, “Permitted Encumbrances”), and (y) is the lessee of and has a valid leasehold interest in all the Company Leased Properties, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid, binding and enforceable in accordance with its terms and in full force and effect, the Company and each of its Subsidiaries and, to the knowledge of the Company, each lessor, has performed all obligations required to be performed by it under each such lease, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any lessor, under any such lease. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. No person other than the Company and its Subsidiaries has any right in any of the Company Owned Properties or any right to use or occupy any portion of the Company Owned Properties or any right to use or occupy any portion of the Company Leased Properties.

(d)    (i) The Company or a Company Subsidiary has good, valid and marketable title to all of the personal property of the Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of the Company and its Subsidiaries, except for such imperfections of title and encumbrances, if any, as are not material in character, amount or extent, (“Personal Property”) and (ii) each of the leases under which the Company or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of the Company, the lessor, except for any default which is not material in character, amount or extent.

(e)    The properties and assets of the Company and its subsidiaries (including the Company Real Property and the Personal Property) are in good condition (ordinary wear and tear excepted) and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

3.19    Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company: (i) (A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate, interfere with or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property, and (B) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated, interfered with or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating or interfering with any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has received or sent any notice of any pending claim with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries owes any material royalties or payments to any third party (including any affiliates of the Company) for using or licensing to others any Intellectual Property. For purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights in, arising out of or associated with the following: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions, reexaminations, post-grant reviews, inter partes review, or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20    Related Party Transactions; Affiliate Transactions.

(a)    Except as set forth in Section 3.20(a) of the Company Disclosure Schedules, (i) there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally, and (ii) there are no properties, rights or assets that are used by the Company or any of its Subsidiaries and owned by any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company).

(b)    Section 3.20(b) of the Company Disclosure Schedules sets forth a description and the amount of any “covered transactions” (as such term is defined in Regulation W and Section 23A of the Federal Reserve Act) of the Company Bank.

3.21    State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions, the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share acquisition,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Articles or Company Bylaws (collectively, “Takeover Statutes”).

3.22    Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinion. Prior to the execution of this Agreement, the Company has received an opinion (which if initially rendered verbally, has been or will be confirmed by a written opinion as of the same date) from Vining Sparks IBG, LP, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24    Company Information. The information relating to the Company and its Subsidiaries or that is provided by the Company or its Subsidiaries or representatives for inclusion in the Proxy Statement and the S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries or that were provided by Parent or any of its representatives), will comply in all material respects with applicable law.

3.25    Loan Portfolio.

(a)    As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note, extension of credit or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of June 30, 2019, had an outstanding balance of $10,000 or more and under the terms of which the obligor was, as of June 30, 2019, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Company Disclosure Schedules is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of June 30, 2019, had an outstanding balance of $10,000 or more and (i) were on non-accrual status, (ii) were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan, (iii) where the principal or interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created (provided that this clause (iii) does not refer to Loans that are rolled over or renewed in the ordinary course of business on terms similar to the agreements under which such Loans were originally issued and where the ability of the applicable borrowers to repay such Loans is not in doubt and has not adversely changed in any material respect since such Loans were originally issued), (iv) where a specific reserve allocation existed in connection therewith or (v) that was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, together with the identity of the borrower thereunder, category of Loan (e.g., commercial, consumer, etc.), and the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of June 30, 2019, is classified as “Other Real Estate Owned” or classified as an asset to satisfy Loans, including repossessed equipment, and with respect to each item on such list, the book value thereof.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Loan of the Company or any of its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (ii) no Loan of the Company or any of its Subsidiaries or servicing agreement relating to any such Loan requires the consent or approval of any third party which has not previously been obtained, in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, and (iii) no Loan of the Company or any of its Subsidiaries is subject to any participation interest or similar rights by any third party. The notes or other credit or security documents with respect to each outstanding Loan of the Company or any of its Subsidiaries were in compliance in all material respects with applicable laws at the time of origination or purchase by the Company or such Company Subsidiary and remain in such compliance and are complete and correct.

(c)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), customary industry practices and with all applicable federal, state and local laws, regulations and rules.

(d)    None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and to the knowledge of the Company, there are no such claims for any such repurchase.

(e)    There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” or “principal shareholder” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)    Neither the Company nor any of its Subsidiaries (i) is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans or (ii) has knowledge of any claim, proceeding or investigation with respect thereto.

(g)    The Company’s allowance for loan and lease losses is, and will be as of the Effective Time, in compliance with its existing methodology for determining the adequacy of its allowance for loan and lease losses as well as standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is, and will be as of the Effective Time, adequate under such standards.

3.26    Insurance. True and correct copies of all policies (“Insurance Policies”) of liability, property, fire, casualty, business interruption, product liability, and other forms of insurance owned or held by the Company or any of its Subsidiaries or with respect to which the Company or any Company Subsidiary is a beneficiary have previously been made available to Parent. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance with their Insurance Policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by the Company or any of its Subsidiaries pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

3.27    Broker-Dealer, Investment Advisory and Insurance Matters.

(a)    None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective officers and employees are required to be registered, licensed or qualified with the SEC or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to any obligation to be so registered, licensed or qualified.

(b)    Neither the Company nor any Subsidiary of the Company serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(c)    Neither the Company nor any Subsidiary of the Company is required to be registered, licensed or qualified as an insurance agency or broker.

3.28    Fiduciary Accounts. Each of the Company and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in compliance with applicable law and in accordance with the terms of the governing documents. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.29    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, or condition (financial or otherwise), and the Company hereby disclaims any such other representations or warranties.

(b)    The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (A) as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (a) any other section of this Article IV specifically referenced or cross-referenced and (b) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (B) as disclosed in any Parent Reports filed by Parent since December 31, 2016, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer), Parent hereby represents and warrants to the Company as follows:

4.1    Corporate Organization.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act. Parent has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Parent Articles and Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company. Parent is not in violation of any of the provisions of the Parent Articles or Parent Bylaws.

(b)    Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions, except in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Parent Disclosure Schedules sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. No Parent Subsidiary is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Parent Subsidiary.

4.2    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, 5,000,000 shares of nonvoting common stock, par value $0.01 per share, and 500,000 shares of serial preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding as of the date of this Agreement. As of the date of this Agreement, there are (i) 34,573,376 shares of Parent Common Stock issued and outstanding (which number includes 32,185 shares of Parent Common Stock subject to outstanding awards of restricted Parent Common Stock (together with the shares of Parent nonvoting common stock issued and outstanding described in clause (ii) below, “Parent Restricted Stock Awards”)), (ii) 39,192 shares of Parent nonvoting common stock issued and outstanding, (iii) no shares of Parent Common Stock held in treasury, (iv) 369,435 shares of Parent Common Stock subject to outstanding restricted stock unit awards (“Parent Restricted Stock Unit Awards”) (assuming applicable performance conditions are satisfied at target levels), and (v) no other shares of capital stock or other voting securities or equity interests of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which shareholders of Parent may vote. Other than Parent Restricted Stock Awards and Parent Restricted Stock Unit Awards issued on or prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in Parent, or contracts, commitments, understandings or arrangements by which Parent may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Parent or any of its Subsidiaries is a party with respect to the voting or transfer of the Parent Common Stock, capital stock or other voting or equity securities or ownership interests of Parent.

(b)    Except as set forth on Section 4.2(b) of the Parent Disclosure Schedules, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence or set forth on Section 4.2(b) of the Parent Disclosure Schedules, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Parent Subsidiary, or contracts, commitments, understandings or arrangements by which any Parent Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Parent Subsidiary, or otherwise obligating any Parent Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire an such securities.

4.3    Authority; No Violation.

(a)    Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and Parent as its sole shareholder and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in connection with the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Parent Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent under or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4    Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board and approval of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the FDIC, the DFI, the CDBO and any state banking authorities listed on Section 3.4 of the Company Disclosure Schedules or Section 4.4 of the Parent Disclosure Schedules, and approval of such applications, filings and notices, (c) the filing with the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (d) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA, the certificate of merger with the California Secretary, and the filing of the Bank Merger Articles, (e) if required by the HSR Act, the filing of any notices or other filings under the HSR Act, (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (g) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.

4.5    Reports. Parent and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with DFI and any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each such report, form, correspondence, registration or statement filed with (or furnished to, as applicable) any Regulatory Agency since January 1, 2016, as of the date of its filing (or furnishing, as applicable) complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2016. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January  1, 2016, in each case, which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.6    Financial Statements.

(a)    The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2019, or as expressly contemplated by this Agreement, in each case, which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(c)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as reasonably appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d)    Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by Parent or any of its Subsidiaries) representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Parent Subsidiary or any committee thereof, or to the knowledge of Parent, to any director or officer of Parent or any Parent Subsidiary.

4.7    Broker’s Fees. With the exception of the engagement of Stephens, Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Since December 31, 2018 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

4.9    Legal Proceedings.

(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10    SEC Reports. Parent has previously made available to the Company an accurate and complete copy of each registration statement, prospectus, report, schedule and proxy statement filed with or furnished to the SEC since December 31, 2016, by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”), and no such Parent Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2016, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

4.11    Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with, nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, risk management and controls audit, information technology, customer due diligence, enhanced due diligence, stress testing, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, and all agency or regulatory requirements relating to the origination, sale and servicing of loans. Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Parent, or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not be material to Parent and its Subsidiaries, taken as a whole, since January 1, 2016, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the applicable governing documents and applicable law. None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account. As of the date hereof, the Parent, Parent Bank and each other insured depositary Subsidiary of the Parent is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal regulator) and in the case of the Parent Bank, an “eligible depository institution” (as defined in 12 C.F.R. 303.2(r)) and, as of the date hereof, neither the Parent nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or “eligible depository institution” or that Parent Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

4.12    Certain Contracts.

(a)    Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent nor any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).

(b)    (i) Each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (ii) Parent and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has performed and complied with all obligations required to be performed by it under such Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (iv) neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Parent, and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, of or under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.13    Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or is subject to any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedules, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.14    Reorganization. Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15    Opinion. Prior to the execution of this Agreement, Parent has received an opinion from Stephens, Inc., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.16    Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries or that is provided by Parent or its Subsidiaries or representatives for inclusion in any other application, notification or document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the Securities Act and the rules and regulations thereunder.

4.17    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, or condition (financial or otherwise), and Parent hereby disclaims any such other representations or warranties.

(b)    Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the Company Disclosure Schedules), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships with customers, regulators and other persons, and (c) take no action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2    Company Forbearances. Without limiting the foregoing, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, in the case of each of (i) and (ii), in the ordinary course of business consistent with past practice, incur any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, corporation or other entity;

(b)    (i) adjust, split, combine or reclassify any capital stock or other equity interest;

(ii)    make, declare or pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, or register under the Securities Act any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities (except (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (B) the payment of dividends required in respect of its outstanding trust preferred securities as of the date hereof, and (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company Options outstanding as of the date hereof, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on the date hereof);

(iii)    grant any Company Options or any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any person, corporation or other entity any right to acquire any Company Securities or Company Subsidiary Securities;

(iv)    issue, sell, transfer, dispose of, mortgage, encumber or otherwise permit to become outstanding any shares of capital stock, voting securities or equity interests, or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, except pursuant to the exercise, vesting or settlement of Company Options outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

(d)    except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, corporation or other entity;

(e)    terminate, amend, or waive any provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business consistent with past practice without material changes of terms with respect to the Company and in consultation with Parent, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)    except as required under the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt, amend or terminate any collective bargaining agreement, any Company Benefit Plan or any employee benefit or compensation plan, program, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (except for (A) changes that are required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof and (C) annual increases in salaries to non-executive officer employees in the ordinary course of business consistent with past practice and not to exceed three percent (3%) individually or in the aggregate from the prior year), (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the payment of bonuses based on actual performance in accordance with the terms of the applicable Company Benefit Plans as in effect on the date hereof (true and complete copies of which have been made available to Parent) in the ordinary course of business, consistent with past practice, (iv) grant or accelerate the vesting of any equity or equity-based awards, (v) grant any rights with respect to severance, change in control, retention, or similar compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base salary is greater than $150,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant whose annual base salary would be greater than $150,000;

(g)    settle any claim, suit, action or proceeding, except in the ordinary course of business involving solely monetary remedies in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and which would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(h)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)    amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP as concurred in by its independent auditors;

(m)    (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make or acquire any Loans or extensions of credit outside of the ordinary course of business consistent with past practice and the Company’s lending policies and procedures in effect as of the date of this Agreement or that exceed the Company’s internal lending limits such that the Loan or extension of credit would require approval by the Company’s Directors Loan Committee, unless in the case of this clause (ii) the Company has notified and provided the relevant Loan package to Parent (through Parent’s Chief Executive Officer, Chief Credit Officer or such other representative as may be designated by Parent) and thereafter has consulted with Parent for at least two (2) business days after the relevant Loan package is provided to Parent;

(n)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(o)    make, or commit to make, any capital expenditures in excess of $25,000;

(p)    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(q)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(r)    materially reduce the amount of its insurance coverage;

(s)    amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits; or

(t)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    amend the Parent Articles or Parent Bylaws in a manner that would adversely affect the holders of Company Common Stock disproportionately relative to other holders of Parent Common Stock;

(b)    adjust, split, combine or reclassify any capital stock of Parent;

(c)    take any action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Parent’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis;

(d)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Parent and the Company shall promptly prepare and file with the SEC the Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Parent in connection with any of the foregoing.

(b)    The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within thirty (30) business days after the date of this Agreement, unless a later date is requested or suggested by the relevant regulator) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, subject to applicable law. In addition, the parties agree to cooperate with each other to make necessary applications, filings or notices such that the Company Bank’s membership in the Federal Reserve Bank of San Francisco and the Federal Home Loan Bank of San Francisco can be terminated as soon as reasonably practicable after the Effective Time.

(c)    Each of Parent and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstances shall Parent or any of its Subsidiaries be required, and the Company and its Subsidiaries shall not be permitted (without Parent’s written consent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to, Parent, the Surviving Corporation or their Subsidiaries, or have a material and adverse effect on Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (in each case, measured on a scale relative to the Company and its Subsidiaries, taken as a whole), after giving effect to the Merger (any of the foregoing, a “Materially Burdensome Regulatory Condition”).

(d)    Parent and the Company shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.

(e)    Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any

Requisite Regulatory Approval will not be obtained, or will be obtained subject to a Materially Burdensome Regulatory Condition, or that the receipt of any such approval will be materially delayed.

6.2    Access to Information; Confidentiality.

(a)    Without limiting Parent’s rights pursuant to Section 6.20(d), upon reasonable notice and subject to applicable laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws (other than reports or documents which Parent or the Company, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the nondisclosure agreement, dated September 28, 2018, between Parent and the Company (the “Confidentiality Agreement”).

(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Shareholder Approval.

(a)    The Company shall call a meeting of its shareholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before a meeting of shareholders to approve a merger agreement or the transactions contemplated thereby, and the Company shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable. The Company and its Board of Directors shall use their reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”), and shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Parent the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly, finally and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case within ten (10) business days after such Acquisition Proposal is made public or any request by Parent to do so (which request may be made once per Acquisition Proposal, and any material change thereto) (or such fewer number of days as remains prior to Company Meeting), or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(b)    Notwithstanding anything in this Agreement to the contrary, prior to the time the Requisite Company Vote is obtained, the Board of Directors of the Company may make a Recommendation Change if and only if (i) the Company and its Subsidiaries and Representatives have complied with their obligations under Section 6.12, (ii) an unsolicited bona fide written Acquisition Proposal is made to the Company after the date of this Agreement by a third party, and such Acquisition Proposal is not withdrawn, (iii) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iv) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel) that failure to make a Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, (v) prior to effecting the Recommendation Change, three (3) business days shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Acquisition Proposal that is the basis of the Recommendation Change (it being understood that any amendment or change to any material term of such Acquisition Proposal shall require a new notice and the provisions of this Section 6.3(b) shall apply anew), (vi) during such three (3) business day period, the Company has considered, and engaged in good-faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent and (vii) the Board of Directors of the Company, following such three (3) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent and delivered to the Company in writing) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to make a Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

(c)    The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote; provided, that no such adjournment or postponement shall delay the Company Meeting by more than ten (10) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Termination Date. Except as described in the preceding sentence, the Company shall not adjourn or postpone the Company Meeting without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)    Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms (i) the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the approval of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations, and (ii) the Company shall not submit to the vote of its shareholders any Acquisition Proposal or any transaction contemplated thereby.

6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is advisable or required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5    Stock Exchange Listing. Parent shall file with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration prior to the Effective Time and shall use its reasonable best efforts to cause such shares of Parent Common Stock to be listed on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6    Employee Benefit Plans.

(a)    During the period commencing at the Effective Time and ending on the first (1st) anniversary thereof, Parent shall provide, or cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries immediately following the Effective Time (collectively, the “Continuing Employees”), while employed by Parent and its Subsidiaries after the Effective Time, employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided, that Parent may satisfy its obligation under Section 6.6(a) by providing such Continuing Employees with employee benefits that are substantially comparable in the aggregate to the employee benefits provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time until such time as such Continuing Employees commence participation in the applicable employee benefit plans of Parent and its Subsidiaries. Parent shall honor all change-in-control or severance agreements set forth in Section 6.6(a) of the Company Disclosure Schedules in accordance with their respective terms. In addition, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Closing Date and who is not party to an individual change-in-control or severance agreement, severance benefits equal to two (2) weeks of salary per full year of service to the Company, its Subsidiaries and the Surviving Corporation, cumulatively, with minimum severance benefits of four (4) weeks of salary and maximum severance benefits of twenty-six (26) weeks of salary; provided further, that Parent agrees that each employee of the Company and its Subsidiaries who is an employee at the Closing Date but is not a Continuing Employee shall be entitled to severance benefits equal to two (2) weeks of salary per full year of service to the Company and its Subsidiaries, with minimum severance benefits of four (4) weeks of salary and maximum severance benefits of twenty-six (26) weeks of salary.

(b)    Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Continuing Employees are eligible to participate following the Effective Time (collectively, the “Parent Plans”) to recognize and provide credit for the service of each Continuing Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Effective Time for purposes of eligibility, vesting and level of benefits under such Parent Plans; provided that such recognition of and credit for service shall not (i) apply for purposes of any Parent Plan that is a defined benefit retirement plan or any Parent Plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive recognition or credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Parent Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate during the plan year in which the Closing occurs, Parent shall use commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time. Parent and its Subsidiaries, as applicable, shall assume and honor, under the sick leave and vacation or paid time off (“PTO”) policies of the Company and its Subsidiaries as set forth on Section 6.6(b) of the Company Disclosure Schedules, the accrued but unused sick leave and vacation time or PTO of the Continuing Employees prior to the Effective Time.

(c)    If requested by Parent at least fifteen (15) days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company or any of its Subsidiaries or any 401(k) plan which is sponsored by a third party and in which the Company’s or Subsidiaries’ employees participate (each, a “Company 401(k) Plan”), to be terminated (or, as applicable, the participation and contribution obligations of the Company and its Subsidiaries to be terminated) effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing. With respect to each Company 401(k) Plan or, as applicable, the participation and contribution obligations of a Company, to be terminated, (i) the Company shall provide Parent with evidence of such termination (the form and substance of which shall be subject to reasonable review and approval by Parent) not later than two (2) days immediately preceding the Closing Date and (ii) Parent shall permit (and, to the extent necessary, shall amend Parent’s existing 401(k) Plan(s) to permit) the Continuing Employees who are participants in such Company 401(k) Plan and then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans but excluding any shares of Parent Common Stock) in cash or notes (in the case of loans) in an amount equal to the full account balance distributed to any such Company Employee from the Company 401(k) Plan(s) to Parent’s existing 401(k) plan(s).

(d)    Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause or notice. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, Parent Plan or any other employee benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, Parent Plan or any other employee benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, including any current or former employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    For a period of six (6) years from and after the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation shall indemnify and hold harmless, to the extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles and the Company Bylaws, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(a) of the Company Disclosure Schedules (and shall also advance expenses as incurred to the extent provided under the Company Articles and Company Bylaws (or such agreements listed in Section 6.7(a) of the Company Disclosure Schedules) as in effect as of the date of this Agreement), each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium not exceeding the Premium Cap. In lieu of the foregoing, Parent or the Company, in consultation with, but only upon the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), may (and at the request of Parent, the Company shall) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy providing equivalent coverage to that described in the preceding sentence, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8    Additional Agreements. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be required or reasonably requested by Parent or the Company.

6.9    Advice of Changes. Parent and the Company shall each promptly advise the other party of any fact, effect, change, event, circumstance, condition, occurrence or development that (i) has had or is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on it or (ii) would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10    Shareholder Litigation. The Company shall give Parent prompt notice of any shareholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement and shall give Parent an opportunity to participate in the defense or settlement of any such litigation. The Company shall give Parent the right to review and comment on all filings or responses to be made by the

Company in connection with any such litigation, and the Company will in good faith take such comments into account, and no settlement of any such shareholder litigation shall be offered or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.11    Governance Matters.

(a)    The directors of Parent at the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until their successors are duly elected or appointed.

(b)    The officers of Parent at the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time until their successors are duly elected or appointed, together with such additional persons as may thereafter be elected or appointed.

6.12    Acquisition Proposals. Except as expressly permitted by this Section 6.12, the Company agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors, financing sources, investment bankers, attorneys and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) disclose or provide any confidential or nonpublic information to, have or participate in any discussions with or otherwise cooperate in any way with, any person in connection with or relating to any Acquisition Proposal (including by affording access to the personnel, properties, books, records or assets of the Company or its Subsidiaries) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote and subject to compliance with this Section 6.12, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.12, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if and only if its Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and that the failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided, further, that prior to providing any confidential or nonpublic information permitted to be provided pursuant to the foregoing proviso or participating in such negotiations or discussions, the Company shall have given Parent at least five (5) business days’ prior written notice and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company shall provide Parent with a copy of any confidential or nonpublic information provided to any person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such person (to the extent not previously provided). The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal and will request the return or destruction of any information provided to any such person in connection therewith. The Company will promptly (and within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and will provide Parent an unredacted copy of such Acquisition Proposal and any draft agreements, proposals or other materials or correspondence received in connection with such inquiry or Acquisition Proposal, and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal (including providing an unredacted copy of such amended or revised Acquisition Proposal and any further or revised draft agreements, proposals or other materials or correspondence received in connection with such inquiry or Acquisition Proposal). The Company shall enforce any existing confidentiality agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and will not release any third party from, or waive any provisions of, any such agreements. As used in this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries or ten percent (10%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer), exchange offer or other acquisition of equity or voting securities that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries. As used in this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, all or substantially all of the consolidated assets of the Company and its Subsidiaries or all of the outstanding shares of Company Common Stock, and which the Board of Directors of the Company has in good faith determined (after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent) and all legal, financial, timing, regulatory and other aspects of such Acquisition Proposal and the person making the proposal), to be more favorable, from a financial point of view, to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably likely to be consummated on a timely basis on the terms proposed.

6.13    Public Announcements. The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent and the Company. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.

6.14    Change of Method. Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I), and the Company agrees to enter into such amendments to this Agreement as Parent may reasonably request to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to either party or its shareholders or (iii) impede or materially delay the consummation of the transactions contemplated by this Agreement or the receipt of the Requisite Regulatory Approvals.

6.15    Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, unless this Agreement has been validly terminated in accordance with Section 8.1, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or to agree to any change that would adversely affect the Tax treatment of the Merger with respect to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to the Company’s shareholders for approval.

6.16    Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17    Junior Subordinated Debt Securities. The Company will reasonably cooperate with Parent to permit Parent, at the Effective Time of the Merger, to expressly assume the obligations of the Company under the indenture, as amended by the First Supplemental Indenture dated May 2, 2014, pursuant to which Mission Oaks Bancorp, which was acquired by the Company, issued its Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2036 (the “Debt Securities”) and the related guarantee agreements and, in connection therewith, the parties shall cooperate and execute (i) supplemental indentures to the applicable indenture trustees, in such form as such trustee shall reasonably require, and (ii) such other documents and instruments as the applicable trustee shall reasonably require to evidence or effectuate the assumption of the obligations of the Company under such indenture and guarantee agreements.

6.18    Landlord Consents. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent, or to cause Company Bank to obtain and deliver to Parent, at or prior to the Closing, a consent to assignment of lease from the lessor with respect to all real estate leased by the Company or the Company Bank to the extent required by the applicable lease (“Landlord Consents”).

6.19    Contract Consents. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent, or to cause Company Bank to obtain and deliver to Parent, at or prior to the Closing, a consent of the counterparties to the contracts set forth in Section 6.19 of the Company Disclosure Schedules, to the extent required by the applicable contract (“Contract Consents”).

6.20    Adjusted Tangible Common Equity Determination.

(a)    For purposes of this Agreement, “Adjusted Tangible Common Equity” means an amount equal to, as of the Tangible Equity Measuring Date, the result of the following formula, which shall be set forth in the Final Closing Statement: (i) the consolidated common shareholders’ equity of the Company; minus (ii)(A) any declared but unpaid dividends, (B) the value of the intangible assets of the Company, and (C) accumulated other comprehensive income; plus (iii)(A) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company for services rendered in connection with the transactions contemplated by this Agreement, (B) any employee retention, severance or change in control payments or expenses consistent with the terms of this Agreement, including any accelerated payments under any supplemental executive retirement agreement, (C) any payment made or expense accrued for the purchase of a directors’ and officers’ liability insurance policy pursuant to Section 6.7(b) to the extent such amount does not exceed the Premium Cap, and (D) any termination fees or other expenses incurred in connection with the termination of any contract which is to be terminated as a result of the consummation of the transactions contemplated by this Agreement, in each case of clauses (iii)(A) – (iii)(D) specifically incurred or accrued by the Company in connection with the transactions contemplated by this Agreement, and in each case, paid by the Company or payable by the Company prior to the Effective Time to the extent reflected as accrued liabilities in the Final Closing Statement, on a tax-adjusted basis. Section 6.20(a) of the Company Disclosure Schedules sets forth an example interim closing statement (the “Interim Closing Statement”), which shall serve as a form for all Interim Closing Statements and the Final Closing Statement.

(b)    Not later than five (5) days after each month-end during the period from the date of this Agreement until the Final Closing Statement is delivered to Parent, the Company shall, in consultation with Parent and consistent with past practice, prepare in good faith and deliver to Parent (i) the Company’s consolidated financial statements presenting (x) the financial condition of the Company and its Subsidiaries on a consolidated basis as of the close of business on the last day of such month-end and (y) the Company’s and its Subsidiaries’ consolidated results of operations for the period from January 1, 2019 through the close of business on the last day of such month-end. Each of the foregoing shall have been prepared in accordance with GAAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments and shall also reflect accruals for all Transaction Costs or other liabilities incurred or expected to be incurred at any time at or prior to the Closing, including in connection with the transactions contemplated by this Agreement (whether or not doing so is in accordance with GAAP).

(c)    Not later than five (5) days after the end of the month preceding the month that includes the Anticipated Closing Date, the Company shall, in consultation with Parent, prepare in good faith and deliver to Parent an updated Interim Closing Statement as of and through the close of business on the last day of the month-end immediately preceding the Anticipated Closing Date (such statement as it may be adjusted in accordance with Section 6.20(f), the “Final Closing Statement”); provided, however, that if the Anticipated Closing Date is in the first eight (8) days of a calendar month, then the Final Closing Statement shall be prepared as of the month-end of the second (2nd) month preceding the Anticipated Closing Date (e.g., if the Anticipated Closing Date is on November 1, then the Final Closing Statement shall be prepared as of and through September 30) (the date which the Final Closing Statement is as of and through, the “Tangible Equity Measuring Date”). Such Final Closing Statement shall be prepared in a manner consistent with the Interim Closing Statement, and for the avoidance of doubt, shall set forth Adjusted Tangible Common Equity as of the Tangible Equity Measuring Date. The Company shall also deliver to Parent a certificate of the Company’s chief financial officer, dated as of the Closing Date, to the effect that the financial statements set forth in the Final Closing Statement continue to reflect accurately, as of the Closing Date, the financial condition of the Company and its Subsidiaries in all material respects and meet the requirements of this Section 6.20(c). For purposes of this Agreement, “Anticipated Closing Date” means the date on which the Closing is expected to occur based on the provisions of Section 1.2, as reasonably agreed in good faith and confirmed in writing by Parent and Company as promptly as practicable.

(d)    Parent shall have the right to review, and shall have reasonable access to, all relevant books and records, work papers, schedules, memoranda and other documents prepared by the Company or its Subsidiaries or its and their respective accountants in connection with the Company’s preparation of the Final Closing Statement, as well as to executive, finance and accounting personnel of the Company and its Subsidiaries and any other information which Parent may reasonably request in connection with its review of the Final Closing Statement. The Company will, and will cause its Subsidiaries and its and their accountants and other representatives to, cooperate with and assist Parent and its accountants and other representatives in the review of the Final Closing Statement.

(e)    In the event Parent disputes the Final Closing Statement (including Adjusted Tangible Common Equity set forth therein), Parent shall, no later than the later of (i) three (3) days after receiving the Final Closing Statement and (ii) two (2) days prior to the Anticipated Closing Date, give the Company written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Parent disagrees and, based on the information at its disposal, specifying Parent’s proposed calculation of Adjusted Tangible Common Equity. If Parent does not timely deliver an Objection Notice prior to the date specified in the previous sentence, Adjusted Tangible Common Equity set forth in the Final Closing Statement delivered by the Company shall be utilized for purposes of the closing condition pursuant to Section 7.2(i) and shall be final and binding on all the parties. Any items or amounts set forth in the Final Closing Statement as to which Parent does not disagree in the Objection Notice shall be final and binding on all the parties.

(f)    If Parent timely delivers an Objection Notice, Parent and the Company shall cooperate in good faith to resolve such dispute, and if resolved, the Final Closing Statement and Adjusted Tangible Common Equity as determined by Parent and the Company in writing shall be utilized for purposes of the closing condition pursuant to Section 7.2(i) and shall be final and binding on all the parties. If Parent and the Company cannot resolve the dispute within five (5) days after the date of the Objection Notice (the “Negotiation Period”), Parent and the Company shall appoint a mutually acceptable independent accounting firm of national or regional reputation (the “Independent Accounting Firm”) to promptly review this Agreement and the disputed items in the Objection Notice and arbitrate the dispute and determine the Final Closing Statement and Adjusted Tangible Common Equity. The Independent Accounting Firm shall be given reasonable access to all records, work papers, schedules, memoranda and other documents relevant to such dispute. The Independent Accounting Firm shall be limited to addressing only the particular disputes referred to in the Objection Notice that have not been resolved by Parent and the Company and shall determine such disputed amounts, the Final Closing Statement, and Adjusted Tangible Common Equity in accordance with the provisions of this Agreement. Upon reaching its determination of the Final Closing Statement and Adjusted Tangible Common Equity based on its determination of the disputed items, the Independent Accounting Firm shall deliver a copy of its calculation of the Final Closing Statement and Adjusted Tangible Common Equity to Parent and the Company. The determination of the Independent Accounting Firm shall be made within twenty (20) days after its engagement (which engagement shall be made no later than five (5) days after the end of the Negotiation Period) and shall be final and binding on all the parties. No party or its affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Independent Accounting Firm as to the determination of the Final Closing Statement and Adjusted Tangible Common Equity. The aggregate fees, expenses and costs of the Independent Accounting Firm shall be borne (i) by Parent, if the difference, in absolute value terms, between Adjusted Tangible Common Equity as finally determined and Adjusted Tangible Common Equity set forth in the Objection Notice is greater than the difference, in absolute value terms, between Adjusted Tangible Common Equity as finally determined and Adjusted Tangible Common Equity set forth in the Final Closing Statement as delivered by the Company to Parent and (ii) otherwise by the Company, in the form of a reduction to Adjusted Tangible Common Equity for purposes of the closing condition pursuant to Section 7.2(i). For the avoidance of doubt, the dispute resolution process contemplated by Section 6.20(e) and Section 6.20(f) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of Adjusted Tangible Common Equity as of the Tangible Equity Measuring Date, regardless of the date on which the Independent Accounting Firm delivers its calculation.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver (subject to applicable law) by Parent and the Company, at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. This Agreement shall have been approved by the shareholders of the Company by the Requisite Company Vote.

(b)    NASDAQ Listing. Parent shall have filed with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and the NASDAQ shall not have objected to the listing of such shares of Parent Common Stock.

(c)    Regulatory Approvals. All regulatory authorizations, consents, orders or approvals required to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) from the Federal Reserve Board, the FDIC, the DFI, the CDBO and, if required by the HSR Act, under the HSR Act, and any other authorizations, consents, orders or approvals from Governmental Entities required to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired or been terminated (such authorizations, consents, orders or approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and in the case of the obligation of Parent to effect the Merger, no such Requisite Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.

(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(f)    Finally Determined Adjusted Tangible Common Equity. Adjusted Tangible Common Equity shall have been finally determined pursuant to Section 6.20.

7.2    Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver (subject to applicable law) by Parent, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2, 3.3(a), 3.7, 3.8(a) and 3.23 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2, such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of the Company set forth in Section 3.1 (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b)    Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)    Federal Tax Opinion. Parent shall have received the opinion of Davis Wright Tremaine LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d)    Dissenting Shares. Holders of not more than ten percent (10%) of the outstanding shares of Company Common Stock shall have exercised their dissenters’ rights pursuant to Chapter 13 of the California Code.

(e)    Performance of Voting Agreement Obligations. Parent shall have received Voting Agreements executed and delivered by certain directors, officers, and shareholders of the Company as contemplated by the recitals, each of which shall remain in full force and effect.

(f)    Community Reinvestment Act Rating. Company Bank shall have at least a “satisfactory” rating under the Community Reinvestment Act as of the Closing Date.

(g)    Consents. The Company shall have delivered the Landlord Consents as required by Section 6.18, the Contract Consents required by Section 6.19, and any other required consents listed in the Company Disclosure Schedules and any consents of the type required to be identified in the Company Disclosure Schedules, but were not so identified as of the date of this Agreement, except where the failure to obtain such consents would not materially adversely affect the economic business or benefits to the Parent of the transactions contemplated by this Agreement in the reasonable judgment of the Parent.

(h)    Assumption of Debt Securities. the Company shall have taken all actions necessary to permit Parent to assume the Debt Securities as contemplated by Section 6.17 and at the Effective Time of the Merger, (i) Parent, shall be able to assume the Debt Securities such that no principal amount shall be accelerated or otherwise due and payable by Parent thereunder, (ii) no uncured event of default under the Debt Securities shall exist; (iii) No events or circumstances that could reasonably give rise to an event of default under the terms of the Debt Securities shall have occurred or exist; and (iv) all consents, approvals and authorizations required to be obtained prior to the Effective Time from any trustees or holders of the Debt Securities in connection with the consummation of the Merger, or the Bank Merger or the other transactions contemplated hereby by the Company or Parent shall have been obtained and shall remain in full force and effect, such that the Surviving Corporation’s assumption of the Debt Securities will not give rise to an event of default under the terms of the Debt Securities or would otherwise accelerate the obligation to repay the interest or principal amounts outstanding under the Debt Securities.

(i)    Adjusted Tangible Common Equity. The Adjusted Tangible Common Equity of the Company shall be not less than $50,300,000 as of the Tangible Equity Measuring Date. In the event that the Tangible Equity Measuring Date occurs after September 30, 2019, the Adjusted Tangible Common Equity threshold amount of $50,300,000 will be increased by an amount equal to the product of (x) $13,000, multiplied by, (y) the number of calendar days between October 1, 2019 and the Adjusted Tangible Equity Measuring Date.

7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (subject to applicable law) by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2, 4.3(a), 4.7, 4.8(a) and 4.15 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2, such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Parent set forth in Section 4.1 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b)    Performance of Obligations of Parent. Parent shall have performed and complied with in all material respects the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c)    Federal Tax Opinion. The Company shall have received the opinion of Katten Muchin Rosenman LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger or any of the other transactions contemplated by this Agreement and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction, decree, or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, or any of the other transactions contemplated by this Agreement;

(c)    by either Parent or the Company, if the Merger shall not have been consummated on or before March 31, 2020 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the obligations, covenants and agreements of such party set forth herein;

(d)    by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein), if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)    by the Company if (i) the Company shall have complied in all material respects with its obligations under Section 6.3 (including with respect to any requested adjournment or postponement requested under Section 6.3(c)) and Section 6.12, (ii) the Company Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained and (iii) prior to the Company Meeting, the Company shall have received a Superior Proposal which did not result from a breach of Section 6.3 or Section 6.12 and the Board of Directors of the Company shall have determined to enter into a definitive agreement providing for such Superior Proposal upon termination of this Agreement in accordance with this Section 8.1(e) and shall have entered into such agreement concurrently with such termination; provided, that (x) following such Company Meeting (including any postponements or adjournments thereof) and prior to such termination, the Company and the Board of Directors of the Company shall have complied with their respective obligations pursuant to Sections 6.3(b), 6.3(c) and 6.3(d), which shall be deemed to apply to a termination pursuant to this Section 8.1(e) mutatis mutandis (it being understood that references to “Recommendation Change” therein shall, for purposes of this clause (x), be deemed to be references to a termination pursuant to this Section 8.1(e)) and (y) concurrently with and as a condition to the effectiveness of such termination the Company shall pay Parent the Termination Fee pursuant to Section 8.2(d);

(f)    by Parent if the Company Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained;

(g)    by Parent, prior to the Requisite Company Vote having been obtained, if the Company or the Board of Directors of the Company shall have (i) made a Recommendation Change or (ii) breached its obligations under Section 6.3 or 6.12 in any material respect; or

(h)    Trading Collar.

(i)    By Company. Provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained herein, including without limitation Sections 6.3 and 6.12, by the Company, by written notice to Parent on the business day immediately following the Determination Date, effective as of the date that is three (3) business days following the date of such written notice, in the event that:

(A) the Parent Average Closing Price is less than $40.64 per share (with a proportionate adjustment in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and

(B)    the quotient of the Parent Average Closing Price divided by the Initial Parent Stock Price is less than the sum of (x) the Index Ratio minus (y) 0.25.

If the Company elects to terminate this Agreement pursuant to this Section 8.1(h)(i) and provides such written notice to Parent, then within two (2) business days following Parent’s receipt of such notice, Parent may elect by written notice to the Company to reinstate the Transaction as contemplated by this Agreement and adjust the Exchange Ratio to equal the quotient (rounded to the nearest ten-thousandth) of $40.64 divided by the Parent Average Closing Price, multiplied by the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(h)). If Parent makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.1(h)(i) and this Agreement will remain in effect according to its terms (except as the Exchange Ratio and Merger Consideration have been adjusted). An example calculation of the adjustment to the Exchange Ratio in the event both triggers in Sections 8.1(h)(i)(A) and (B) are satisfied is set forth in Exhibit 8.1(h)(i) hereto.

(ii)    By Parent. Provided that the Parent is not then in material breach of any representation, warranty, covenant or agreement contained herein, by the Parent by written notice to the Company on the Business Day immediately following the Determination Date, effective as of the date that is three (3) business days following the date of such written notice, in the event that:

(A) the Parent Average Closing Price and is greater than $67.74 per share (with a proportionate adjustment in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and

(B) the quotient of the Parent Average Closing Price divided by the Initial Parent Stock Price is greater than the sum of (x) the Index Ratio plus (y) 0.25.

If Parent elects to terminate this Agreement pursuant to this Section 8.1(h)(ii) and provides such written notice to the Company, then within two (2) business days following the Company’s receipt of such notice, the Company may elect by written notice to Parent reinstate the Transaction as contemplated by this Agreement and adjust the Exchange Ratio to equal the quotient (rounded to the nearest ten-thousandth) of $67.74 divided by the Parent Average Closing Price, multiplied by the Exchange Ratio. If the Company makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.1(h)(ii) and this Agreement will remain in effect according to its terms (except as the Exchange Ratio and Merger Consideration have been adjusted). An example calculation of the adjustment to the Exchange Ratio in the event both triggers in Sections 8.1(h)(ii)(A) and (B) are satisfied is set forth in Exhibit 8.1(h)(ii) hereto.

For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

“Determination Date” means the fifth (5th) business day immediately prior to the Closing Date.

“Determination Period” means the consecutive period of twenty (20) full trading days immediately preceding (but not including) the Determination Date and ending on the Determination Date.

“Final Index Price” means the average closing price of the NASDAQ Bank Index as reported on the NASDAQ during the Determination Period.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $3,658.62.

“Initial Parent Stock Price” means $54.19 per share.

“Parent Average Closing Price” means the average closing price per share of Parent Common Stock, as reported on the NASDAQ during the Determination Period.

8.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.13 (Public Announcements), Section 8.1 (Termination), this Section 8.2 (Effect of Termination) and Article IX (General Provisions) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b)    In the event that, after the date of this Agreement and prior to the termination of this Agreement, (i) a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of the Company or shall have been made directly to the shareholders of the Company, or any person shall have publicly announced an Acquisition Proposal, with respect to the Company, (ii) thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.1(c) (if the Requisite Company Vote has not theretofore been obtained but all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (B) by Parent (x) pursuant to Section 8.1(d) or (y) pursuant to Section 8.1(f), and (iii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $3,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “ten percent (10%)” shall instead refer to “fifty percent (50%).”

(c)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee within two (2) business days after the date of termination.

(d)    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then the Company shall, concurrently with and as a condition to such termination, pay Parent the Termination Fee by wire transfer of same day funds.

(e)    The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 8.2 when required, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent (including attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2 when required, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to this Section 8.2 constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section. In no event shall the Company be required to pay the Termination Fee more than once.

8.3    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, at any time before or after receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement shall survive the Effective Time, except for those obligations, covenants and agreements contained herein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail or facsimile transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to the Company, to:

AltaPacific Bancorp

4845 Old Redwood Highway

Santa Rosa, CA 95403

Attention:    Charles O. Hall, Chief Executive Officer

E-mail:        chall@apbconnect.com

with a copy (which shall not constitute notice) to:

King, Holmes, Paterno & Soriano, LLP

Avenue of the Stars, 25th Floor

Los Angeles, CA 90067

Attention:    Keith Holmes

Facsimile:    (310) 282-8903

E-mail:         kholmes@khpslaw.com

and

(b)    if to Parent, to:

Banner Corporation

3001 112th Avenue NE, Suite 100

Bellevue, WA 98004

Attention:    Craig Miller

E-mail:        craig.miller@bannerbank.com

with a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP

929 108th Avenue, NE, Suite 1500

Bellevue, WA 98004

Attention:    Ryan J. York, Esq.

Facsimile:    (425) 709-6191

E-mail:         ryanyork@dwt.com

9.4    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.4 of the Company Disclosure Schedules, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.4 of the Parent Disclosure Schedules. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) business day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) business day prior to the date hereof. The Company Disclosure Schedules and the Parent Disclosure Schedules, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.5    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6    Entire Agreement. This Agreement (including the Voting Agreements and the other documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Washington (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.12    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. Section 261.2(c) and as identified in 12 C.F.R. Section 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.13    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a portable document format (“PDF”) data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a PDF data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a PDF data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ALTAPACIFIC BANCORP

By:
Name: Charles O. Hall
Title: Chief Executive Officer

BANNER CORPORATION

By:
Name: Mark J. Grescovich
Title: President & Chief Executive Officer

Annex B

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of July 24, 2019 (the “Effective Date”), is entered into by and between Banner Corporation, a Washington corporation (“Parent”) and the undersigned (the “Shareholder”), a shareholder of AltaPacific Bancorp, a California corporation (the “Company”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent, with Parent as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock, no par value, of the Company (“Common Stock”) (all such shares, the “Existing Shares”);

WHEREAS, the parties to this Agreement believe that the future success and profitability of Parent and its subsidiaries following the Merger, including without limitation, Banner Bank (the “Combined Bank”), requires that the Shareholder be subject to the restrictions set forth herein;

WHEREAS, in connection with the Merger, Parent and Parent Bank will acquire the goodwill of the Company and of AltaPacific Bank, the wholly-owned banking subsidiary of the Company (“Company Bank”), and the Shareholder will, at the Effective Time and on the terms and conditions set forth in the Merger Agreement, convert all shares of capital stock of the Company held beneficially or of record by the Shareholder into the right to receive the Merger Consideration, in a manner that represents a sale of ownership interests within the meaning of Section 16601 of the California Business and Professions Code; and

WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that the Shareholder, in the Shareholder’s capacity as a shareholder of the Company, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement. Without these covenants on the part of the Shareholder and the protections afforded to Parent thereby, Parent would not have entered into this Agreement or the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Agreement:

a.

Competing Business. “Competing Business” means any depository, commercial and/or consumer lending, wealth management or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation) that has a branch office or other office in, or does material business in, the Covered Area; provided, that Competing Business will not include the existing business activities of the Shareholder as set forth on Schedule A hereto.

b.	Covered Area. “Covered Area” means the counties in the State of California in which the Company Bank has commercial banking offices as of the date hereof.

c.	Term. “Term” means the period of time beginning on the Closing Date and ending two (2) years after the Closing Date.

d.

Beneficial Ownership. For purposes of this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” will have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

2.

Effectiveness; Termination. This Agreement will be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement will automatically terminate and be null and void and of no effect; provided that (i) this Section 2 and Sections 10 through 15 hereof will survive any such termination and (ii) such termination will not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.

No Solicitation. During the Term, the Shareholder will not, directly or indirectly, (a) solicit, or attempt to solicit, any employees of the Company or any of its subsidiaries, including the Company Bank (or individual who was an employee of the Company or any of its subsidiaries, including the Company Bank, within the year preceding such solicitation) to participate, as an employee or otherwise, in any manner in a Competing Business or to resign or terminate his or her employment with the Company or any of its subsidiaries, including the Company Bank, or (b) solicit or attempt to solicit any customers of the Company or any of their respective subsidiaries, including the Company Bank, who Shareholder is aware is or was as of the Closing Date a customer of the Company or any of its subsidiaries, including the Company Bank, to transfer their business to a Competing Business or to cease conducting business with the Company or any of its subsidiaries, including the Company Bank. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings and electronic communications of any kind. Nothing in this Section 3 will prohibit the Shareholder from hiring an employee of the Company or any of its subsidiaries who responds to a public advertisement or general solicitation disseminated by Shareholder which is not specifically targeted at such employee or targeted at employees of the Company or its Subsidiaries generally.

4.

No Competition. During the Term, the Shareholder will not, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Parent, in each instance, which Parent may withhold or condition in its sole and absolute discretion, own, manage, operate, control or participate in the ownership, management, operation, control of, or consult with or perform services for (whether as principal, agent, employee, employer, investor, consultant, stockholder, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any Competing Business in the Covered Area; provided, however, that Shareholder may invest in the securities of any Person (but without otherwise participating in the activities of such Person) if: (i) such securities are listed or traded on any national or foreign securities exchange; and (ii) Shareholder does not beneficially own (as defined by Rule 13d-3 promulgated under the Exchange Act) in excess of one percent (1.0%) of the outstanding equity of such Person.

5.

Reasonableness of Restrictions. The Shareholder acknowledges and agrees that the covenants set forth above represent only a limited restraint and allow the Shareholder to pursue his or her occupation without unreasonable or unfair restrictions. The Shareholder acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Company, Parent and their respective subsidiaries are engaged in a highly competitive industry; (b) the Shareholder has had unique access to the trade secrets and know-how of the Company, Parent and their respective subsidiaries, including the plans and strategy (and, in particular, the competitive strategy) of the Combined Bank; (c) the Shareholder will receive the benefit of a substantial premium for the Shareholder’s Shares in the Merger, and will have a shared interest with Parent, as a continuing shareholder of Parent, in preserving the benefits to Parent of the Merger for which Parent will have paid good and valuable consideration as contemplated by the Merger Agreement; and (d) this Agreement provides no more protection than is necessary to protect Parent’s interests in the Company’s and its subsidiaries’ goodwill, trade secrets and confidential information. Accordingly, the Shareholder, having had an opportunity to consult with counsel of his or her choosing, acknowledges that the provisions of Section 16600 of the California Business & Professions Code do not prohibit the Shareholder from entering into the restrictive covenants set forth in this Agreement or prohibit Parent or Parent Bank from enforcing this Agreement against the Shareholder.

6.

Voting Agreement. From the date hereof until the earlier of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder will (i) appear at such meeting or otherwise cause all of his or her Existing Shares and all other shares of Common Stock or voting securities over which the Shareholder has acquired beneficial or record ownership after the date hereof and the power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any Company Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in the Shareholder’s capacity as a shareholder and, to the extent the Shareholder serves as a member of the board of directors or as an officer of the Company, nothing in this Agreement will limit or affect any actions or omissions taken by the Shareholder solely in the Shareholder’s capacity as such a director or officer. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights the Shareholder has in such shareholder entity to carry out the intent and purposes of the Shareholder’s support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and will not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and will not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement. The Shareholder has not entered into and agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.

7.

Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that the Shareholder will not, during the Support Period, without the prior written consent of Parent, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (any of the foregoing, a “Transfer”); provided, that the Shareholder may (i) Transfer Shares for estate planning, by the laws of descent or distribution, by operation of law or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two

(2) days’ prior written notice (which will include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder will remain responsible for any breach of this Agreement by such transferee, or (ii) surrender Shares to the Company in connection with the vesting, settlement or exercise of Company Equity Awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Company Options, the exercise price thereon.

8.

Representations of the Shareholder. The Shareholder represents and warrants to Parent as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns and has the power to vote or direct the voting of the Shares; and (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); (f) the Shareholder has read and is familiar with the terms of the Merger Agreement; and (g) as of the date hereof, the Shareholder is the record or beneficial owner of, and has the power to vote or direct the voting of, not less than the number of Shares set forth on Schedule B hereto (the “Minimum Shares”). The Shareholder agrees that the Shareholder will not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this Agreement.

9.

Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is an officer of the Company, with respect to any employment agreement between the Shareholder and the Company or its affiliates. Nothing in this Agreement, express or implied, is intended to or will confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement will not be assigned by operation of law or otherwise and will be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Parent to a majority-owned affiliate or any successor-in-interest of Parent, but no such assignment will relieve Parent of its obligations hereunder.

10.

Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent may be entitled (including monetary damages), Parent will be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither Parent nor any other person or entity will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right the Shareholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.

Governing Law and Enforceability. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of California, without regard to any applicable conflict of law principles. Each of the parties hereto (a) agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of California (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (b) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (c) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (d) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (e) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.

Notice. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, by e-mail or facsimile transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address, e-mail address or facsimile number, as applicable, set forth in Schedule B hereto, or if no such address, e-mail address or facsimile number is provided, then to the address of the Shareholder set forth in the shareholder register of the Company, and if to Parent, in accordance with Section 9.3 of the Merger Agreement.

13.

Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof will be interpreted to be only so broad as is enforceable.

14.

Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.

Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature page follows]

Signed as of the Effective Date:

BANNER CORPORATION	SHAREHOLDER

By:	By:

Name:	Mark J. Grescovich	Name:
Title:	President & Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Existing Business Activities

SCHEDULE B

Name, Address, E-Mail Address and Facsimile Number for Notices

[●]

Minimum Shares

[●]

Annex C

July 24, 2019

Board of Directors

AltaPacific Bancorp

4845 Old Redwood Highway

Santa Rosa, California 95403

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of AltaPacific Bancorp, Santa Rosa, California (“AltaPacific”) of the consideration to be received by AltaPacific in the merger (the “Merger”) of AltaPacific with and into Banner Corporation, Walla Walla, Washington (“Banner”) pursuant to the Agreement and Plan of Merger by and between Banner and AltaPacific (the “Agreement”).

Pursuant to the terms of the Agreement, each share of the common stock, without par value, of AltaPacific issued and outstanding immediately prior to the Effective Time (“AltaPacific Common Stock”), except for the Cancelled Shares and Dissenting Shares, shall be converted into the right to receive, without interest, 0.2712 shares (the “Exchange Ratio”), of the common stock, par value $0.01 per share, of Banner (“Banner Common Stock”) (the “Merger Consideration”). If the average closing price of Banner Common stock during the twenty (20) full trading days immediately preceding (but not including) the Determination Date increases more than 25% or decreases more than 25%, and outperforms or underperforms the Nasdaq Bank Index by 25%, the Exchange Ratio will adjust per Section 8.1(h) of the Agreement. Additionally, AltaPacific is subject to a minimum equity test which is described in Section 7.2(i) of the Agreement. All capitalized items used in this letter shall have the meanings ascribed to them in the Agreement. The terms of the Merger are more fully set forth in the Agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

1.	Reviewed the terms in the draft of the Agreement, dated July 18, 2019;

2.

Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of AltaPacific and Banner, including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

3.	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of AltaPacific furnished to us by AltaPacific;

4.	Reviewed publicly available consensus “street estimates” of Banner earnings for 2019 and 2020 and reviewed publicly available research reports;

Vining-Sparks Community Bank Advisory Group

1601 W. 38th Street ● Suite 207 ● Austin, Texas 78731

(512) 495-9890 ● Fax (512) 495-9894

Member FINRA/SIPC

Board of Directors

AltaPacific Bancorp

July 24, 2019

5.

Held discussions with members of executive and senior management of AltaPacific and Banner concerning the past and current results of operations of AltaPacific and Banner, their respective current financial condition and future prospects;

6.

Reviewed certain aspects of the financial performance of Banner and AltaPacific and compared such financial performance of Banner and AltaPacific, together with stock market data relating to Banner and AltaPacific common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

7.	Reviewed reported market prices and historical trading activity of Banner and AltaPacific common stock and reviewed the Trading Collar for Banner as defined in Section 8.l(h) of the Agreement;

8.

Reviewed the financial terms of merger and acquisition transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we deemed to be relevant;

9.	Reviewed the potential pro forma impact of the Merger; and

10.	Reviewed such other information, financial studies, analyses and investigations, as we considered appropriate under the circumstances.

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the financial and other information that has been provided to us by AltaPacific and Banner, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances. We assumed that the aggregate allowance for loan losses set forth in the financial statements of Banner and AltaPacific is adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of AltaPacific or Banner, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of AltaPacific or Banner, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, it is important to understand that although subsequent developments may affect its opinion, we do not have any obligation to further update, revise, or reaffirm our opinion. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of AltaPacific’s common stock than the Merger.

Vining Sparks IBG, L.P. (“Vining Sparks”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of AltaPacific and will receive a fee for our services, which is payable upon delivery of this opinion.

Vining Sparks’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of AltaPacific common stock in the Merger and does not address AltaPacific’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of AltaPacific, and our opinion does not constitute a recommendation to any director of AltaPacific as to how such director should vote with respect to the Agreement. In rendering this opinion, we

Board of Directors

AltaPacific Bancorp

July 24, 2019

express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of AltaPacific or Banner, or any class of such persons relative to the consideration to be received by the holders of the common stock of AltaPacific in the transaction or with respect to the fairness of any such compensation.

In the two years prior to the issuance of this opinion, Vining Sparks has not provided financial advisory services to AltaPacific. In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with Banner and/or its subsidiary banks for which Vining Sparks was paid commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment. Nothwithstanding the foregoing, we hereby consent to the inclusion and reference to this letter in any proxy statement to be delivered to AltaPacific’s shareholders in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document. This letter is addressed and directed to the Board of Directors of AltaPacific in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. This opinion was approved by the fairness opinion committee of Vining Sparks.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of AltaPacific common stock is fair, from a financial point of view.

Sincerely,

VINING SPARKS IBG, L.P.

Annex D

CALIFORNIA CORPORATIONS CODE §§ 1300-1313

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares ( Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares ( Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Washington Business Corporation Act

Banner is organized under the WBCA which, in general, empowers Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against judgments, amounts paid in settlements, penalties, fines and reasonable expenses, including attorneys’ fees, incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is mandatory with respect to reasonable expenses for a director who is wholly successful on the merits or otherwise in the defending any proceeding. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.

The WBCA also empowers Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, unless the person was adjudged liable to the corporation.

If authorized by the articles of incorporation of a Washington corporation or by a bylaw or resolution adopted by its shareholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Chapter 8, Section 310 (related to certain unlawful distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled.

The WBCA also permits a Washington corporation to purchase and maintain on behalf of such persons insurance against liabilities incurred in such capacities. Banner has obtained a policy of directors’ and officers’ liability insurance.

The WBCA further permits Washington corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the WBCA does not eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating WBCA Chapter 8, Section 310 (related to certain unlawful distributions); or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Banner’s Articles of Incorporation and Bylaws

Banner’s articles of incorporation limit the personal liability of directors to shareholders for monetary damages for conduct as a director except for under the circumstances required to be excepted under Washington law described above.

Banner’s articles of incorporation generally require Banner to indemnify directors, officers, employees and agents to the fullest extent legally possible under the WBCA. In addition, the articles of incorporation require Banner to similarly indemnify any such person who is or was serving at the request of Banner as a director, officer, partner, trustee, employee or agent of another entity. Banner’s articles of incorporation further provide for the advancement of expenses under certain circumstances.

Item 21. Exhibits and Financial Statement Schedules.

2.1	Agreement and Plan of Merger, dated as of July 24, 2019, by and between AltaPacific Bancorp and Banner Corporation (included as Annex A to the proxy statement/prospectus which forms part of this registration statement).

3.1	Amended and Restated Articles of Incorporation of Banner Corporation (incorporated herein by reference to Exhibit 3.1(b) included in Banner Corporation’s Current Report on Form 8-K filed with the SEC on April 29, 2010 (File No. 000-26584)).

3.2	Articles of Amendment of Banner Corporation (incorporated herein by reference to Exhibit 3.1 included in Banner Corporation’s Current Report on Form 8-K filed with the SEC on June 1, 2011 (File No. 000-26584)).

3.3	Articles of Amendment of Banner Corporation (incorporated herein by reference to Exhibit 3.1 included in Banner Corporation’s Current Report on Form 8-K filed with the SEC on March 18, 2015 (File No. 000-26584)).

3.4	Amended and Restated Bylaws of Banner Corporation (incorporated by reference to Exhibit 3.2 included in Banner Corporation’s Current Report on Form 8-K filed with the SEC on December 20, 2016 (File No. 000-26584)).

4.1	Certificate of Banner Corporation’s common stock (incorporated herein by reference to Exhibit 4.0 included in Banner Corporation’s Registration Statement on Form S-1 filed with the SEC on June 12, 1995 (File No. 33-93386)). (P)

4.2	Warrant to purchase shares of Banner Corporation’s common stock, dated November 21, 2008 (incorporated herein by reference to Exhibit 4.2 included in Banner Corporation’s Current Report on Form 8-K filed with the SEC on November 24, 2008 (File No. 000-26584)).

5.1	Opinion of Craig Miller regarding the validity of the securities to be issued.

8.1	Opinion of Katten Muchin Rosenman LLP regarding certain tax matters.*

8.2	Opinion of Davis Wright Tremaine LLP regarding certain tax matters.*

23.1	Consent of Moss Adams LLP in respect of financial statements of Banner Corporation.

23.2	Consent of Craig Miller (included in Exhibit 5.1 hereto).

23.3	Consent of Katten Muchin Rosenman LLP (included in Exhibit 8.1 hereto).*

23.4	Consent of Davis Wright Tremaine LLP (included in Exhibit 8.2 hereto).*

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference.

99.1	Form of AltaPacific Bancorp Proxy Card.

99.2	Consent of Vining Sparks IBG, L.P.

*	To be filed by amendment.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington, on the 28th day of August, 2019.

Banner Corporation

By:	/s/ PETER J. CONNER
Name:	Peter J. Conner
Title:	Executive Vice President and Chief Financial Officer

Power of Attorney

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities indicated on the 28th day of August, 2019. Each of the undersigned directors and/or officers of Banner Corporation, a Washington corporation (the “Company”), hereby constitutes and appoints Mark J. Grescovich and Peter J. Conner, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and to affix his or her seal to and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) a Registration Statement on Form S-4 (or any other appropriate form), and any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act) thereto, with all exhibits and any and all documents required to be filed with respect thereto, relating to the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, par value $0.01 per share, to be issued in connection with the acquisition of AltaPacific Bancorp, Inc., a California corporation, granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of August, 2019:

By:	/s/ MARK J. GRESCOVICH	By:	/s/ PETER J. CONNER
Name:	Mark J. Grescovich	Name:	Peter J. Conner
Title:	President, Chief Executive Officer and Director (Principal Executive Officer)	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By:	/s/ CHERYL R. BISHOP	By:	/s/ CONNIE R. COLLINGSWORTH
Name:	Cheryl R. Bishop	Name:	Connie R. Collingsworth
Title:	Director	Title:	Director

By:	/s/ ROBERTO R. HERENCIA	By:	/s/ DAVID A. KLAUE
Name:	Roberto R. Herencia	Name:	David A. Klaue
Title:	Director	Title:	Director

By:	/s/ JOHN R. LAYMAN	By:	/s/ DAVID I. MATSON
Name:	John R. Layman	Name:	David I. Matson
Title:	Director	Title:	Director

By:	/s/ BRENT A. ORRICO	By:	/s/ KEVIN F. RIORDAN
Name:	Brent A. Orrico	Name:	Kevin F. Riordan
Title:	Director	Title:	Director

By:	/s/ MERLINE SAINTIL	By:	/s/ TERRY SCHWAKOPF
Name:	Merline Saintil	Name:	Terry Schwakopf
Title:	Director	Title:	Director